Exhibit 2.1

AGREEMENT

AND

PLAN OF MERGER

BY AND AMONG

IDI INC.,

FLUENT ACQUISITION I, INC.,

FLUENT ACQUISITION II, LLC,

FLUENT, INC.,

THE SELLERS SET FORTH ON THE SIGNATURE PAGE HERETO

AND

RYAN SCHULKE, AS REPRESENTATIVE OF THE SELLERS

November 16, 2015

i

EXHIBITS:

Exhibit A:	Certificate of Merger
Exhibit B:	Series B Preferred Stock
Exhibit C-1:	SAR Plan Participants and Vested and Unvested SAR Cash Merger Consideration
Exhibit C-2	Success Fee Payment Amounts
Exhibit D:	Form of General Release
Exhibit E:	[Reserved]
Exhibit F:	Form of Employment Agreements
Exhibit G:	[Reserved]
Exhibit H:	Change in Control Severance Agreement Terminations
Exhibit I:	Parent Equity Pool Terms
Exhibit J:	Subsequent Merger Plan
Exhibit K:	Escrow Agreement
Exhibit L:	IDI Stockholders’ Agreement
Exhibit M:	Applicable Accounting Guidelines
Exhibit N:	R&W Policy
Exhibit O:	Series B Preferred Certificate of Designation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 16, 2015, by and among IDI, Inc., a Delaware corporation (“Parent”), Fluent Acquisition I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Fluent Acquisition II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Co”), Fluent, Inc., a Delaware corporation (the “Company”), the sellers of the Company set forth on the signature page hereto (each, a “Seller” and collectively, the “Sellers”), and Ryan Schulke, as the representative of each Seller as more fully described herein (the “Representative”). The Sellers, the Representative, the Company, Parent and Merger Sub are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined, shall have the meaning set forth in Section 10.1.

RECITALS

WHEREAS, the Parties desire to merge Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”);

WHEREAS, promptly following the consummation of the Merger, Parent will cause the Surviving Entity (as defined herein) to consummate the Subsequent Merger (as defined herein) with Merger Co (Merger Co, as the surviving entity in the Subsequent Merger, is hereinafter sometimes referred to as the “Surviving Company”);

WHEREAS, the Surviving Company will assume, as of the effective time of the Subsequent Merger, all of the Surviving Entity’s continuing obligations under this Agreement to be performed after the Subsequent Merger;

WHEREAS, immediately following the Subsequent Merger, the Surviving Company shall change its name to “Fluent, LLC”;

WHEREAS, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s certificate of incorporation and bylaws, the board of directors of the Company has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to a written consent and deemed it advisable and in the best interests of the Company’s stockholders and has directed that this Agreement be submitted to the Company’s stockholders for adoption (the “Company Board Consent”);

WHEREAS, in accordance with the DGCL and the Company’s certificate of incorporation and bylaws, immediately following the approval and adoption of this Agreement and the Merger by the board of directors of the Company, all of the Sellers, which represent the stockholders of the Company that hold in the aggregate 100% of the outstanding Company Common Stock, have approved and adopted this Agreement, the Merger and the transactions contemplated hereby pursuant to a written consent (the “Company Stockholder Consent”);

WHEREAS, in accordance with the DGCL and Merger Sub’s certificate of incorporation and bylaws, the board of directors and the sole stockholder of Merger Sub have approved this Agreement, the Merger and the transactions contemplated hereby pursuant to a written consent (the “Merger Sub Consent”);

WHEREAS, in accordance with the DGCL and Parent’s certificate of incorporation and bylaws, the board of directors of Parent has approved this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated hereby and thereby, including without limitation, the issuance of the Series B Preferred Stock and the underlying Parent Common Stock issuable upon conversion thereof, the filing of the Series B Preferred Certificate of Designation and the approval of certain amendments to the Parent Equity Incentive Plan, and deemed it advisable and in the best interests of Parent’s stockholders and has directed that the issuance of the Series B Preferred Stock and the Parent Common Stock issuable upon the conversion of the Series B Preferred Stock be submitted to Parent’s stockholders for approval (the “Parent Board Consent”);

WHEREAS, in compliance with the DGCL and the rules and regulations of the Eligible Market, a majority-in-interest of the stockholders of Parent has approved (the “Parent Stockholder Consent”) the issuance of the Parent Common Stock issuable upon conversion of the Series B Preferred Stock received by the Sellers as part of the Seller Merger Consideration or by any other party as part of the financing of the Purchase Price obtained in connection herewith and any other matter required to be approved by the stockholders of Parent in connection with the Merger; and

WHEREAS, the Parties intend that the Merger and Subsequent Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-1(c).

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER; MERGER CONSIDERATION; APPOINTMENT OF REPRESENTATIVE

Section 1.1 Merger. Subject to and upon the terms and conditions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity. The Company, as the surviving entity in the Merger, is hereinafter sometimes referred to as the “Surviving Entity.” For the avoidance of doubt, as of the effective time of the Subsequent Merger as provided in the Subsequent Merger Plan, and in accordance with the terms of Section 6.16 of this Agreement, all references to the Surviving Entity herein in respect of any time following the effective time of the Subsequent Merger shall be deemed to be references to the Surviving Company.

Section 1.2 Effective Time. The consummation of the Merger and the other transactions contemplated hereby will take place at 10:00 a.m. (New York City time) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166-4193, as promptly as practicable following, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII hereof (other than, but subject to satisfaction of, the conditions to be satisfied on the Effective Date), or at such other time and place as may be agreed to by the parties hereto; provided, that the Effective Date shall not occur prior to the Outside Date without the prior written consent of Parent. Subject to the provisions of Article VIII and Article IX of this Agreement, the failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement. On the Effective Date, the Company will cause a certificate of merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DGCL to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time” and the date on which this Agreement is executed and the Certificate of Merger is filed, the “Effective Date”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Certificate of Incorporation and By-Laws. The certificate of incorporation and bylaws of Merger Sub in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Entity until amended in accordance with applicable Law.

Section 1.5 Directors. Subject to the IDI Stockholders’ Agreement, from and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Entity.

Section 1.6 Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity.

Section 1.7 Conversion of Securities. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

(a) Company Common Stock Held by the Company. Each share of Company Common Stock that is owned by Merger Sub or the Company (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Merger Sub Shares. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, without any action on the part of Merger Sub or any other Person, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.

(c) Conversion of Company Common Stock; Merger Consideration to Sellers and SAR Plan Participants. All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration (subject to adjustment as set forth in Section 2.2, the “Seller Merger Consideration”):

(i) $100 million (including the Purchase Price Advance), payable in cash; plus

(ii) Signing Cash; plus

(iii) cash equal to fifty percent (50%) of the amount by which the Estimated Net Working Capital is greater than the Target Net Working Capital (if any); minus

(iv) cash equal to fifty percent (50%) of the amount by which the Target Net Working Capital is greater than the Estimated Net Working Capital (if any) minus

(v) Company Indebtedness as of the Effective Time, including without limitation all amounts owing by the Company under the Credit Facilities; minus

(vi) Company Transaction Expenses; minus

(vii) the Indemnity Escrow Amount and the WC Adjustment Escrow Amount; minus

(viii) the Reserve Amount; minus

(ix) the SAR Plan Payment Amount; minus

(x) the Success Fee Payment Amount; plus

(xi) the Closing Shares; minus

(xii) a number of shares of Series B Preferred Stock, which shall be convertible, subject to the provisions of the Series B Preferred Certificate of Designation, into a number of shares of Parent Common Stock having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the amount by which the Target Net Working Capital is greater than the Estimated Net Working Capital (if any); plus

(xiii) a number of shares of Series B Preferred Stock, which shall be convertible, subject to the provisions of the Series B Preferred Certificate of Designation, into a number of shares of Parent Common Stock having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the amount by which the Estimated Net Working Capital is greater than the Target Net Working Capital (if any).

The portion of the Seller Merger Consideration calculated pursuant to Section 1.7(c)(i) through 1.7(c)(x) is herein referred to as the “Cash Consideration.” The aggregate number of shares of Series B Preferred Stock issuable pursuant to Sections 1.7(c)(xi) through 1.7(c)(xiii) is herein referred to as the “Equity Consideration”. The number of shares of Series B Preferred Stock to be received by each Seller on the Effective Date as Equity Consideration assuming the Closing Price is equal to or greater than $6.67 is set forth on Exhibit B attached hereto. Notwithstanding anything to the contrary set forth herein, the Representative may amend Exhibit B hereto on or prior to the Effective Date to reflect the actual number of shares of Series B Preferred Stock issuable as Equity Consideration at the Effective Time if the Closing Price is less than $6.67 per share, and such amended Exhibit B shall supersede Exhibit B as attached hereto on the date hereof for all purposes hereof, including determining whether any representations and warranties with respect thereto are true and correct as of any date.

(d) Delivery of the SAR Plan Payment Amount. The SAR Plan Payment Amount that is attributable to Vested SARs (the “Vested SAR Payment Amount”) shall, pursuant to the SAR Plan and any grant agreement related thereto, and subject to the conditions and limitations thereof and hereof, entitle the holder thereof, in cancellation and settlement thereof, to receive all of such Vested SAR Payment Amount in cash (“Vested SAR Cash Merger Consideration”) at the Effective Time as set forth on Exhibit C-1 attached hereto, which shall be payable by the Surviving Entity or its payroll provider immediately following the Effective Time on the Effective Date. The portion of the SAR Plan Payment Amount that is attributable to Unvested SARs that are subject to acceleration in connection with the transactions contemplated by this Agreement (the “Unvested SAR Payment Amount”) shall, pursuant to the SAR Plan and any grant agreement related thereto, and subject to the conditions and limitations thereof and hereof, entitle the holder thereof, in cancellation and settlement thereof, to receive (A) 50% of such Unvested SAR Payment Amount payable all in cash (“Unvested SAR Cash Merger Consideration”) by the Surviving Entity as soon as practicable following the Effective Time (and in any event not later than one Business Day after the Effective Date) as set forth on Exhibit C-1 attached hereto; and (B) subject to and in accordance with the terms of Section 6.10 of this Agreement, the remaining 50% of such Unvested SAR Payment Amount one year from the Effective Date (the “Year Anniversary Date”) which shall be payable by the Surviving Entity or its payroll provider in the form of consideration, and in accordance with the terms, conditions and limitations, set forth in the SAR Plan (“Delayed Unvested SAR Merger Consideration”), in the amounts set forth on Exhibit C-1 (collectively, the “SAR Merger Consideration”). Notwithstanding anything to the contrary set forth herein, the Representative may amend Exhibit C-1 hereto on or prior to the Effective Date to reflect the actual amounts payable pursuant to the SAR Plan to the extent based on the actual Purchase Price, and such amended Exhibit C-1 shall supersede Exhibit C-1 as attached hereto on the date hereof for all purposes hereof, including determining whether any representations and warranties with respect thereto are true and correct as of any date.

(e) Delivery of Success Fee Payment Amount. The Success Fees payable pursuant to the Success Fee Arrangements (the aggregate amount of such fees, the “Success Fee Payment Amount”), shall be payable in accordance with Section 2.3(c) in the amounts set forth on Exhibit C-2 and in accordance with the terms, conditions and limitations, set forth in each Success Fee Arrangement. Notwithstanding anything to the contrary set forth herein, the Representative may amend Exhibit C-2 hereto on or prior to the Effective Date to reflect the actual amounts payable pursuant to the Success Fee Arrangements to the extent based on the actual Purchase Price, and such amended Exhibit C-2 shall supersede Exhibit C-2 as attached hereto on the date hereof for all purposes hereof, including determining whether any representations and warranties with respect thereto are true and correct as of any date.

(f) Deposit with Escrow Agent. Pursuant to the Escrow Agreement, Parent and the Representative shall on the Effective Date appoint the Escrow Agent to hold the Escrow Amount. On the Effective Date, Parent shall deposit with the Escrow Agent an amount of cash equal to the sum of the Indemnity Escrow Amount and the WC Adjustment Escrow Amount, by wire transfer of immediately available funds, such amount to be held in an Escrow Account as payment of any adjustment to the Cash Consideration pursuant to Section 2.2 and the indemnification obligations of the Sellers set forth in Article VII as provided herein.

(g) Delivery of Reserve Amount. On the Effective Date, Parent shall deliver to the Representative an amount of cash equal to the Reserve Amount, by wire transfer of immediately available funds, such amount to be held and used by the Representative for the benefit of the Sellers as set forth in Section 1.10 of this Agreement and the Representative’s Agreement.

Section 1.8 Purchase Price Advance. On the date hereof, Parent shall make a non-refundable (except as set forth in Section 9.2) payment to the Representative (for the benefit of the Sellers) of $10,000,000 (the “Purchase Price Advance”) by wire transfer of immediately available funds to an account designated by the Representative.

Section 1.9 Required Withholding. Each of Parent and the Surviving Entity shall be entitled, after consultation with the Representative, to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Seller or SAR Plan Participant such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-United States Tax Law or under any other applicable Law or under the SAR Plan. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be paid over to the appropriate Taxing Authority (with copies of the appropriate receipts for such payments provided to the Representative) and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. Notwithstanding the foregoing, except for applicable withholding relating to payments that are treated as wages within the meaning of Code Section 3401(a) or applicable backup withholding relating to payments to which Code Section 3406 applies, no amounts shall be withheld from any Seller to the extent the affidavit under Section 6.20(f) is delivered.

Section 1.10 Appointment of the Representative.

(a) Irrevocable Power of Attorney. Each of the Sellers irrevocably constitutes and appoints Ryan Schulke as the Representative, with full and unqualified power to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the Representative’s Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

(i) to take any and all action on behalf of such Sellers from time to time as the Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and to engage agents and representatives (including accountants and legal counsel to assist in connection therewith, including without limitation the delivery of certificates evidencing the Company Common Stock to Parent on the Effective Date as contemplated hereby);

(ii) to deliver all notices required to be delivered by such Sellers or any of them;

(iii) to receive all notices required to be delivered to such Sellers or any of them;

(iv) to negotiate, execute and deliver any amendments to this Agreement (and the documents contemplated in connection herewith);

(v) to give such orders and instructions as the Representative in his sole discretion shall determine with respect to this Agreement and the transactions contemplated hereby;

(vi) to retain a portion of the Purchase Price for payment of expenses relating to the transactions or the obligations of the Company and its Subsidiaries, the Representative, or any such Seller arising under or in connection with this Agreement or the Representative’s Agreement and maintain the Reserve Amount for a period of time in connection with the payment of such expenses or obligations, and to incur and pay such expenses and obligations out of the Reserve Amount as the Representative deems appropriate in his sole discretion;

(vii) to take all actions necessary to handle and resolve claims by or against Parent for indemnification by such Sellers under this Agreement;

(viii) to take all actions necessary to handle and resolve any adjustment to the Purchase Price pursuant to Section 2.2;

(ix) to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto (which counsel or other professionals may, but need not, be counsel or other professionals engaged by the Company);

(x) to make, acknowledge, verify and file on behalf of any such Seller applications, consents to service of process and such other documents, undertakings or reports as may be required by Law as determined by the Representative in his sole discretion after consultation with counsel; and

(xi) to make, exchange, acknowledge, deliver, amend and terminate all such other contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that the Representative in his sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as could such Sellers if personally present and acting.

Each of such Sellers hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each of such Sellers further agrees not to take any action inconsistent with the terms of this Section 1.10 or with the actions (or decisions not to act) of the Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of the Representative. To the extent of any inconsistency between the actions (or decisions not to act) of the Representative and of any such Seller hereunder, the actions (or decisions not to act) of the Representative shall control. Each of such Sellers further acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative pursuant to this Section 1.10, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by the Representative under this Agreement shall be binding upon all of the Sellers.

(b) Liability of the Representative. The Representative shall not be liable to any Seller for any action taken or omitted by him hereunder or under any other document executed or delivered hereunder, or in connection therewith, except that the Representative shall not be relieved of any liability imposed by law for gross negligence. Each of the Sellers acknowledges and agrees that the Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Representative deems appropriate in such Representative’s sole discretion, and shall indemnify and hold harmless the Representative for all Losses incurred by the Representative in connection with the performance of his duties hereunder or in any way relating to him in his capacity as Representative hereunder, except to the extent that such Losses are the direct result of the Representative’s gross negligence.

(c) Actions of the Representative. Each Seller agrees that Parent shall be entitled to rely on any action taken by the Representative, on behalf of the Sellers pursuant to Section 1.10(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller as fully as if such Person had taken such Authorized Action. Each Seller acknowledges and agrees that any payment made by Parent on behalf of such Seller to the Representative pursuant to this Agreement shall constitute full and complete payment to such Seller and Parent shall have no further liability therefor. No Seller shall bring any suit, claim or proceeding against Parent as a result of any actions or inactions of the Representative.

(d) Death or Disability of the Representative. In the event of the death or permanent disability of the Representative, or his resignation, a successor Representative shall be appointed by a majority vote of the holders of the Company Common Stock outstanding immediately prior to the Effective Time, with each such holder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Common Stock held by such holder immediately prior to the Effective Time.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENT; CLOSING DELIVERABLES

Section 2.1 Estimated Closing Statement. At least three (3) Business Days prior to the Effective Date, the Representative shall prepare and deliver, or cause to be prepared and delivered, to Parent a written statement setting forth (i) the Net Working Capital as of the close of business on the day immediately prior to the date hereof (the “Estimated Net Working Capital”) and (ii) the Signing Cash as of the close of business on the day immediately prior to the date hereof (the “Estimated Signing Cash”), each of which shall be certified by the Representative as his good faith estimations thereof.

Section 2.2 Final Closing Statement; Disputes; Adjustment.

(a) Within sixty (60) days after the Effective Date, Parent shall prepare and deliver to the Representative a statement (the “Signing Date Statement”) calculating and setting forth (i) the Net Working Capital as of the close of business on the day immediately prior to the date hereof, (ii) the Signing Cash and (iii) the Net Adjustment Amount, if any.

(b) If the Representative disputes any amounts as shown on the Signing Date Statement, the Representative shall deliver to Parent within sixty (60) days after receipt of the Signing Date Statement a statement (the “Dispute Notice”) setting forth the Representative’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Dispute Notice is not delivered within such sixty (60) day period, then the Signing Date Statement shall be deemed to be the “Final Signing Date Statement”, and the Net Working Capital, Signing Cash and Net Adjustment Amount as set forth therein shall be final and binding on the Parties and deemed to be the “Final Net Working Capital”, “Final Signing Cash” and “Net Adjustment Amount”, as such terms are used in this Agreement. If the Dispute Notice is delivered within such sixty (60) day period, the Parties shall use reasonable efforts to resolve the differences set forth therein within a period of thirty (30) days after the Representative has given the Dispute Notice. If the Parties resolve such differences, the Signing

Date Statement agreed to by the Parties shall be deemed to be the Final Signing Date Statement, and the Net Working Capital, Signing Cash and Net Adjustment Amount as set forth therein shall be final and binding on the Parties and deemed to be the “Final Net Working Capital”, “Final Signing Cash” and “Net Adjustment Amount”, as such terms are used in this Agreement. If Parent and the Representative do not reach a final resolution on the Signing Date Statement within thirty (30) days after the Representative has given the Dispute Notice, unless Parent and the Representative mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Parent, the Representative and the Neutral Accountant (which Parent and the Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Neutral Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Parent and the Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Parent, the Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Signing Date Statement; and the Neutral Accountant shall be required to resolve the differences between Parent and the Representative and determine the amounts to be set forth on the Signing Date Statement within twenty (20) days after the engagement of the Neutral Accountant based solely on such presentations (i.e. not on independent review) and on the definitions and other terms included herein. The Signing Date Statement determined by the Neutral Accountant shall be deemed to be the Final Signing Date Statement and the Net Working Capital, Signing Cash and Net Adjustment Amount therein shall be deemed to be the “Final Net Working Capital”, “Final Signing Cash” and “Net Adjustment Amount”, as such terms are used in this Agreement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. Nothing in this Section 2.2(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Parent and the Representative regarding the determination of the Final Signing Date Statement; or (ii) resolve any such differences by making an adjustment to the Signing Date Statement that is outside of the range defined by amounts as finally proposed by Parent and the Representative. The fees and expenses of the Neutral Accountant shall be allocated between the Representative (on behalf of the Sellers), on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the Disputed Items submitted to the Neutral Accountant that is unsuccessfully disputed by each such party (as finally determined by the Neutral Accountant) bears to the total amount of such Disputed Items so submitted.

(c) If the Net Adjustment Amount is positive (such positive Net Adjustment Amount, the “Upward Adjustment Amount”), then promptly, but no later than five (5) Business Days after the final determination of such Net Adjustment Amount hereunder (i) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire WC Adjustment Escrow Amount to the Representative (on behalf of the Sellers) by wire transfer of immediately available funds, for further disbursement pursuant to the Representative’s Agreement; and (ii) Parent shall pay the amount of the Upward Adjustment

Amount to the Representative (for the benefit of the Sellers), (x) fifty percent (50%) in the form of cash in immediately available funds by wire transfer to a bank account to be designated by the Representative, for further disbursement pursuant to the Representative’s Agreement, and (y) fifty percent (50%) in the form of a number of shares of Series B Preferred Stock, which shall be convertible, subject to the provisions of the Series B Certificate of Designation, into a number of Conversion Shares having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the Upward Adjustment Amount. Such shares of Series B Preferred Stock shall be delivered to the Representative in the form of certificates in the name of each Seller, in each case representing such Seller’s Pro Rata Share of the number of shares of Series B Preferred Stock to be so issued. Notwithstanding anything in the preceding sentence to the contrary, if the date on which Parent is required to deliver shares of Series B Preferred Stock to the Representative pursuant to this Section 2.2(c) occurs on or after the Conversion Date, Parent shall deliver to the Representative (in lieu of delivering shares of Series B Preferred Stock), Conversion Shares having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the Upward Adjustment Amount, and such Conversion Shares shall be delivered to the Representative in the form of certificates in the name of each Seller, in each case representing such Seller’s Pro Rata Share of the number of Conversion Shares to be so issued.

(d) If the Net Adjustment Amount is negative (the absolute value of such Net Adjustment Amount, the “Downward Adjustment Amount”), then promptly, but no later than five (5) Business Days after the final determination of such Net Adjustment Amount hereunder, the Representative shall cause such Downward Adjustment Amount to be satisfied as follows:

(i) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Parent, by wire transfer of immediately available funds from the WC Adjustment Escrow Amount, an amount equal to 50% of the Downward Adjustment Amount, and to the extent the WC Adjustment Escrow Amount is less than 50% of the Downward Adjustment Amount, the Majority Sellers shall be jointly and severally liable to pay the amount of such shortfall in cash to Parent no later than five (5) Business Days after the final determination of the Net Adjustment Amount hereunder (or Parent in its sole discretion may elect to be paid the amount of such shortfall from any remaining Indemnity Escrow Amount).

(ii) To the extent the WC Adjustment Escrow Amount is greater than 50% of the Downward Adjustment Amount, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Representative (on behalf of the Sellers), for further disbursement pursuant to the Representative’s Agreement, an amount equal to the excess of the WC Adjustment Escrow Amount over 50% of the Downward Adjustment Amount, by wire transfer of immediately available funds to an account designated by the Representative.

(iii) Each Seller shall (and the Representative shall cause each Seller to) surrender to Parent his Pro Rata Share of an aggregate number of shares of Series B Preferred Stock, which shall be convertible, subject to the provisions of the Series B Preferred Certificate of Designation, into a number of shares of Parent Common Stock having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the Downward Adjustment Amount. Notwithstanding anything in the preceding sentence to the contrary, if the date on which the Sellers are required to surrender shares of Series B Preferred Stock to Parent pursuant to this Section 2.2(d)(iii) occurs on or after the Conversion Date, each Seller shall (and the Representative shall cause each Seller to) deliver (in lieu of delivering shares of Series B Preferred Stock), his Pro Rata Share of an aggregate number of Conversion Shares having an aggregate value (based on the Value Per Conversion Share) equal to fifty percent (50%) of the Downward Adjustment Amount.

(e) If the Net Adjustment Amount is $0, there will be no adjustment pursuant to this Section 2.2 to the amount of the Purchase Price as paid on the Effective Date, in which case the Representative and Parent shall promptly, but no later than five (5) Business Days after the final determination of such Net Adjustment Amount hereunder, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the WC Adjustment Escrow Amount to the Representative (on behalf of the Sellers) by wire transfer of immediately available funds to an account designated by the Representative.

(f) Any payments made pursuant to Section 2.2 shall be treated as an adjustment to the Purchase Price by the Parties.

Section 2.3 Parent and Merger Sub Closing Actions and Deliverables. On the Effective Date, Parent and Merger Sub shall:

(a) pay to the Representative, for the benefit of the Sellers and for further distribution to the Sellers in accordance with the Representative’s Agreement, an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by the Representative, equal to the excess of (i) the Cash Consideration over (ii) the Purchase Price Advance; provided, that the Representative may withhold from each Seller’s Pro Rata Share of the Cash Consideration payable to such Seller under the Representative’s Agreement the amount set forth opposite such Seller’s name on Schedule 2.3(a);

(b) pay by wire transfer of immediately available funds to the account of the Company the currently payable cash portion of the SAR Plan Payment Amount (excluding the amounts described in clause (ii) of the definition of “SAR Plan Payment Amount” and amounts described in clause (iii) of said definition attributable to the amounts described in clause (ii) of said definition), which amount shall be distributed to the applicable SAR Plan Participants (excluding the portion of such SAR Plan Payment Amount attributable to the employment Taxes of the Company) through the Surviving Entity’s payroll systems to each SAR Plan Participant in accordance with Exhibit C-1 or, in the case of the Company’s portion of the employment Taxes included in such SAR Plan Payment Amount, remitted to the applicable Taxing Authority, as the case may be;

(c) pay the Success Fee Payment Amount by wire transfer of immediately available funds as follows: (i) with respect to individuals designated as employees of the Company on Exhibit C-2, to the account of the Company, which amount (excluding the portion of such amount attributable to the employment Taxes of the Company) shall be distributed to the applicable recipients thereof (pursuant to and in accordance with the terms, conditions and limitations, set forth in each Success Fee Arrangement and as set forth on Exhibit C-2) through the Surviving Entity’s payroll systems or, in the case of the Company’s portion of any employment Taxes included in the Success Fee Payment Amount, shall be remitted to the applicable Taxing Authority, as the case may be, and (ii) with respect to each other Person listed on Exhibit C-2, to the account designated by the Representative in writing to Parent;

(d) deliver the Reserve Amount to the Representative by wire transfer of immediately available funds;

(e) deliver the Indemnity Escrow Amount and the WC Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds;

(f) deliver the aggregate amount of all Company Indebtedness for borrowed money in accordance with the Payoff Letters;

(g) deliver to the applicable parties, the Company Transaction Expenses as evidenced by full and final invoices;

(h) file the Certificate of Merger with the Secretary of State of the State of Delaware;

(i) file the Series B Preferred Certificate of Designation with the Secretary of State of the State of Delaware and deliver to the Representative a copy of the Series B Preferred Certificate of Designation, certified by the Secretary of the State of Delaware;

(j) deliver to the Representative:

(i) certificates issued in the name of each Seller representing such Seller’s Pro Rata Share of the Equity Consideration;

(ii) from each of Parent and Merger Sub, a certificate dated as of the Effective Date, executed on its behalf by an executive officer, certifying the satisfaction of the conditions specified in Sections 8.1(a);

(iii) a certificate of the secretary of Parent certifying to (A) Parent’s, Merger Sub’s and Merger Co’s organizational documents, (B) the Merger Sub Consent, (C) the Parent Board Consent, (D) the Parent Stockholder Consent, (E) a duly executed written consent of Parent’s compensation committee or a majority of Parent’s independent directors authorizing equity award grants consistent with the terms of Section 6.15 of this Agreement, and (F) the incumbency of the respective officers signing the Transaction Documents on behalf of Parent, Merger Sub and Merger Co;

(iv) a good standing certificate for Parent, Merger Sub and Merger Co certified by the Secretary of State of Delaware, as of a recent date;

(v) the Employment Agreements, each duly executed and delivered by the Surviving Entity;

(vi) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(vii) the IDI Stockholders’ Agreement, duly executed by Parent and the Principal Stockholders identified therein; and

(viii) the Registration Rights Agreement, duly executed by Parent.

Section 2.4 Company, Representative and Seller Closing Actions and Deliverables. On the Effective Date, the Representative, the Sellers and the Company shall deliver to Parent and Merger Sub:

(a) certificates representing all of the issued and outstanding Company Common Stock, free and clear of all Liens, claims, demands and restrictions on transfer (other than any restrictions under applicable federal and state securities Laws), each duly endorsed in blank or with duly executed stock powers attached;

(b) the Payoff Letters, which shall provide for the release of all Liens related to the applicable Company Indebtedness upon making payments hereunder as contemplated by Section 2.3(f);

(c) evidence of the termination and the satisfaction of all Affiliated Obligations except the Surviving Affiliated Obligations;

(d) the general releases, in substantially the form set forth on Exhibit D attached hereto (the “General Release”), duly executed by each Seller and Mr. Dan Barsky;

(e) accredited investor questionnaires executed by each Seller, in customary form to determine the extent to which a Seller is an accredited investor within the meaning of Regulation D promulgated under the Securities Act;

(f) the Employment Agreements in substantially the forms attached as Exhibit F hereto, duly executed and delivered by the Sellers and Daniel Barsky (collectively, the “Employment Agreements”);

(g) the Escrow Agreement, duly executed and delivered by the Representative and the Escrow Agent;

(h) the IDI Stockholders’ Agreement duly executed by the Sellers; and

(i) evidence of termination of the Shareholder’s Agreement of the Company dated March 15, 2011, as amended; and

(j) evidence of termination of the Change in Control Severance Agreement by and between the Company and Mr. Dan Barsky dated July 21, 2015, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Majority Sellers jointly and severally, and each Minority Seller severally (and not jointly), represent and warrant to Parent and Merger Sub that, except as set forth in the Seller Disclosure Letter, the following statements are true and correct.

Section 3.1 Organization and Related Matters.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to have such qualification or authorization could not reasonably be expected to have a Company Material Adverse Effect.

(b) Each direct and indirect Subsidiary of the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect) and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Sellers have caused the Company heretofore to make available complete and correct copies of the articles of organization, bylaws and/or comparable charter documents of each of the Company’s Subsidiaries, as amended to date and as presently in effect, and all minutes of meetings and written consents of the board of directors (or equivalent) and stockholders (or equivalent) of the Company and each of its Subsidiaries dated on or after June 1, 2013. Except as set forth in Section 3.1(b) of the Seller Disclosure Letter, since its inception, none of the Company or any of its Subsidiaries has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

Section 3.2 Authorization and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party, when so executed and delivered, will have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Documents to which the Company is a party, when so executed and delivered, will have been duly and validly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.3 Capitalization.

(a) The Company’s authorized capital consists of 15,000,000 shares of Company Common Stock of which 13,500,000 shares of Company Common Stock are issued and outstanding as of the date hereof and will be issued and outstanding immediately preceding the Effective Time. Section 3.3(a)(i) of the Seller Disclosure Letter sets forth the names of the holders of the issued and outstanding shares of Company Common Stock and the number of shares of each class of capital stock that is held by each such holder on the date hereof and will be held by each such holder immediately preceding the Effective Time. No shares of Company Common Stock are held in treasury. All of the shares of Company Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable. No shares of Company Common Stock have been issued in violation of any preemptive rights or any applicable securities Laws. The Company and its Subsidiaries have no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of their respective capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock or other equity security of the Company or any of its Subsidiaries. Except as set forth in Section 3.3(b), there are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth in Section 3.3(a)(ii) of the Seller Disclosure Letter, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Company Common Stock or capital stock of any Subsidiary of the Company.

(b) Exhibit C-1 attached hereto sets forth the SARs issued and outstanding as of the close of business on the date hereof and identifies them as either Vested SARs or Unvested SARs. The Company has made available to Parent true and complete copies of the SAR Plan and agreement evidencing each outstanding SAR. Each outstanding SAR (i) was granted in compliance with (A) all applicable Laws and (B) the terms and conditions of the SAR Plan pursuant to which it was issued, (ii) had a value equal to or greater than the fair market value of Company Common Stock at the date of such grant and (iii) does not trigger any liability for the holder thereof under Section 409A of the Code.

(c) Except as set forth in Section 3.3(c) of the Seller Disclosure Letter, the Company has no Subsidiaries. The Company is the direct or indirect owner of 100% of the equity interest in each Subsidiary set forth in Section 3.3(c) of the Seller Disclosure Letter. All of the equity interests in each Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable.

Section 3.4 Conflicts; Consents of Third Parties. Except as set forth in Section 3.4 of the Seller Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof will not: (a) conflict with, or result in the breach of, any provision of the organizational or constituent documents of the Company or any of its Subsidiaries; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, (x) any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties or assets are bound, (y) any Governmental Approval of the Company or any of its Subsidiaries; (c) require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default of such Material Contract or Governmental Approval; (d) violate in any material respect any Law or any Order by which the Company or any of its Subsidiaries is bound; or (e) result in the creation of any Lien other than Permitted Liens upon the properties or assets of the Company or any of its Subsidiaries. Except as set forth in Section 3.4 of the Seller Disclosure Letter, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party. No dissenters rights have been or will be exercised by any equity holder of the Company pursuant to the DGCL in connection with the Merger or any other transaction contemplated hereby or any other Transaction Document.

Section 3.5 Financial Statements.

(a) Included in Section 3.5(a) of the Seller Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2014; December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income and retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Balance Sheet”) as at September 30, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine month period then ended (the financial statements set forth in (i) and (ii), including the related notes and schedules thereto (if any), the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP, except, in the case of the unaudited financial statements, for the absence of footnotes and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial condition and results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as at the dates and for the periods reflected thereon. The Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.

(b) The Company and its Subsidiaries make and keep accurate Books and Records in all material respects. To the Knowledge of the Sellers, there has not been any fraud that involved management or other employees who have a material role in the internal controls of the Company or any of its Subsidiaries.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any material Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law or is, individually or in the aggregate, material).

Section 3.7 Absence of Certain Developments. Except as contemplated in this Agreement or set forth in Section 3.7 of the Seller Disclosure Letter, the Company has conducted its business only in the ordinary course of business and since January 1, 2015:

(a) there has not been any Company Material Adverse Effect with respect to the Company or any of its Subsidiaries;

(b) neither the Company nor any of its Subsidiaries has made any declaration or payment of any dividends or distributions on or in respect of any capital stock or other security of the Company or any of its Subsidiaries, or redemption, purchase or acquisition of any capital stock or other security of the Company or any of its Subsidiaries;

(c) there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company or any of its Subsidiaries;

(d) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $50,000 for any single loss or $100,000 in the aggregate for any related losses;

(e) neither the Company nor any of its Subsidiaries has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company or any of its Subsidiaries other than officers or senior managers;

(f) neither the Company nor any of its Subsidiaries has hired employees or engaged independent contractors other than in the ordinary course of business consistent with past practice;

(g) neither the Company nor any of its Subsidiaries has entered into or amended any employment, deferred compensation, severance or similar agreement, other than in connection with hiring an employee or an independent contractor in the ordinary course of business consistent with past practice;

(h) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or relationship with any labor organization;

(i) there has not been any material change by the Company or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any income or other material Tax Return, or any material Tax election made, revoked or terminated by or with respect to the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries has breached any Material Contract;

(k) neither the Company nor any of its Subsidiaries has materially changed its policies and programs with respect to customer credits, coupons, rebates, marketing or promotions;

(l) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person;

(m) neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(n) neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company or any of its Subsidiaries;

(o) neither the Company nor any of its Subsidiaries has entered into or amended any Material Contract or entered into any transaction with any of its Affiliates or any of its or their directors, managers, officers or employees or any of their respective Affiliates or paid any fees or expenses to any Affiliate or any director, manager, officer or employee of the Company or any of its Subsidiaries;

(p) except as disclosed in the Balance Sheet, neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $50,000 individually or $100,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;

(q) neither the Company nor any of its Subsidiaries has entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition or the sales of its services for periods prior to the Closing in each case other than in the ordinary course of business consistent with past practices;

(r) neither the Company nor any of its Subsidiaries has materially changed its policies with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s) neither the Company nor any of its Subsidiaries has amended any of its organizational or constituent documents;

(t) neither the Company nor any of its Subsidiaries has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or the Business;

(u) neither the Company nor any of its Subsidiaries has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incurred any Company Indebtedness, in each case other than in the ordinary course of business consistent with past practices;

(v) neither the Company nor any of its Subsidiaries has (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Company Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller or any Affiliate thereof;

(w) neither the Company nor any of its Subsidiaries has entered into any compromise or settlement of any Proceeding or investigation by any Governmental Body;

(x) neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property other than non-exclusive licenses granted to publishers in the ordinary course of business;

(y) neither the Company nor any of its Subsidiaries has failed to file any material reports or take steps necessary to comply with all Laws applicable to the Business as currently conducted by the Company and its Subsidiaries in all material respects and to maintain, in good standing, all Governmental Approvals applicable to the Business as currently conducted by the Company and its Subsidiaries; and

(z) neither the Company nor any of its Subsidiaries has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.

Section 3.8 Taxes.

(a) Each of the Company and its Subsidiaries have timely filed with the appropriate taxing authorities all income and other material Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Adequate reserves will be established on calculations of Final Net Working Capital to provide for the payment of any Taxes which are not yet due and payable with respect to the Company or any of its Subsidiaries for taxable periods or portions thereof ending on or before the Signing Date. All Taxes of the Company and each Subsidiary accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business of the Company or such Subsidiary. None of the Company or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that have arisen in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(b) The Company and its Subsidiaries have withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax that remains effective.

(d) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Taxing Authority against the Company or any of its Subsidiaries. There has not been, within the past five calendar years, an audit, examination or notice of potential examination of any Tax Returns filed by the Company or any of its Subsidiaries.

(e) There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries regarding Taxes.

(f) Neither the Company nor any of its Subsidiaries has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no Taxing Authority has proposed any such adjustment or change in accounting method; and neither the Company nor any of its Subsidiaries has an application pending with any Taxing Authority requesting permission for any change in accounting method. Neither the Company nor any of its Subsidiaries will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Signing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Signing Date, or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Signing Date.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither the Company nor any of its Subsidiaries has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes (other than pursuant to provisions of contracts entered into in the ordinary course of business that typically include indemnity provisions).

(i) Neither the Company nor any of its Subsidiaries has participated in any listed transaction as contemplated in Treasury Regulations Section 1.6011-4.

(j) Neither the Company nor any of its Subsidiaries is subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has pending ruling requests filed by it or on its behalf with respect to Tax with any Taxing Authority.

(l) The Company is, and has been since its date of formation an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. The Company’s election to be treated as an S corporation was timely filed with the IRS and has not been superseded by any subsequent filing. The IRS has not sent any correspondence to the Company questioning its status as an S corporation. Each Subsidiary is, and has been since its formation or acquisition by the Company or its Affiliate, either (i) a qualified subchapter S subsidiary for which a valid and timely election was made to treat it as such or (ii) a limited liability company that is treated as an entity disregarded as separate from its owner for federal and state income Tax purposes.

(m) Neither the Company nor any Subsidiary has ever been, in the past five (5) years, a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(n) The Company does not have any Subsidiaries that are organized outside of the United States.

(o) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

The representations in Section 3.3(b), Section 3.7(i), Section 3.8, and Section 3.13 shall constitute the sole and exclusive representations and warranties regarding any Tax matter relating to the Company and its Subsidiaries, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of the Company and its Subsidiaries.

Section 3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property or, other than pursuant to a Real Property Lease, any interest in real property.

(b) Section 3.9(b) of the Seller Disclosure Letter sets forth the address of each parcel of real property that is subject to a Real Property Lease (collectively, the “Leased Properties”), and a true and complete list of all Real Property Leases, including in such description on Section 3.9(b) of the Seller Disclosure Letter, the name and date of each Real Property Lease, the parties to each Real Property Lease, the term and expiration date of each Real Property Lease, and the current base rent and percentage rent under each Real Property Lease. Section 3.9(b) of the Seller Disclosure Letter identifies the Real Property Leases where the other party thereto is an Affiliate, or director, manager, officer or employee of the Company or any of its Subsidiaries or any of the Sellers. The Company or its applicable Subsidiary has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of any Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received any notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Company, each of its Subsidiaries and, to the Company’s Knowledge, each other party to a Real Property Lease, is in compliance in all material respects with all obligations of such party thereunder. Neither the Company nor any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. Neither the Company’s nor any of its Subsidiary’s possession and quiet enjoyment of each Leased Property under each Real Property Lease has been disturbed in any material respect and there are no material disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to any Real

Property Lease. The Company or the applicable Subsidiaries have exercised within the time prescribed in each Real Property Lease any option provided therein to extend or renew the term thereof. The Company has delivered to Parent (i) complete and correct copies of the Real Property Leases, and (ii) all title insurance policies and title insurance commitments relating thereto in the possession or control of the Company, any of its Subsidiaries or any Seller.

(c) (i) The Leased Properties are in material compliance with all applicable building, zoning, subdivision, fire, health and safety and other land use Laws, including all parking requirements and the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), (ii) the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws in any material respect, (iii) to the Company’s Knowledge, the buildings, structures, material improvements, equipment, building systems and fixtures located thereon are in good operating condition and repair and free of any material defects, ordinary wear and tear excepted. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation in any material respect of any Real Property Law. There is no pending or, to the Company’s Knowledge, threatened zoning application or proceeding, condemnation, eminent domain or taking proceeding or assessment or collection of taxes, impact fees or special assessments with respect to the Leased Properties. None of the Leased Properties has been affected as a result of any casualty (including without limitation, any material damage caused by fire, explosion, earthquake, flood, drought or windstorm), the occurrence of which would materially impair the value of any particular parcel of Leased Real Property or the manner and extent of the current or contemplated use, occupancy and operation thereof.

(d) The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

Section 3.10 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.10(a) of the Seller Disclosure Letter lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $50,000 relating to personal property used by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the properties of the Company or any of its Subsidiaries are bound. The Company has delivered or otherwise made available to Parent complete and correct copies of such Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Company or its applicable Subsidiary has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no material default under any Personal Property Lease by the Company, any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder, and the Company, each of its Subsidiaries, and to the Company’s Knowledge, each other party thereto is in compliance with all obligations of the Company, such Subsidiary or such other party, as the case may be, thereunder.

(c) Each of the Company and each of its Subsidiaries (and not any Affiliate, director, manager, officer or employee thereof) has good and marketable title to all assets owned by them and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (which include, without limitation, all of the assets reflected in the Balance Sheet), free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the continued conduct of the Business immediately following the Effective Time in substantially the manner now being conducted by the Company and its Subsidiaries. The Company and its Subsidiaries have good and valid title to the database described in Section 3.10(c) of the Company Disclosure Letter and a valid and enforceable right to use the information included within such database.

(d) All tangible personal property owned by the Company and its Subsidiaries, and all of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases, are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.11 Intellectual Property.

(a) The Company and/or its Subsidiaries own, free and clear from all Liens, except for Permitted Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business of the Company and its Subsidiaries. To the Company’s Knowledge, the Intellectual Property owned by the Company and its Subsidiaries (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company and its Subsidiaries comprise all of the Intellectual Property that is used in the conduct of the Business.

(b) Section 3.11(b)(i) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.11(b)(ii) of the Seller Disclosure Letter sets forth a complete and correct list of all material trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.11(b)(i) of the Seller Disclosure Letter. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise in good standing. Section 3.11(b)(iii) of the Seller Disclosure Letter sets forth a complete and correct list of all written licenses and arrangements (other than ordinary course licenses of commercially available Software (including Software provided as a service and non-exclusive licenses granted by the Company and its Subsidiaries in the ordinary course of business), (A) pursuant to which the use by any Person of any material Intellectual Property is permitted by the Company or any of its Subsidiaries or (B) pursuant to which the use by the Company or any of its Subsidiaries of any material Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). To the Company’s Knowledge, the Intellectual Property Licenses are valid, binding and enforceable between the Company or a Subsidiary thereof, as applicable, and the other parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by the Company, any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto. Except as set forth in Section 3.11(b)(iv) of the Seller Disclosure Letter, all Software used by the Company is either owned by the Company or licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not an authorized version or copy.

(c) Except as set forth on Section 3.11(c) of the Seller Disclosure Letter, the Business as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with (i) any Intellectual Property rights (other than patents) of third parties or, (ii) to the Company’s Knowledge, patents of third parties, and the Company has not received any written notice alleging that the Company or the Business as presently conducted is infringing upon, misappropriating, or otherwise violating, any Intellectual Property rights of third parties.

(d) Except as set forth in Section 3.11(d) of the Seller Disclosure Letter, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Company’s Knowledge, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License. Except as set forth in Section 3.11(d) of the Seller Disclosure Letter, to the Company’s Knowledge, no Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating any Intellectual Property owned by or exclusively licensed to the Company.

(e) Except as described in Section 3.11(e)(i) of the Seller Disclosure Letter, all officers, employees, consultants and vendors of the Company and its Subsidiaries and all other Persons involved in the development of any material Owned Intellectual Property, have entered into confidentiality and intellectual property assignment substantially in the form attached as an exhibit in Section 3.11(e)(ii) of the Seller Disclosure Letter.

(f) Section 3.11(f) of the Seller Disclosure Letter lists the status of any Proceedings pending or, to the Company’s Knowledge, threatened before any Governmental Body anywhere in the world related to any of the Owned Intellectual Property. The Company has not taken any action or failed to take any action that could reasonably result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any material Owned Intellectual Property.

(g) Except as set out in Section 3.11(g) of the Seller Disclosure Letter, (i) all technical information of a confidential or proprietary nature, including all source code and other material trade secrets, developed by and belonging to the Company as part of its Business (except to the extent required to register it as disclosed as part of Registered Intellectual Property) has been kept confidential; (ii) no licenses or rights have been granted to a third party to any source code that is part of the Owned Intellectual Property and the Company is not obligated to do so; and (iii) the Company has taken commercially reasonable steps to protect and preserve the confidentiality of all source code and other material trade secrets included in the Intellectual Property used by the Company in the Business.

(h) The computer systems of the Company and its Subsidiaries that are owned or controlled by the Company and its Subsidiaries, including, without limitation, mainframes, minicomputers, personal computers, laptop computers and special purpose systems used by the Company and its Subsidiaries in the Business:

(i) are to the Company’s Knowledge operational and in sufficiently good working order to perform all information technology operations as necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted; and

(ii) have in place commercially reasonable measures designed to protect the Intellectual Property used by the Company and its Subsidiaries, such measures being consistent with generally accepted industry standards.

(i) To the Company’s Knowledge, the Company and its Subsidiaries have not used any Open Source Software in a manner that does, will or would reasonably be expected to, require the (A) disclosure or distribution of any material proprietary Software that is Owned Intellectual Property in source code form, (B) license or other provision on a royalty-free basis of any Owned Intellectual Property or any other material proprietary Software that is Owned Intellectual Property, or (C) grant of any patent license, non-assertion covenant or other rights under any Owned Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Owned Intellectual Property other than non-exclusive licenses granted to contractors and vendors for the sole purpose of performing services for the Company. The Company and its Subsidiaries have complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software.

(j) With respect to all Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have (i) complied in all material respects with the privacy policy or service agreement under which such Personal Data was collected, if applicable and with all applicable Laws governing the collection, sharing, use or security from unauthorized disclosure of such Personal Data, (ii) implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company and its Subsidiaries comply in all material respects with such Laws and that the Company and its Subsidiaries will not collect, fail to secure, share or use such Personal Data in a manner that breaches or violates (A) such Laws, (B) any internal or customer-facing or consumer-facing privacy or data security policy adopted by the Company and its Subsidiaries, or (C) any contractual commitment made by the Company or its Subsidiaries that is applicable to such Personal Data, and (iii) in connection with each third party servicing, outsourcing or similar arrangement, contractually obligated any service provider who has access to Personal Data to (A) comply in all material respects with the Laws described in clause (i) with respect to any Personal Data acquired from or with respect to the Company and its Subsidiaries, (B) take reasonable steps to protect and secure from unauthorized disclosure any Personal Data acquired from or with respect to the Company and its Subsidiaries, and (C) restrict use of any Personal Data acquired from or with respect to the Company to those authorized or required under the servicing, outsourcing or similar arrangement.

(k) Section 3.11(k) of the Seller Disclosure Letter sets out a copy of the Company’s and its Subsidiaries’ current customer-facing or consumer-facing privacy and security policies relating to Personal Data.

(l) To the Company’s Knowledge, no Person has commenced any Proceeding relating to the Company’s and its Subsidiaries’ information privacy or data security practices, including with respect to the access, disclosure or use of Customer Data or Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company or any of its Subsidiaries, or threatened any such Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(m) The Company has established and implemented policies, programs and procedures to protect the confidentiality, integrity and security of Customer Data and Personal Data that are commercially reasonable and not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating a business similar to the Business at a similarly situated company in the Company’s industry, including without limitation administrative, technical and physical safeguards.

(n) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries have, in the past three (3) years, experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any Customer Data or Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company or any of its Subsidiaries.

(o) A privacy statement regarding the collection, retention, use and distribution of the personally identifiable information of individuals visiting the websites of the Company or any of its Subsidiaries is posted and accessible to individuals on the Company’s and its Subsidiaries website. The Privacy Statements currently in use are, and all Privacy Statements previously used by the Company or any of its Subsidiaries were at all times while such Privacy Statements were used or in effect, accurate and consistent in all material respects with the Company’s and its Subsidiaries’ actual practices with respect to the collection, retention, use and disclosure of individuals’ personally identifiable information. With respect to privacy statements previously used by the Company or any of its Subsidiaries, such privacy statements were consistent in all material respects with the privacy statements currently in use. With respect to personally identifiable information collected from individuals pursuant to any privacy statement other than a privacy statement currently in effect, there are no differences between such previous privacy statements and current privacy statements that would materially affect the Company’s or its Subsidiaries’ ability to retain, use or disclose such information in the same manner and to the same extent as it may retain, use and disclose information pursuant to its privacy statements currently in effect.

(p) Neither the Company nor any of its Subsidiaries knowingly collect information from or about, or target, children under the age of thirteen, nor has the Company or any of its Subsidiaries ever knowingly done so.

(q) The Company and its Subsidiaries have described its use of cookies, web beacons and other online tracking technologies, which descriptions are in all material respects accurate and not misleading, in its privacy policy.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Seller Disclosure Letter sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound (the “Material Contracts”) and categorizes such Material Contracts by the types described below: (i) Contracts relating to the employment or engagement of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement; (ii) Contracts between the Company or any of its Subsidiaries or any Affiliates of the Company or any of its Subsidiaries and any director, manager or employee of the Company or any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries; (iii) Contracts with any employee or labor union or association representing any employee; (iv) Contracts relating to capital expenditures in excess of $50,000; (v) Contracts entered into within the last five (5) years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person; (vi) joint venture or partnership agreements, strategic alliance, co-marketing, co-promotion, joint development or other similar arrangements; (vii) Contracts with provisions limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or to conduct business in any geographical area, other than Contracts with advertising agencies, advertisers or publishers that contain customary non-circumvent provisions; (viii) Contracts relating to any Company Indebtedness; (ix) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past practice) or advance to (other than ordinary course travel allowances to the employees of the Company or any of its Subsidiaries or to customers), any Person; (x) Contracts relating to any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person; (xi) Contracts with suppliers involving annual consideration in excess of $200,000 that are not terminable without penalty with less than ten (10) days’ prior notice; (xii) all Intellectual Property Licenses; (xiii) any Personal Property Leases involving annual payment in excess of $50,000; (xiv) Contracts with any Governmental Body; and (xv) Contracts involving consideration in excess of $50,000 (other than any Contracts disclosed on Section 3.12 of the Seller Disclosure Letter pursuant to another subsection of this Section 3.12 and other than advertiser or publisher contracts entered into in the ordinary course of business).

(b) Complete copies of the Material Contracts have previously been furnished to Parent by the Sellers. Neither the Company nor any of its Subsidiaries is in default, and to the Company’s Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any such Material Contract. Each of the Material Contracts is in full force and effect, is a legal, valid and binding agreement of the Company or a Subsidiary, as applicable, in accordance with its terms, except as limited by and subject to the General Enforceability Exceptions. Except as set forth on Section 3.12(b) of the Seller Disclosure Letter, there are no material disputes pending or to the Company’s Knowledge threatened under any Material Contract by any party thereto.

Section 3.13 Employee Benefits.

(a) Section 3.13 of the Seller Disclosure Letter sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee benefit plan or agreement sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Company or any Company ERISA Affiliate (“Employee Benefit Plans”). Neither the Company nor any of its Subsidiaries has any Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13 other than the Employee Benefit Plans set forth on Section 3.13 of the Seller Disclosure Letter.

(b) Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates, nor, any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates, directors, managers, officers or employees nor, any Company ERISA Affiliate, has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption.

(d) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to or made available to Parent: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statement and actuarial valuation, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(e) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Effective Date have been, in all material respects, timely paid or properly accrued on the Balance Sheet and the Books and Records of the Company and its Subsidiaries.

(f) There are no material Proceedings which have been asserted or instituted or, to the Company’s Knowledge, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Company or any of its Subsidiaries, or, to the Company’s Knowledge, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims). To the Company’s Knowledge, no Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(g) Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the Code, and all reporting requirements have been satisfied on a timely basis.

(h) Each Employee Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied in all material respects with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with COBRA obligations rising in connection with the transactions contemplated herein. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of the Company or its predecessors after termination of employment or other service other than the rights that may be provided by Law.

(i) No “prohibited transaction”, within the meaning of ERISA or the Code, or, to the Company’s Knowledge, breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.

(j) Except as set forth in Section 3.13(j) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any service provider; or (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan.

(k) Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder in all material respects. The Company and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

Section 3.14 Labor.

(a) Section 3.14(a) of the Seller Disclosure Letter contains a list of all Persons who are employees, consultants, or contractors of the Company and its Subsidiaries as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, and (v) current commission, bonus or other incentive-based compensation. As of the date hereof, all commissions and bonuses due and payable on or prior to the date hereof to employees, consultants, or contractors of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full.

(b) The Company and its Subsidiaries are not, nor have they ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any employee. There has never been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting the Company, any of its Subsidiaries or any of their employees. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(c) No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(d) There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment or termination of employment of any individual or group by the Company or any of its Subsidiaries.

(e) To the Company’s Knowledge, no executive, key employee, or group of Business Employees currently has threatened to terminate employment with the Company independently of or as a result of this Agreement.

(f) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. There are no material Proceedings pending against the Company or any of its Subsidiaries, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no material internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Company or any of its Subsidiaries that are pending or under investigation.

(g) The Company and its Subsidiaries have complied with the WARN Act in connection with the transactions contemplated hereby; provided that no representation or warranty is made with respect to any action taken after the Effective Time.

(h) To the Company’s Knowledge, all employees of the Company and its Subsidiaries are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No material Proceeding has been filed or commenced against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any employees thereof, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the Company or any of its Subsidiaries to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing.

Section 3.15 Litigation. Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, there is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries (or pending or, to the Company’s Knowledge, threatened against any of the officers, directors or key employees of the Company or any of its Subsidiaries in relation to the Company, any of its Subsidiaries or the Business). Neither the Company nor any of its Subsidiaries has received any written memorandum or legal advice from legal counsel retained by the Company or any of its Subsidiaries to the effect that it is exposed, from a legal standpoint, to any material Liability. Except as set forth on Section 3.15(b) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries has engaged in any legal action to recover monies due it or for damages sustained by it in excess of $50,000. Except as set forth in Section 3.15 of the Seller Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all Orders of any Governmental Body applicable to it.

Section 3.16 Compliance with Laws; Governmental Approvals.

(a) Each of the Company and its Subsidiaries is, and has at all times been, in compliance in all material respects with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. Neither the Company nor any of its Subsidiaries has received notice from any Governmental Body of, and the Company has no Knowledge of, any failure by the Company or any of its Subsidiaries to comply with any Law in any material respect. To the Company’s Knowledge, there is no investigation by a Governmental Body pending or threatened against the Company or any of its Subsidiaries. Each of the Governmental Approvals will remain in full force and effect immediately after the Closing occurs.

(b) The Company holds all Governmental Approvals that are necessary for the operation of its businesses as presently conducted, and the Company is not in default or violation (and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any Governmental Approval to which it is a party. All Governmental Approvals of the Company and its Subsidiaries are valid and have not lapsed or been cancelled, terminated, or withdrawn. No proceedings to modify, suspend, terminate, revoke or otherwise limit any such Governmental Approval are pending or, to the Company’s Knowledge threatened.

Section 3.17 Environmental Matters.

(a) The operations of the Company and its Subsidiaries are currently and have been in compliance in all material respects with all applicable Environmental Laws and all Governmental Approvals issued pursuant to Environmental Laws (“Environmental Permits”).

(b) The Company and its Subsidiaries have obtained and currently maintain all Environmental Permits necessary to operate the Business.

(c) None of the Company or any of its Subsidiaries is or has been the subject of, any written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(d) None of the Company or any of its Subsidiaries has received any communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law.

(e) To the Company’s Knowledge, none of the Company or any of its Subsidiaries has incurred, assumed or undertaken any Liability in connection with any Release or threatened Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site).

(f) To the Company’s Knowledge, there is not located at any of the properties currently or previously owned, leased, occupied or operated by the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos or asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold.

(g) The Sellers have provided to Parent and Merger Sub all environmentally related (i) audits, assessments, studies, reports, analyses, data and results of investigations that have been performed voluntarily, in response to a Governmental Body, internally, or by third parties, (ii) Environmental Permits and the applications therefor and (iii) Orders, consent orders, consent decrees, unresolved notices of violation received from any Governmental Body, all with respect to the currently or previously owned, leased or operated properties of the Company and its Subsidiaries.

Section 3.18 Insurance. Section 3.18 of the Seller Disclosure Letter includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company and its Subsidiaries, complete copies of which policies have previously been delivered to Parent by the Sellers. Subject to the General Enforceability Exceptions, such policies are in full force and effect, all premiums due thereon have been paid and neither the Company nor any of its Subsidiaries is in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business at a similarly situated company in the Company’s industry and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel such insurance policies or intent to increase premiums with respect to such insurance policies. Section 3.18 of the Seller Disclosure Letter also contains a list of all pending claims as of the date hereof and any claims in the past two (2) years with any insurance company providing insurance coverage to the Company or any of its Subsidiaries and any instances of a denial of coverage of the Company or any of its Subsidiaries by any insurance company providing coverage to the Company or any of its Subsidiaries in the last year.

Section 3.19 Receivables; Payables.

(a) The accounts receivable and notes receivable of the Company and its Subsidiaries reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and normal course of business.

(b) All accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith.

Section 3.20 Customers and Suppliers.

(a) Section 3.20(a) of the Seller Disclosure Letter sets forth a complete and correct list of the top twenty (20) customers (each, a “Material Customer”) of the Company and its Subsidiaries, for the most recent fiscal year and the amount of sales to each such customer during such period. Except as set forth in Section 3.20(a) of the Seller Disclosure Letter, since December 31, 2014, no Material Customer has cancelled or otherwise terminated, reduced, or provided notice of its intent to cancel, terminate, or reduce, its relationship with the Company or any of its Subsidiaries nor is there any material dispute therewith.

(b) Section 3.20(b) of the Seller Disclosure Letter sets forth a complete and correct list of the top twenty (20) suppliers (each, a “Material Supplier”) of each of the Company and its Subsidiaries for the most recent fiscal year and the amount of purchases from each such supplier during such period. Except as set forth on Section 3.20(b) of the Seller Disclosure Letter, since December 31, 2014, no Material Supplier has cancelled or otherwise terminated, reduced, or provided notice of its intent to cancel, terminate, or reduce,, its relationship with the Company or any of its Subsidiaries nor is there any material dispute therewith.

Section 3.21 Related Party Transactions.

(a) Except as described in Section 3.21(a) of the Seller Disclosure Letter, since December 31, 2014, neither the Company nor any of its Subsidiaries has loaned or borrowed any amounts to or from, and does not have outstanding any Company Indebtedness or other similar obligations to or from, any Affiliate, director, manager, officer or employee of the Company or any of its Subsidiaries or any Seller, other than advances to employees, directors and officers in the ordinary course and not in excess of $15,000, and which in the aggregate do not exceed $100,000.

(b) Except as described in Section 3.21(b) of the Seller Disclosure Letter, since December 31, 2014, neither the Company nor any of its Subsidiaries nor any Affiliate of any of them nor, to the Company’s Knowledge, any director, manager, officer or employee of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, or (B) a participant in any material transaction to which the Company or any of its Subsidiaries is or has been in the past year a party or (ii) is or has been in the past year a party to, terminated or modified any Contract with the Company or any of its Subsidiaries or engaged in any transaction or business with the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.21(c) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries has any Contract with any officer, director, manager, employee or shareholder of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Company or any of its Subsidiaries.

Section 3.22 Financial Advisors. Except as described in Section 3.22 of the Seller Disclosure Letter, none of the Sellers, the Company or any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.23 Absence of Certain Business Practices. Except as set forth in Section 3.23 of the Seller Disclosure Letter, the Company and its Subsidiaries have not, and no Seller, and to the Company’s Knowledge no director, manager, officer or employee of the Company or any of its Subsidiaries, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office

(domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), in each case which (i) may subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a Company Material Adverse Effect, or (iii) if not continued in the future, may have a Company Material Adverse Effect.

Section 3.24 Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of its Business (collectively, the “Systems”) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries.

Section 3.25 Bank Accounts; Powers of Attorney. The Company has delivered to Parent and Merger Sub, a true and complete list of: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each of its Subsidiaries maintains accounts and the location of all lockboxes and safe deposit boxes of the Company and each of its Subsidiaries, (b) the names of all Persons authorized to draw thereon or make withdrawals therefrom and (c) the names of all Persons holding general or special powers of attorney from the Company and each of its Subsidiaries other than in the ordinary course in connection with sweepstakes bonds.

ARTICLE IV

SELLER REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Parent and Merger Sub severally as to himself only that, except as set forth in the Seller Disclosure Letter, the following statements are true and correct.

Section 4.1 Power and Authority. Such Seller has all necessary legal capacity to execute and deliver this Agreement and each other Transaction Document to which such Seller is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which such Seller is a party, when so executed and delivered, will have been duly and validly executed and delivered by such Seller and will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by and subject to the General Enforceability Exceptions.

Section 4.2 Ownership. Such Seller has good and valid title to the Company Common Stock set forth opposite such Seller’s name in Section 3.3(a)(i) of the Seller Disclosure Letter. All of such shares of Company Common Stock are held beneficially and of record by such Seller and are free and clear of all Liens or restrictions on transfer other than any restrictions under applicable federal and state securities Laws and other than the Shareholder’s Agreement of the Company dated March 15, 2011, as amended, which Shareholder’s Agreement will be terminated as of the Effective Time. All of such shares of Company Common Stock were duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights. Such Seller is not a party to any (a) option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any shares of Company Common Stock (other than this Agreement) or (b) any Contract that could entitle such Seller to receive (i) any option, warrant or purchase right with respect to Company Common Stock or other securities of the Company or (ii) any capital securities or interest in capital securities or other securities of the Company. Except as set forth in Section 3.3(a)(ii) of the Seller Disclosure Letter, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Common Stock.

Section 4.3 Conflicts; Consents of Third Party.

(a) The execution and delivery by such Seller of this Agreement or the Transaction Documents to which such Seller is a party do not, and the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) any applicable Law or any Order of any Governmental Body applicable to such Seller or by which such Seller’s shares of Company Common Stock are bound; (ii) any Material Contract or Permit to which such Seller is a party or by which his property or assets are bound; or (iii) result in the creation of a Lien upon such Seller’s Company Common Stock.

(b) No Governmental Approval is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4 Proceedings. There are no Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller in relation to the Company or its Business, before any Governmental Body. Such Seller is not subject to any material Order of any Governmental Body concerning the Company or any of its Subsidiaries.

Section 4.5 Restricted Securities. Such Seller understands and acknowledges that, subject to compliance by Parent with the Registration Rights Agreement, all shares of Series B Preferred Stock issued to the Sellers hereunder will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may be offered, sold, pledged or otherwise transferred by such Seller, directly or indirectly, only pursuant to the IDI Stockholders’ Agreement and an effective registration statement meeting the requirements of the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities Laws. Such Seller acknowledges and understands that, upon the original issuance of such shares of Series B Preferred Stock, and until such time as the same is no longer required under applicable requirements of the Securities Act, certificates representing such shares of Series B Preferred Stock and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED, IF REQUESTED BY THE ISSUER, BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SHARES UNDER THE SECURITIES ACT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Sellers that, except as set forth in the Parent Disclosure Letter, the following statements are true and correct.

Section 5.1 Organization.

(a) Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each of Parent and Merger Sub is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to have such qualification or authorization could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each direct and indirect Subsidiary of Parent (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse

Effect on such Subsidiary) and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Parent has heretofore made available complete and correct copies of the articles of organization, bylaws and/or comparable charter documents of each of Parent’s Subsidiaries, as amended to date and as presently in effect.

Section 5.2 Authorization and Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which Parent and Merger Sub is a party, when so executed and delivered, will have been duly authorized by all necessary action by or on behalf of Parent and Merger Sub. This Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be a party, when so executed and delivered, will be duly and validly executed and delivered and will constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as limited by and subject to the General Enforceability Exceptions.

Section 5.3 Conflicts; Consents of Third Parties. Neither the execution and the delivery by Parent or Merger Sub of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Parent or Merger Sub, will (a) conflict with, or result in the breach of, any provision of the organizational or constituent documents of Parent or Merger Sub; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, (x) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound, or (y) any Governmental Approval of Parent or Merger Sub; (c) require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, or default of such material Contract or Governmental Approval; (d) violate in any material respect any Law or any Order by which Parent or Merger Sub is bound, or (e) result in the creation of any Lien upon the properties or assets of Parent or any of its Subsidiaries other than the Liens set forth on Section 5.3 of the Parent Disclosure Letter. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party.

Section 5.4 Financial Advisors. Except as described in Section 5.4 of the Parent Disclosure Letter, neither Parent nor Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 5.5 No Proceedings. No Proceeding is pending before any Governmental Body seeking to restrain or prohibit Parent or Merger Sub from entering into this Agreement or to prohibit the Merger or the performance of any other obligation hereunder or the consummation of the transactions contemplated hereby or by any other Transaction Documents.

Section 5.6 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of the following: (a) 200,000,000 shares of Parent Common Stock, 15,603,286 of which are issued and outstanding, (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, (i) 6,800,000 of which have been designated as Series A Non-Voting Convertible Preferred Stock, 4,965,302 of which are issued and outstanding (the “Series A Preferred Stock”), (ii) 1,000,000 of which have been designed as Series B Non-Voting Convertible Preferred Stock, 149,925 of which are issued and outstanding, and (iii) and 2,200,000 of which are undesignated, (c) 900,108 shares of Parent Common Stock that are reserved for issuance pursuant to the TBO Merger Agreement, (d) 1,800,220 shares of Series A Preferred Stock are reserved for issuance pursuant to the TBO Merger Agreement, (e) 640,205 shares of Parent Common Stock are reserved for issuance pursuant to the Common Stock Purchase Warrant, dated as of July 23, 2015 issued by Parent to Intracoastal Capital, LLC, (f) 524,750 shares of Parent Common Stock are reserved for issuance pursuant to the Warrant dated the date hereof issued by Parent to Frost Gamma Investment Trust, (g) 149,925 shares of Parent Common Stock are reserved for issuance pursuant to the Warrant dated the date hereof issued by Parent to Barry Honig, (h) 74,950 shares of Parent Common Stock are reserved for issuance pursuant to the Warrant dated the date hereof issued by Parent to Four Kids Investment Fund LLC, (i) 10,568 shares of Parent Common Stock are reserved for issuance pursuant to the Tiger Media 2008 Share Incentive Plan, pursuant to which options exercisable for 397,000 shares of Parent Common Stock are outstanding, (j) 1,063,500 shares of Parent Common Stock are reserved for issuance pursuant to the IDI, Inc. 2015 Stock Incentive Plan, pursuant to which options exercisable for 25,000 shares of Parent Common Stock are outstanding, (k) 130,000 restricted stock units are issued and outstanding pursuant to the Tiger Media 2008 Share Incentive Plan, (l) 1,411,500 restricted stock units are issued and outstanding pursuant to the IDI, Inc. 2015 Stock Incentive Plan, and (m) 2,960,000 restricted stock units are issued and outstanding pursuant to certain agreements between the Company and its employees. All of the foregoing issued and outstanding equity securities of Parent have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free of any restrictions on transfer, except as provided in Parent’s certificate of incorporation and the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (“IDI Existing Certificate of Designation”), Bylaws and other corporate governance documents, or under federal and state securities Laws. Each share of Series A Preferred Stock, and each of the foregoing warrants, options, and restricted stock units, are convertible to Parent Common Stock on a 1:1 basis in accordance with the IDI Existing Certificate of Designation with respect to the Series A Preferred Stock and in accordance with the applicable agreements with respect to the warrants, options and restricted stock units, respectively. Each share of Series B Preferred Stock is convertible to Parent Common Stock on a 1:50 basis in accordance with the Series B Certificate of Designation.

(b) Except as set forth in Section 5.6(b) of the Parent Disclosure Letter, immediately prior to the Effective Time, the authorized, issued, outstanding and reserved for issuance shares of capital stock of Parent will be as set forth in Section 5.6(a) above.

(c) Except as set forth on Section 5.6(c)(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Parent or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of their respective capital stock or other equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock or other equity security of Parent or any of its Subsidiaries. Except as set forth on Section 5.6(c)(ii) of the Parent Disclosure Letter there are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to Parent or any of its Subsidiaries. Except as set forth in Section 5.6(c)(iii) of the Parent Disclosure Letter, there are no dividends which have accrued or been declared but are unpaid on any shares of the capital stock or other equity interests of Parent or any of its Subsidiaries. Except as set forth in Section 5.6(c)(iv) of the Parent Disclosure Letter, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Parent Common Stock, Series A Preferred Stock, Series B Preferred Stock or other capital stock of Parent or any of its Subsidiaries.

(d) As of immediately prior to the Closing, there are no agreements providing for registration rights to which Parent is a party.

Section 5.7 Series B Preferred Stock and Parent Common Stock.

(a) Upon consummation of the transactions contemplated by this Agreement and the issuance of shares of Series B Preferred Stock in connection therewith, such shares of Series B Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens other than restrictions on transfer imposed by applicable federal or state securities Laws. The shares of the Series B Preferred Stock have the rights, privileges and preferences set forth in the Series B Preferred Certificate of Designation. The Series B Preferred Certificate of Designation has been duly adopted and authorized, and when filed with, and accepted by, the Secretary of State of Delaware, will be binding upon Parent.

(b) Effective on the date on which the Parent Stockholder Consent becomes effective in accordance with its terms, the Conversion Shares will be duly authorized and reserved for issuance and, when issued upon conversion of the applicable shares of Series B Preferred Stock on the Conversion Date, such Conversion Shares will be validly issued, fully paid and non-assessable, and free and clear of any Liens other than restrictions on transfer imposed by applicable federal or state securities Laws, and the issuance of such Conversion Shares will not be subject to any preemptive or similar rights.

(c) Upon issuance in accordance with this Agreement and the Series B Preferred Certificate of Designation, and assuming the accuracy of the representations and warranties of the Company and the Sellers set forth in Article III and Article IV, respectively, and the representations and warranties of the Company and the Sellers in any other Transaction Document, the shares of Series B Preferred Stock issued hereunder and Conversion Shares issued upon conversion thereof will be issued in accordance with all applicable securities Laws.

Section 5.8 SEC Reports; Financial Statements.

(a) Parent has duly filed all required registration statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof (the foregoing materials (together with any materials filed by Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”). Parent has filed such SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets of Parent included in or incorporated by reference into the SEC Reports (including the related notes and schedules) and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the SEC Reports (including any related notes and schedules) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP and the requirements of the Public Company Accounting Oversight Board, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as and to the extent reflected and accrued for or specifically reserved against in the consolidated balance sheet of Parent and its Subsidiaries included in the most recent SEC Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, and except for Liabilities incurred subsequent to the date of such consolidated balance sheet in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law or is, individually or in the aggregate, material), neither Parent nor any of its Subsidiaries has any material Liabilities or obligations of any nature that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP consistently applied.

Section 5.9 Absence of Certain Developments. Except as contemplated in this Agreement or as set forth in Section 5.9 of the Parent Disclosure Letter, Parent has conducted its business only in the ordinary course of business and since September 30, 2015:

(a) there has not been any Parent Material Adverse Effect;

(b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Parent or any of its Subsidiaries having a replacement cost of more than $250,000 for any single loss or $500,000 in the aggregate for any related losses;

(c) neither Parent nor any of its Subsidiaries has entered into or amended any material employment, deferred compensation, severance or similar agreement, other than in connection with hiring an employee or an independent contractor in the ordinary course of business consistent with past practice;

(d) there has not been any material change by Parent or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any material Tax Return, or any material Tax election, revoked or terminated by or with respect to Parent or any of its Subsidiaries;

(e) neither Parent nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person;

(f) neither Parent nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Parent or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(g) neither Parent nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to Parent or any of its Subsidiaries;

(h) except as disclosed in the consolidated balance sheets of Parent included in or incorporated by reference into a SEC Report, neither Parent nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $1,000,000 individually or in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;

(i) other than the Series B Certificate of Designation, neither Parent nor any of its Subsidiaries has amended any of its organizational or constituent documents;

(j) neither Parent nor any of its Subsidiaries has entered into any compromise or settlement of any Proceeding or investigation by any Governmental Body;

(k) neither Parent nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property other than non-exclusive licenses granted in the ordinary course of business; and

(l) neither Parent nor any of its Subsidiaries has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 5.9.

Section 5.10 Litigation. Except as set forth in Section 5.10(a) of the Parent Disclosure Letter, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or pending or, to the Knowledge of Parent, threatened against any of the officers, directors or key employees of Parent or any of its Subsidiaries in relation to Parent or any of its Subsidiaries). Except as set forth in Section 5.10(b) of the Parent Disclosure Letter, Parent and each of its Subsidiaries are in compliance in all material respects with all Orders of any Governmental Body applicable to them.

Section 5.11 Compliance with Laws; Governmental Approvals.

(a) Parent and each of its Subsidiaries is, and has at all times in the past five (5) years been, in compliance in all material respects with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of its businesses. Neither Parent nor any of its Subsidiaries has received notice from any Governmental Body of, and Parent has no Knowledge of, any failure by Parent or any of its Subsidiaries to comply with any Law in any material respect. To the Knowledge of Parent, there is no investigation by a Governmental Body pending or threatened against Parent or any of its Subsidiaries.

(b) Parent and each of its Subsidiaries holds all Governmental Approvals that are necessary for the operation of their businesses as presently conducted except for such items the failure to possess or apply for could not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries is in default or violation (and to the Knowledge of Parent, no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any Governmental Approval to which it is a party. All Governmental Approvals of Parent and its Subsidiaries are valid and have not lapsed or been cancelled, terminated, or withdrawn. No Proceedings to modify, suspend, terminate, revoke or otherwise limit any such Governmental Approval are pending or threatened.

Section 5.12 Related Party Transactions. Except as described in Section 5.12 of the Parent Disclosure Letter, since December 31, 2014, neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any Affiliate of any of them nor, to Parent’s Knowledge, any director, manager, officer, consultant, advisor or employee of any of them (i) has owned any direct or indirect interest of any kind in, or control or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, Material Supplier, Material Customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries, or (B) a participant in any material transaction to which Parent or any of its Subsidiaries has been a party, (ii) has been a party to, terminated or modified any Contract with Parent or any of its Subsidiaries or engaged in any transaction or business with Parent or any of its Subsidiaries, or (iii) has any right, title or interest in or to any property of Parent or any of its Subsidiaries.

Section 5.13 Certain Tax Matters.

(a) Parent’s and its Subsidiaries’ present plan and present intention is to continue the historic business of the Company and its Subsidiaries (or use a significant portion of the Company’s and its Subsidiaries’ assets in a business) following the Merger and Subsequent Merger within the meaning of Treasury Regulation Section 1.368-1(d);

(b) Other than acquisition of shares pursuant to an indemnity claim or as an adjustment to the Merger Consideration as contemplated by this Agreement, Parent and its Subsidiaries have no plan or intention to acquire any of the shares issued to the Sellers in the Merger in exchange for cash or other assets (other than stock of Parent);

(c) Parent has no plan or intention to dispose of any of its shares or interest in the Surviving Entity or Surviving Company or cause any of the Surviving Company’s or any of its Subsidiaries’ assets to be sold or transferred (except in the ordinary course of business); and

(d) Parent has no plan or intention of converting the Surviving Company to a corporation or electing to treat the Surviving Company or Merger Co as a corporation for federal or state income Tax purposes.

(e) The Parent and the Surviving Company and the Surviving Entity intend to treat the Merger and the Subsequent Merger, taken together, as a reorganization under Code Section 368, report said transactions as a reorganization as provided in this Agreement, and shall complete all the transactions contemplated by this Agreement (including completing the Subsequent Merger as provided for herein).

ARTICLE VI

COVENANTS

Section 6.1 Further Assurances; Litigation Support.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 9.1, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and its Subsidiaries and, during such period, the Company and its Subsidiaries shall furnish promptly to Parent and Merger Sub all material information concerning its or the Company Subsidiaries’ business, properties and personnel as Parent and Merger Sub may reasonably request. Nothing contained in this Agreement shall be deemed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.

(b) If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The Sellers shall reasonably cooperate with Parent to encourage each lessor, licensor, customer, supplier, or other business associate of the Company and its Subsidiaries to maintain the same business relationships with the Surviving Entity and its Subsidiaries after the Effective Date as it maintained with the Company and its Subsidiaries prior to the Effective Date, at Parent’s sole cost and expense.

(c) Following the Effective Date, in the event and for so long as Parent actively is involved in, contesting or defending against any Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company or any of its Subsidiaries, each of the Sellers will cooperate reasonably with Parent and Parent’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Parent (unless Parent is entitled to indemnification therefor hereunder).

Section 6.2 Names and Logos. From and after the Effective Date, the Sellers will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to “Fluent” or any derivatives thereof or any other trade name used in the Business, other than in the ordinary course as employees or members of the board of directors (or comparative governing body) of Parent or any of its Affiliates.

Section 6.3 Retention and Access to Records. Following the Effective Date and for a period of seven (7) years, Parent shall cause the Surviving Entity and its Subsidiaries to maintain all books and records of the Surviving Entity and its Subsidiaries relating to periods ending on or prior to the Effective Date consistently with past practices and shall make them, and any individuals responsible for maintenance of such books and records, available to any Seller’s representative upon reasonable advance notice during normal business hours in connection with any matter relating to the operation of the Company’s business prior to Effective Date. The Sellers shall cooperate with the Company and shall use its reasonable efforts to minimize any disruption to the business of the Company.

Section 6.4 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Effective Date, the Surviving Entity and their Subsidiaries shall exculpate (to the greatest extent permitted by applicable Law) and shall indemnify, defend and hold harmless, each of the Sellers, equityholders, managers, directors, officers and controlling Persons of the Company and its Subsidiaries (each of them acting in such capacity at or prior to the Effective Time) against, and waive any rights in respect of, all Losses with respect to all acts and omissions by them, or arising out of any violations or alleged violations of fiduciary duties of care or loyalty or other fiduciary duties to the Company and its Subsidiaries, as the case may be, in their capacities as equityholders, members, managers, directors, officers or controlling Persons of the Company and its Subsidiaries, as the case may be, occurring at or prior to the Effective Time. Parent agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective organizational documents of the Company and its Subsidiaries as in effective prior to the Effective Time, and Parent shall not, and shall not permit the Surviving Entity or any of its Subsidiaries to, for a period of six (6) years after the Effective Date, amend, repeal or modify any provision in the Surviving Entity’s or any of its Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers, directors or managers (unless required by Law), which shall be substantively equivalent to such provisions in the Company’s organizational documents immediately prior to the Effective Time, it being the intent of the Parties that the officers, directors and managers of the Surviving Entity and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law.

(b) The Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage to provide directors and officers of the Company prior to the Effective Date with coverage for a period of up to six (6) years after the Effective Date (the “D&O Tail”). Parent shall not, and shall cause Surviving Entity and its Subsidiaries not to, take any action that results in the cancellation or termination of, or amend or otherwise modify, the D&O Tail. The cost of the D&O Tail shall be borne and paid solely by Parent.

Section 6.5 Public Announcements; Confidentiality.

(a) Except as required by applicable Law or the Eligible Market or as mutually agreed upon by the Parties in writing, no Party shall, and each Party shall and shall use best efforts to cause its Affiliates, directors, managers, officers, employees, agents, representatives and professionals not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including, but not limited to, price and terms) or otherwise communicate with any news media without the prior written consent of Parent and the Sellers.

(b) Parent acknowledges that the Confidentiality Agreement shall survive the execution of this Agreement and shall be automatically terminated as of the Effective Time. From and after the Effective Date, the Sellers shall, and shall cause their respective Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company, its Subsidiaries or the Business, except to the extent that such information (a) is generally available to and known by the public through no fault of any Seller or any of his Affiliates or representatives; or (b) is lawfully acquired by such Seller or any of his Affiliates or representatives from and after the Effective Date from sources unrelated to Parent, Merger Sub, the Company, its Subsidiaries or any Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of his Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Parent in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that each Seller shall reasonably cooperate with Parent, at Parent’s expense, in any effort by Parent to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c) The Sellers acknowledge that the information provided to them by Parent in connection with this Agreement is subject to the terms of that certain confidentiality letter agreement, dated October 14, 2015, by and among the Company, the Sellers and Parent, which shall remain in full force and effect after the Effective Date pursuant to its terms.

Section 6.6 Reasonable Best Efforts; Cooperation. Subject to the terms and conditions of, and except as otherwise provided in, this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other order and to appeal as promptly as possible any such injunction or other Order that may be entered in connection with the transactions contemplated by this Agreement) and (ii) refrain from taking any actions that would reasonably be expected to impair, delay or impede the consummation of the transactions contemplated by this Agreement, including without limitation, the Merger. Without limiting the foregoing, each party shall use its reasonable best efforts to cause the Merger to occur by the Outside Date.

Section 6.7 Tax Covenants.

(a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Signing Date (a “Straddle Period”), the amount of any Taxes attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Signing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time). In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the Pre-Closing Tax Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Signing Date, and the denominator of which shall be the total number of days in the period.

(b) Responsibility for Filing Tax Returns.

(i) Parent shall, at its own cost and expense, prepare and file or cause to be prepared and filed all Tax Returns for the Surviving Entity and its Subsidiaries (other than Income Tax Returns for taxable periods ending on or before the Effective Date) that are filed after the Effective Date. All such Tax Returns shall be prepared consistently with past practices and accounting methods and Section 6.7(b)(iv). At least thirty (30) days prior to the due date of any Tax Return of the Surviving Entity that relates to a Pre-Closing Period (or Straddle Period) that shows an Indemnified Tax, Parent shall provide a draft of such Tax Return to the Representative for the Representative to review and comment. Parent shall make such revisions as reasonably requested by the Representative.

(ii) The Representative shall, at the sole cost and expense of the Company be responsible for preparing and filing or causing to be prepared and filed all Income Tax Returns for the Company and its Subsidiaries for taxable periods ending on or before the Effective Date that are filed after the Effective Date. All such Tax Returns shall be prepared consistently with past practices and accounting methods. Parent will cause the Company and its Subsidiaries to assist and cooperate with the Representative in preparing and filing such Income Tax Returns. The Representative shall provide Parent with completed drafts of such Income Tax Returns for Parent’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall make such revisions to such Income Tax Returns as are reasonably requested by Parent.

(iii) Parent shall not, and shall not allow the Company or any Subsidiary of the Company to amend any Tax Return of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or Straddle Period) or otherwise initiate (or agree to) any other Tax Matter without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed.

(iv) The Company’s S corporation status shall cease as of the end of the day immediately before the Effective Date and the Company shall file a final IRS Form 1120S (and comparable state and local forms) for the year ended on such date using a closing of the books method of accounting pursuant to Section 1362(e)(3) of the Code, provided, however, the Company shall be entitled to claim all Tax deductions with respect to payments pursuant to the SAR Payment Plan and the Success Fee Arrangements made on the Effective Date, the Company Transaction Expenses, and the payment of Company Indebtedness on the IRS Form 1120S filed for the year ending on the day immediately prior to the Effective Date in accordance with the “previous day rule” of Proposed Treasury Regulation Section 1.1502-76(b)(ii)(B).

(c) Cooperation on Income Tax Matters. Parent shall provide to the Representative, and the Representative shall provide to Parent, such material documents and other relevant information, without charge and in a timely fashion, as each may reasonably request of the other, in connection with the filing of Tax Returns pursuant to Section 6.7(b) and any audit, litigation or other Proceeding with respect to Taxes imposed on the Company or any of its Subsidiaries. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Transfer Taxes. Notwithstanding anything to the contrary set forth herein, any federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes attributable to the Merger, or any other transaction contemplated in this Agreement (“Transfer Taxes”) shall be borne by Parent. For the avoidance of doubt, Transfer Taxes does not include any Taxes determined by reference to income.

(e) Tax Treatment of Transaction. The Parties intend that the Merger and Subsequent Merger will qualify as a reorganization described in Section 368(a)(1)(A) of the Code, and the Parties shall report the transactions contemplated in this Agreement consistently with such treatment on all relevant Tax Returns, and shall take no position inconsistent with such treatment in any Proceeding with a Taxing Authority unless required by applicable Law.

(f) Tax Contests. If any Taxing Authority issues to the Surviving Entity or any Subsidiary of the Surviving Entity (A) a notice of its intent to audit or conduct another Proceeding with respect to Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or Straddle Period) (or an IRS Form 1120S (or comparable state or local form) of the Company for any period ending prior to the Effective Date) or (B) a notice of deficiency for Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or Straddle Period) (or an IRS Form 1120S or comparable state or local form) of the Company for any period ending prior to the Effective Date), Parent shall notify the Representative of its receive of such communication from such Taxing Authority within thirty (30) days of receipt. The Surviving Entity or applicable Subsidiary shall control any audit or other Proceeding in respect of any Tax Return or Taxes of the Company or a Subsidiary of the Company (a “Tax Contest”); provided, however, that (x) the Representative, at the Sellers’ sole cost and expense, shall have the right to control any such Tax Contest to the extent it relates to a Pre-Closing Tax Period (or comparable state or local form) of the Company for any period ending prior to the Effective Date), (y) the Representative, at the Sellers’ sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period (or an IRS Form 1120S (or comparable state or local form) of the Company for any period ending prior to the Effective Date), and (z) Parent shall not allow the Surviving Entity or any Subsidiary of the Surviving Entity to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period or Straddle Period (or an IRS Form 1120S (or comparable state or local form) of the Company for any period ending prior to the Effective Date) without the prior written permission of the Representative (which will not be unreasonably withheld, delayed, or conditioned).

(g) Tax Refunds. All refunds of Taxes of the Company or any Subsidiary of the Company for the portion of any Pre-Closing Tax Period ending on or before the Signing Date (or portion of a Straddle Period ending on the Signing Date) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Sellers. To the extent that Parent, the Surviving Entity or any Subsidiary of the Surviving Entity receives a refund that is for the benefit of the Sellers, Parent shall pay to the Representative for distribution to the Sellers the amount of such refund (and interest received from the Taxing Authority with respect to such refund). The amount due to the Sellers shall be payable ten (10) days after receipt of the refund from the applicable Taxing Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset that actually reduces Taxes otherwise payable). At the Seller’s sole expense, Parent shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary, or requested by the Representative, to timely claim any refunds that will give rise to a payment under this Section 6.7(g). Notwithstanding the foregoing, no refund shall be paid to, or for the benefit of the Sellers, and such refund shall be for the benefit of the Parent, to the extent the Representative determines that the receipt of such payment would reduce the relative share of the Equity Consideration such that the “continuity of interest” requirement of Treasury Regulation Section 1.368-1(d) would not be satisfied. Further, no amount shall be paid to, or for the benefit of, the Sellers under this Section 6.7(g) to the extent that the refund or credit arises from the carryback of an item generated after the Closing to a Pre-Closing Tax Period.

(h) Post-Signing Pre-Closing Tax Practices. Between the Signing Date and the Closing Date, the Company shall not change any method of accounting, make any material Tax election inconsistent with past practices (except as contemplated by Section 6.7(b)(iv) or with respect to the deductibility of the SAR Payment Plan, Success Fee Arrangements, Company Transaction Expenses, or Company Indebtedness), revoke or modify any Tax election, or take any actions (or allow any Seller to take any actions) to revoke the S corporation status of the Company prior to the Effective Date (other than as a result of the transactions contemplated by this Agreement).

Section 6.8 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Each Seller acknowledges that he is familiar with the trade secrets and other confidential information of the Company and its Subsidiaries. Therefore, and in further consideration of the compensation to be paid to the Sellers hereunder, each Seller agrees to the covenants set forth in this Section 6.8 and acknowledges that Parent and Merger Sub would not have entered into this Agreement but for the Sellers’ agreement to the restrictions set forth in this Section 6.8.

(b) For a period of five (5) years from and after the Effective Date, no Seller shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner any Person in (i) the Business of the Company or any of its Subsidiaries or the business of Parent as conducted as of the Effective Date or as proposed to be conducted as of the Effective Date, or (ii) any business that otherwise competes with the Business of the Company or any of its Subsidiaries or business of Parent as conducted as of the Effective Date and or as proposed to be conducted as of the Effective Date, in each case, anywhere in the United States or where the Company or any of its Subsidiaries has conducted or proposes to conduct business or offers any services or any other jurisdiction in or to which the Company or any of its Subsidiaries has conducted or proposes to conduct any business or offers any services; provided, however, that nothing herein shall prohibit a Seller from (i) being an employee of or consultant to Parent or any of its Subsidiaries or taking any of the actions described above in connection with such employment or consulting arrangement, (ii) being a passive owner of Series B Preferred Stock and the underlying Conversion Shares or any other shares of Parent Common Stock or securities convertible into or exercisable for shares of Parent Common Stock, or (iii) being solely a passive beneficial owner of less than two percent (2%) of the outstanding stock of any other publicly-traded corporation. As used herein, business shall only be deemed to be proposed to be conducted if (i) substantial steps have been taken or substantial expenditures have been incurred in furtherance thereof prior to the Effective Date and (ii) a determination to abandon such business has not been made.

(c) For a period of five (5) years from and after the Effective Date, no Seller shall directly or indirectly, other than in the ordinary course as an employee of or consultant to Parent or any of its Subsidiaries: (i) induce or attempt to induce any employee, consultant or independent contractor of the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees to leave the employ or engagement of the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, or in any way interfere with the relationship between the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees and any employee, consultant or independent contractor thereof, (ii) hire or engage any Person who was an employee, consultant or independent contractor of the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees within two (2) years prior to the Effective Date, or (iii) induce or attempt to induce any Person, customer, supplier, licensee, licensor, franchisee or other business relation of the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees to cease doing business with the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees or in any way interfere with the relationship between any such Person and the Surviving Entity, any of its Subsidiaries, Parent or any of their Affiliates, directors, managers, officers or employees.

(d) The Parties hereto agree that Parent, the Merger Sub and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 6.8 by any Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 6.8, Parent, the Surviving Entity and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 6.8 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Parent or the Surviving Entity or any of their Affiliates, directors, managers, officers or employees whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of any restrictive covenant contained in this Section 6.8. Parent and Merger Sub have fully performed all obligations entitling it to the restrictive covenants set forth in this Section 6.8, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(e) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.8 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum, duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller of this Section 6.8, the five (5) year period described in clauses (b) and (c) above shall be tolled with respect to such Seller until such breach or violation has been duly cured. Each Seller agrees that the restrictions contained in this Section 6.8 are reasonable.

(f) No Seller shall make or publish any statement or communication which is disparaging, negative or unflattering with respect to the Company, any of its Subsidiaries, Parent, the Surviving Entity or any of their Affiliates or respective directors, managers, officers or employees, and none of directors or officers of Parent or any of its Subsidiaries (including the Surviving Entity) shall make or publish any statement or communication which is disparaging, negative or unflattering with respect to any Seller. The foregoing limitation shall not be violated by (i) statements as required in response to Proceedings (including, without limitation, depositions in connection with such Proceedings), and (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between a Seller on the one hand and Parent, any of its Subsidiaries, equity holders, directors, officers and employees on the other hand. In addition, the foregoing limitation on the directors and officers of Parent and its Subsidiaries shall not be violated by statements (i) that the directors or officers in good faith believe are necessary or appropriate to make in connection with evaluating or monitoring the performance of Parent or any of its Subsidiaries or the performance of Seller while Seller is employed by Parent or any of its Subsidiaries or (ii) that are necessary or appropriate to fulfill any fiduciary duty of the directors or officers of Parent or any of its Subsidiaries.

Section 6.9 Discharge of Affiliated Obligations; Termination of Affiliate Contracts. On the Effective Date, the Sellers shall cause all Company Indebtedness, Contracts or other obligations of the Company or any of its Subsidiaries to any of the Sellers or any of their respective Affiliates, directors, managers, officers or employees to be satisfied or cancelled, without any Liability to the Surviving Entity or Parent, and the Sellers shall cause all indebtedness, Contracts or other obligations of any of the Sellers or any of their respective Affiliates, directors, managers, officers or employees to the Company or any of its Subsidiaries (the “Affiliated Obligations”) to be satisfied or cancelled, without any Liability to the Surviving Entity or Parent, including without limitation any loans from the Company to any Seller or any Affiliate of Seller; provided, however, that the covenants set forth in this Section 6.9 shall not apply to (i) the Company’s errors and omissions technology policy or any existing captive insurance policies, which Parent and the Surviving Entity shall maintain in full force and effect, at no cost to Parent or the Surviving Entity, in accordance with their terms or (ii) the matters described in Schedule 6.9 ((i) and (ii) collectively, the “Surviving Affiliated Obligations”).

Section 6.10 Delayed Unvested SAR Merger Consideration. On the Year Anniversary Date, the Surviving Entity shall distribute to each SAR Plan Participant the Delayed Unvested SAR Merger Consideration in the form of consideration set forth in and in accordance with and subject to the terms, conditions and limitations of the SAR Plan (net of withholdings) and remit to the applicable Taxing Authority all withholdings and the Surviving Entity’s portion of the employment Taxes. In the event that any portion of the Delayed Unvested SAR Merger Consideration is forfeited prior to the Year Anniversary Date under the terms of the SAR Plan (i.e., due to voluntary resignation or termination with Cause of any SAR Plan Participant), the Surviving Entity shall distribute such forfeited amounts of the Delayed Unvested SAR Merger Consideration (plus the employer portion of any employment Taxes related thereto) to the Representative (on behalf of the Sellers), on the Year Anniversary Date, in the form of immediately available funds by wire transfer to a bank account to be designated by Representative.

Section 6.11 Information Statement.

(a) As promptly as practicable following the Closing, but in no event later than fifteen (15) days following the Effective Date, Parent will file with the SEC a written information statement of the type contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Stockholder Consent, the Merger and the other transactions contemplated by this Agreement, including the issuance of the Series B Preferred Stock, and the Conversion Shares as provided in the Series B Preferred Certificate of Designation (the “Information Statement”). As promptly as practicable, but in no event later than three (3) Business Days following receipt of approval (or lack of further comment) from the SEC with respect to the definitive Information Statement, Parent will mail to its stockholders a definitive Information Statement, and no fewer than 20 days but no more than 21 days after mailing the definitive Information Statement to its stockholders, obtain approval from the Eligible Market for the listing of the Conversion Shares (the “Eligible Market Approval”). Parent will comply with all Laws applicable to the Parent Stockholder Consent, the preparation, filing and mailing of the Information Statement and the Eligible Market Approval, including without limitation Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and Schedule 14C promulgated under the Exchange Act. Parent shall use its best efforts to cause the Conversion Date to occur as expeditiously as possible following the Effective Time.

(b) The Information Statement will be prepared in compliance with the requirements of Rule 14c-2 promulgated under the Exchange Act and, and the information included or incorporated by reference in the Information Statement at the date the Information Statement is initially filed with the SEC and mailed to the stockholders of Parent, and at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of the Company or the Sellers specifically for inclusion or incorporation by reference therein.

(c) The Sellers shall use commercially reasonable efforts to provide promptly to Parent such information concerning the Company’s and its Subsidiaries’ business affairs and financial statements and any information concerning the Sellers to the extent applicable, and shall direct that their counsel and auditors cooperate with Parent’s counsel and accountants in the preparation of the Information Statement. None of the information supplied, or to be supplied, by the Company or the Sellers in writing specifically for inclusion in the Information Statement contains any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. If any information provided by any Seller or the Company or its Subsidiaries in writing specifically for inclusion in the Information Statement is discovered or any event occurs with respect to any Seller or the Company or its Subsidiaries, or any change occurs with respect to the other information provided by any Seller or the Company or its Subsidiaries included in the Information Statement which is required to be described in an amendment of, or a supplement to, the Information Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Sellers shall notify Parent promptly of such event.

Section 6.12 Parent Capital Stock.

(a) Without limiting the rights and obligations set forth in the Series B Preferred Certificate of Designation, IDI Stockholders’ Agreement and the Registration Rights Agreement, Parent acknowledges and agrees that from and after the Effective Date until the date on which none of the shares of Series B Preferred Stock issued hereunder remain outstanding, Parent shall at all times reserve for issuance a sufficient number of Conversion Shares to satisfy the conversion of any and all shares of Series B Preferred Stock in connection with the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary set forth herein, including without limitation, the reference in Section 5.6(b) of the Parent Disclosure Letter to Parent’s potential issuance or sale of securities in connection with financing (whether debt or equity) related to the transaction contemplated by this Agreement, Parent shall not issue any equity securities or securities convertible into equity securities between the date hereof and the Effective Date to the extent the issuance of such securities would imply a price of less than $6.67 per share of Parent Common Stock, without the prior written consent of the Representative.

Section 6.13 HSR Act. Within two (2) Business Days of a request by any Seller, Parent shall provide all necessary information, including the identity of the ultimate parent entity of Parent and relevant asset and revenue information, for such Seller to determine if the issuance or delivery of any Conversion Shares would require filings with or the approval of any Governmental Body under the HSR Act or any other U.S. federal, state or foreign antitrust laws or requirements (collectively, “Antitrust Laws”). If such Seller determines any filing is necessary, such Seller shall notify Parent, and both Parties shall make such filing within five (5) Business Days following Parent’s receipt of any such notification. Filings pursuant to the HSR Act (the “HSR Filing”), shall be submitted to the Department of Justice and the Federal Trade Commission. Sellers and Parent shall request early termination of the waiting period under the HSR Act and, if applicable, under any other Antitrust Laws. The Sellers and Parent shall respond promptly to any inquiries from any relevant Government Body and shall comply in all material respects with the filing requirements of any applicable Antitrust Laws. The Sellers and Parent shall cooperate with each other and, subject to the terms of any applicable confidentiality agreements, shall promptly furnish all information to the other Party that is necessary in connection with such Parties’ compliance with Antitrust Laws. The Sellers and Parent shall keep each other fully advised with respect to any requests from or communications from any Government Body and shall consult with each other with respect to all responses thereto. The Sellers and Parent shall use all commercially reasonable efforts to take all actions reasonably necessary in connection with the HSR Act or any other applicable Antitrust Law in order to cause any applicable waiting period to expire and any other required approval of any Governmental Body to be obtained in connection with the issuance of the Conversion Shares upon conversion of shares of Series B Preferred Stock. Parent shall be responsible for paying the fees due in connection with any HSR Filing and shall reimburse the Sellers for all out of pocket costs and expenses incurred in making any such filing.

Section 6.14 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Entity) to, provide each employee of the Company (or, following the Effective Time, the Surviving Entity) with (i) base salary (or base wages) that is at least equal to the base salary (or base wages) in effect for such employee immediately prior to the closing of the transactions contemplated hereby; (ii) annual cash bonus opportunity that is at least equal to the annual cash bonus opportunities in effect for such employee immediately prior to the closing of the transactions contemplated hereby; (iii) severance benefits at least equal to those in effect for such employee immediately prior to the closing of the transactions contemplated hereby; and (iv) employee benefits that are at least substantially similar, in the aggregate, to the employee benefits provided by the Company immediately prior to the Effective Time.

(b) As of and following the Effective Time, Parent shall, shall cause its Subsidiaries (including the Surviving Entity), and shall use its reasonable commercial efforts to cause any third party insurance providers or third party administrators to, (i) waive all limitations as to any pre-existing condition or waiting periods under the applicable employee benefit plans, programs or arrangements of Parent or its Subsidiaries with respect to participation and coverage requirements applicable to each employee under any such plans, programs and arrangements that such employee may be eligible to participate in as of and after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employee and that have not been satisfied as of the Effective Time under any comparable Employee Benefit Plan; (ii) give each employee full credit for purposes of eligibility and vesting under any employee benefit plan, program or arrangement of Parent or an applicable Subsidiary, and full credit for purposes of accrual of benefits under any such plans, programs or arrangements providing severance or vacation benefits, of Parent or an applicable Subsidiary that such employee may be eligible to participate in as of and after the Effective Time for such employee’s service with the Company to the same extent that such service was credited for purposes of any comparable Employee Benefit Plan immediately prior to the Effective Time (except to the extent that such credit would result in the duplication of benefits); and (iii) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant health and welfare benefit plans in which such employee (and dependents) will be eligible to participate as of and after the Effective Time.

(c) Parent shall, and shall cause its Subsidiaries (including the Surviving Entity) to, (i) maintain all Employee Benefit Plans that are cash incentive or cash bonus programs or plans in effect on the Effective Date (excluding any Success Fee Arrangement) (the “Incentive Plans”) through the date on which payments are to be made pursuant to clause (ii) with respect to all periods ending on or before December 31, 2015 without any amendment that would materially decrease the benefits available to, or otherwise materially and adversely affect any, participants under the Incentive Plans and (iii) make all payments to participants in the amounts and at the times specified under the Incentive Plans.

(d) Nothing herein shall be construed to create any third-party beneficiary rights in any employee, or any right of any employee to employment or continued employment for any specified period or to a particular term or condition of employment.

Section 6.15 Parent Equity Incentive Plan. Parent shall, prior to the Effective Time, establish a pool for equity awards to be granted to employees of the Company under the IDI, Inc. 2015 Stock Incentive Plan (the “Parent Equity Incentive Plan”), such pool to consist of the aggregate equity awards set forth on Exhibit I and awards thereunder to be on such terms as may be recommended by the Majority Sellers (including with respect to the employees to receive awards, the vesting schedule and terms thereof (which shall in any event not be a shorter period of time than awards currently outstanding under the Parent Equity Incentive Plan and which performance-based vesting terms will be reasonably aligned with the steady growth of the business of the Surviving Entity) and on other terms recommended by the Majority Sellers), subject to approval by Parent’s compensation committee, which may only be withheld to the extent such approval would cause a violation of Law or the rules of the NYSE MKT or would otherwise constitute a breach of the fiduciary duties of the compensation committee members to Parent, and subject to stockholder approval of an increase in the number of shares available for issuance under the Parent Equity Incentive Plan at Parent’s next annual meeting of stockholders (the “Parent Stockholder Approval”). Parent shall use commercially reasonable efforts to have agreements evidencing such grants executed prior to or promptly after the Effective Date. Parent shall take all necessary steps, including the approval of any required amendments to the Parent Equity Incentive Plan, to give effect to such equity grant awards. Without limitation of the foregoing, Parent shall use commercially reasonable efforts to ensure that all shares of Parent Common Stock that may be issued pursuant to awards from such equity pool are registered on Form S-8 (or an amendment or supplement to an existing registration statement on Form S-8 or other registration statement of similar effect) promptly following receipt of the Parent Stockholder Approval, and shall use commercially reasonable efforts to keep such registration statement effective for so long as any shares reserved for issuance under Parent Equity Incentive Plan are subject to outstanding awards. All shares issued from such equity pool shall be eligible for listing on the Eligible Market and Parent shall use commercially reasonable efforts to list on the Eligible Market all such shares. Parent will comply with all Laws applicable to the amendment of the Parent Equity Incentive Plan and the issuance and listing of shares from such equity pool thereunder.

Section 6.16 Subsequent Merger.

(a) Promptly following the consummation of the Merger, but in any event not later than one (1) Business Day following the Effective Date, Parent will cause the Surviving Entity to merge with and into Merger Co on the terms of the Agreement and Plan of Merger set forth on Exhibit J attached hereto (the “Subsequent Merger Plan”), with Merger Co as the Surviving Company (the “Subsequent Merger”). In connection with the Subsequent Merger, Parent will file or caused to be filed with the Secretary of State of the State of Delaware, a certificate of merger in the form attached to the Subsequent Merger Plan.

(b) At the effective time of the Subsequent Merger as provided in the Subsequent Merger Plan, the Surviving Company shall change its name to “Fluent, LLC” and the effect of the Subsequent Merger shall be as provided in the Subsequent Merger Plan and the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the effective time of the Subsequent Merger, all of the assets, property, rights, privileges, powers and franchises of Surviving Entity and Merger Co shall vest in the Surviving Company, and all debts, liabilities and duties of the Merger Co and the Surviving Entity shall become the debts, liabilities and duties of the Surviving Company, including without limitation, all obligations of the Surviving Entity hereunder in respect of any time following the effective time of the Subsequent Merger.

(c) Parent shall not cause or allow (or elect to have) Merger Co to be treated as a corporation for federal and state income Tax purposes, except to the extent the Merger Co. may be required to be treated as a corporation under an applicable state law, even in the absence of an election to that effect.

Section 6.17 No Solicitation of Transactions.

(a) None of the Sellers, the Company or any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize its directors, officers, employees, Affiliates, accountants, consultants, legal counsel, advisors, investment bankers, agents and other representatives to take) any action to (i) solicit, initiate or facilitate any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) facilitate, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes an Acquisition Proposal or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon execution of this Agreement, the Company and the Sellers shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal.

Section 6.18 Conduct of Business. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article IX hereof, except as set forth on Schedule 6.18 or as contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date of this Agreement until the Effective Time, the Company shall not make or cause or permit any of its Subsidiaries to declare or make any dividend or other distribution of cash or property to any Seller or any Affiliate of a Seller, except for any Permitted Distribution.

Section 6.19 Notice of Events.

(a) During the period prior to the Effective Date or the earlier termination of this Agreement, the Representative shall promptly notify Parent in writing if the Company becomes aware of the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the Sellers’ representations or warranties contained herein had such representation or warranty been made as of the time of the discovery of such event, fact or condition. Should any such event, fact or condition first arise on or after the date hereof and require any change to the Seller Disclosure Letter, the Representative may supplement the Seller Disclosure Schedule by promptly delivering to Parent a supplement thereto specifying such change, provided that the Representative shall not be entitled to supplement the Seller Disclosure Schedule with respect to any events, facts or circumstances first arising prior to the date hereof.

(b) During the period from the date hereof to the Effective Date or the earlier termination of this Agreement, Parent shall promptly notify the Representative in writing if Parent or Merger Sub becomes aware of the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Parent’s discovery of such event, fact or condition.

(c) If the Representative is permitted and does deliver one or more supplements to the Seller Disclosure Letter as contemplated by Section 6.19(a), the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of any representation or warranty contained in this Agreement that would otherwise result from the occurrence of the facts, events or circumstances disclosed in such supplements and no Parent Indemnitee will have any claim for indemnification for any such events, facts or conditions.

Section 6.20 Closing Deliverables. Between the date hereof and the Effective Date, the Company, the Sellers and the Representative shall use commercially reasonable efforts to deliver, or caused to be delivered, to Parent each of the following; provided, that for the avoidance of doubt, delivery of any of the following shall not be a condition precedent to Parent’s, Merger Sub’s and/or Merger Co’s obligations to consummate the Merger and/or the other transactions contemplated hereby:

(a) the General Releases duly executed by each SAR Plan Participant;

(b) non-competition agreements in the form mutually agreed by Parent and the Representative duly executed by each employee of the Company who is concurrently receiving an equity award pursuant to the Parent Equity Incentive Plan;

(c) the Registration Rights Agreement duly executed by the Sellers;

(d) resignations of the directors of the Company and its Subsidiaries;

(e) written consent to the Merger from each Person listed on Schedule 6.20(e);

(f) an affidavit described in Section 1445(b)(2) of the Code from the Company in form and substance reasonably satisfactory to Parent;

(g) a good standing certificate for the Company and each of its Subsidiaries certified by the Secretary of State of the state of organization thereof as of a recent date;

(h) General Releases, duly executed by each Person receiving Success Fees (other than any such Person whose General Release is required to be delivered pursuant to Section 2.4);

(i) evidence of termination of each Change in Control Severance Agreement listed on Exhibit H attached hereto;

(j) evidence of termination of each Success Fee Arrangement; and

(k) a certificate of the secretary of the Company certifying to and attaching (A) the Company’s organizational documents, (B) the Company Board Consent, and (C) the incumbency of the officers executing this Agreement and all other agreements executed in connection herewith on behalf of the Company.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnity Obligations of the Sellers.

(a) Subject to the limitations set forth herein, each Majority Seller jointly and severally and each Minority Seller severally (and not jointly and severally) covenants and agrees to defend, indemnify and hold harmless Parent, Merger Sub, and its Affiliates and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (which for the avoidance of doubt shall exclude any Seller or Affiliate thereof (other than Parent and Merger Sub), the (“Parent Indemnitees”)), from and against, and to pay or reimburse the Parent Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, Proceedings or damages, including all reasonable fees and disbursements of legal counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(i) any breach of a representation or warranty of the Sellers contained in Article III or in any other Transaction Document, provided that any materiality qualifiers contained in any representation or warranty of the Company herein shall be disregarded for purposes of determining whether a breach has occurred and for purposes of determining Losses hereunder, except with respect to the representations and warranties set forth in Section 3.5 (Financial Statements) and where any such provision requires disclosure of lists or items of a material nature or above a specified threshold;

(ii) any failure of the Company to perform any covenant or agreement made or contained in this Agreement or any other Transaction Document;

(iii) any Indemnified Taxes;

(iv) any Company Indebtedness to the extent not paid pursuant to Section 2.3;

(v) any Company Transaction Expenses to the extent not paid pursuant to Section 2.3; and

(vi) any item set forth on Schedule 7.1(a)(vi); and

(vii) any item set forth on Schedule 7.1(a)(vii).

(b) Subject to the limitations set forth herein, from and after the Effective Date, each Seller agrees, severally and not jointly, to defend, indemnify and hold harmless the Parent Indemnitees, from and against, and to pay or reimburse the Parent Indemnitees for, any and all Losses, based on, resulting from, arising out of or relating to:

(i) any breach of any representation or warranty made by such Seller in Article IV or in any other Transaction Document, provided that any materiality qualifiers contained in any representation or warranty of such Seller herein shall be disregarded for purposes of determining whether a breach has occurred and for purposes of determining Losses hereunder; and

(ii) any failure by such Seller to perform or comply with any covenant, agreement or undertaking applicable to him contained in this Agreement.

Section 7.2 Indemnity Obligations of Parent and Merger Sub. Parent and Merger Sub jointly and severally covenant and agree to defend, indemnify and hold harmless the Sellers, their respective Affiliates (which for avoidance of doubt shall exclude the Surviving Entity or any of its Subsidiaries), agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses based on, resulting from, arising out of or relating to:

(a) any breach of a representation or warranty of Parent or Merger Sub contained in Article V or in any other Transaction Document, provided that any materiality qualifiers contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach has occurred and for purposes of determining Losses hereunder; and

(b) any failure of Parent, Merger Sub, Merger Co, the Surviving Company or the Surviving Entity to perform any covenant or agreement made or contained in this Agreement or any other Transaction Document.

Section 7.3 Indemnification Procedures. As used herein, “Claim” means a claim for indemnification by any Parent Indemnitee or Seller Indemnitee, as the case may be, for Losses under this Article VII (such Person making a Claim, an “Indemnitee”). An Indemnitee shall give written notice of a Claim under this Agreement, whether for its own Losses or for Losses incurred by any other Parent Indemnitee or Seller Indemnitee, as applicable, executed by an officer of Parent or the Representative (on behalf of the Sellers), as applicable (a “Notice of Claim”), and delivered to the Representative or Parent, as applicable (such receiving party, the “Indemnitor”), promptly and in no event more than 30 days after such Indemnitee acquires Knowledge of the existence of any potential Claim by such Indemnitee for indemnification under this Article VII, but in any event on or before the end of the applicable survival period, arising out of or resulting from: (a) any item indemnified pursuant to the terms of Sections 7.1 or 7.2, or (b) the assertion, whether orally or in writing, against any Indemnitee of a Proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that if successfully prosecuted, would give rise to a right hereunder on the part of the Indemnitee to be indemnified by the Indemnitor with respect thereto. So long as such Notice of Claim is given on or prior to the end of the applicable survival period, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Indemnitor from any of its obligations under this Article VII, unless (and then only to the extent that) the Indemnitor is materially prejudiced thereby. In the event that the Indemnitor objects to the indemnification of an Indemnitee in respect of any claim or claims specified in any Notice of Claim, the Indemnitor shall deliver to the Indemnitee a notice to such effect, which shall include a reasonably detailed description of the basis for such denial. The Indemnitor and the Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitor of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnitor and the Indemnitee agree on their respective rights with respect to any of such claims, the Indemnitor and the Indemnitee shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnitor and the Indemnitee be unable to agree as to any particular item or items or amount or amounts within such time period, then any party may submit such dispute to a court of competent jurisdiction as set forth in Section 10.3, and such claims shall be payable within ten (10) Business Days after a final non-appealable determination of the amount of such claim is made by a court of competent jurisdiction.

Section 7.4 Defense of Third-Party Claims.

(a) Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend any Third-Party Claim. The Indemnitee may participate, at the Indemnitee’s own expense, through counsel of its own choice, in the defense of any Third-Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnitor shall not be entitled to assume control of the defense against a Third-Party Claim, and the Indemnitee may assume its own defense, at the Indemnitor’s expense, if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal Proceeding, against the Indemnitee; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnitee; (3) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (4) the Indemnitor fails to vigorously prosecute or defend such claim; or (5) any Third-Party Claims are in excess of the maximum amount the Indemnitee is entitled to recover from Parent Indemnitees or Seller Indemnitees, as applicable, pursuant to this Article VII. Neither the Indemnitee nor the Indemnitor may consent to entry of any judgment or settle any Third-Party Claim without the written consent of the other party, as applicable, which consent shall not be unreasonably withheld or delayed.

(b) The Indemnitor and the Indemnitee shall cooperate in the defense of any Third-Party Claims, regardless of which party assumes the defense of the Third-Party Claim. In the event that the Indemnitor assumes or participates in the defense of such Third-Party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other actions as are reasonable necessary to defend such Third-Party Claim in a timely manner.

(c) The Parties agree that the provisions of Section 6.7(f) are intended to govern regarding a Third-Party Claim with respect to a Tax matter and to the extent there is a conflict between this Section 7.4 and Section 6.7(f), the provisions of Section 6.7(f) shall control.

Section 7.5 Contents of Notice of Claim. Each Notice of Claim by an Indemnitee given pursuant to Section 7.3 shall contain the following information:

(a) that Indemnitee has incurred or paid or, in good faith, believes it shall have to incur or pay, Losses in an aggregate estimated amount arising from such Claim, to the extent readily ascertainable; and

(b) a description, in reasonable detail, of the facts, circumstances or events known to the Indemnitee (or reasonably expected to be known to the Indemnitee) giving rise to the alleged Losses, including the identity and address of any third-party claimant (to the extent reasonably available to Indemnitee), copies of any demand or complaint, the amount of Losses estimated, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

Section 7.6 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Effective Date until the date that is eighteen (18) months after the Effective Date (the “Release Date”); provided, however, that (i) the Fundamental Representations and the Parent Fundamental Representations shall survive indefinitely, and (ii) the representations and warranties set forth in Section 3.8 (Taxes) and Section 3.13 (Employee Benefits) shall survive the Effective Date for the period ending on the date that is thirty (30) days after the expiration of the applicable statute of limitations period. Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved. All covenants and agreements shall survive the Effective Date until fully performed. Within one (1) Business Day following the Release Date, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Representative (on behalf of and for the benefit of the Sellers) all funds held under the Escrow Agreement as of such date less the amounts of any unresolved Claims as set forth in any Notice of Claim delivered to the Representative on or prior to the Release Date, all in accordance with the Escrow Agreement.

Section 7.7 Certain Limitations.

(a) Subject to other provisions of this Article VII,

(i) the Parent Indemnitees shall not be entitled to recover (through reimbursement, indemnification or otherwise) any Losses arising under Section 7.1(a)(i) or Section 7.1(b)(i) until the aggregate amount of such Losses exceeds $2,000,000 (the “Basket”), in which case the Parent Indemnitees shall be indemnified by the Sellers for all such Losses in excess of the Basket up to a maximum amount of the Indemnity Escrow Amount (the “Cap”), provided that neither the Basket nor the Cap shall apply to Losses arising from any breach of the Fundamental Representations or common law fraud, and provided further that the Basket shall not apply to Losses arising from any breach of the representations contained in Section 3.8.

(ii) the maximum amount which may be recovered by the Parent Indemnitees for breaches of Section 3.8 or pursuant to Section 7.1(a)(iii) (when taken together with all other Losses subject to the Cap) shall in the aggregate not exceed the Cap;

(iii) the maximum amount which may be recovered by the Parent Indemnitees pursuant to Section 7.1(a)(vii) shall in the aggregate not exceed $4,000,000;

(iv) the maximum amount which may be recovered by the Parent Indemnitees pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) for a breach of the Fundamental Representations or pursuant to Section 7.1(a)(ii), Section 7.1(a)(iv), Section 7.1(a)(v), Section 7.1(a)(vi), Section 7.1(b)(ii), or common law fraud shall in the aggregate not exceed the Purchase Price;

(v) the aggregate liability of any Minority Seller under this Article VII shall in the aggregate not exceed such Minority Seller’s Pro Rata Share of the Purchase Price, and no Minority Seller shall be liable for more than such Minority Seller’s Pro Rata Share of any Loss arising under Section 7.1(a).

(b) All claims of Parent Indemnitees for Losses subject to the Cap shall be satisfied first out of funds available in the Escrow Account, subject to the terms of this Agreement and the Escrow Agreement, and after the Escrow Account has been exhausted or released, the sole recourse of Parent Indemnitees with respect to such claims shall be against the R&W Policy. All claims of Parent Indemnitees for Losses not subject to the Cap shall be satisfied first out of the funds available in the Escrow Account until the Escrow Account has been exhausted or released, second from the R&W Policy to the extent such claims are covered thereunder until the R&W Policy has been exhausted or otherwise became unavailable, and thereafter, the Parent Indemnitees shall then be entitled to pursue recovery for any remaining Losses from the Sellers, solely to the extent that such Losses have been finally determined and subject to the other terms and limitations provided in this Article VII, which remaining Losses shall be satisfied by the Sellers (i) 50% in cash and (ii) 50% in shares of Series B Preferred Stock which shall be convertible, subject to the provisions of the Series B Preferred Certificate of Designation, into a number of shares of Parent Common Stock having an aggregate value (based on the Value Per Conversion Share) equal to 50% of the amount of such remaining Losses or, following the Conversion Date, 50% in Conversion Shares (having a value based on the Value Per Conversion Share).

(c) Parent and Merger Sub shall not be liable to indemnify the Seller Indemnitees for Losses arising under Section 7.2(a) until the aggregate amount of all Losses exceeds the Basket, in which event Seller Indemnitees shall be indemnified by Parent and Merger Sub for all Losses in excess of the Basket up to the Cap; provided, however, that neither the Basket nor the Cap shall apply to Losses arising under Section 7.2(a) for any breach of any Parent Fundamental Representations or common law fraud; provided further, however, that the Basket shall not apply to Losses arising from a breach of Section 5.13.

(d) The maximum amount which may be recovered by the Seller Indemnitees pursuant to Section 7.2(a) for a breach of the Parent Fundamental Representations or pursuant to Section 7.2(b) or common law fraud shall in the aggregate not exceed the Purchase Price.

(e) The amount to which an Indemnitee may become entitled under this Article VII shall be net of any actual recovery received from any insurer less any deductible or other cost associated with receiving such recovery in respect of a claim. To the extent that insurance is available to any Indemnitee to cover any item for which indemnification may be sought hereunder, the Indemnitee will, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies. To the extent an Indemnitee is indemnified and paid the full amount of any claim out of the Indemnity Escrow Amount on any claim referred to in the previous sentence, such Indemnitee will assign (to the extent assignable), to the Indemnitor, to the fullest extent allowable, its claim against such insurance.

(f) Notwithstanding anything contained in this Agreement to the contrary, except with respect to the matters covered by Section 2.2 and other than in the case of common law fraud (except with respect to the cap on liability therefor set forth in this Section 7.7), the Parties agree that, from and after the Effective Time, the sole and exclusive remedies of the Parties, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, equity, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the Parties set forth in this Article VII. The provisions of this Section 7.7(f) shall not, however, prevent or limit a cause of action under Section 6.7 or Section 10.16 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(g) Sellers and Parent shall, and shall cause the Seller Indemnitees and the Parent Indemnitees, respectively, to, take all reasonable steps and use all commercially reasonable efforts to mitigate any of their respective Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(h) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnitor shall be liable and no Indemnitee shall be entitled to be compensated, under this Agreement, including pursuant to this Article VII, for any Loss to the extent that (i) the Loss was taken into account in the final calculation of the Net Adjustment Amount, or (ii) an Indemnitee shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

(i) In addition to the other limits on Taxes, the Seller’s liability for any Loss relating to any Tax matter (including a breach of Section 3.8 or other representation or warranty regarding Tax) shall be limited to the resulting Tax Losses.

Section 7.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 7.9 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or Knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any provision based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.

Section 7.10 Computation of a Loss. Losses shall be reduced by the value of any Tax Benefit inuring to any Parent Indemnitee as a result of incurring the Loss. If Parent, the Surviving Entity, its Subsidiaries and/or any of their respective Affiliates actually realize a Tax Benefit with respect to a Loss for which indemnification was paid and such Tax Benefit was not included in the initial computation of the Loss, Parent shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Taxing Authority) pay to the Representative for distribution to the Sellers the amount of such Tax Benefit. Parent shall take all commercially reasonable actions (and shall cause the Surviving Entity and its Subsidiaries and Affiliates to take all commercially reasonable actions) to timely claim any Tax Benefit that shall reduce the amount of any such Loss, or give rise to a payment to or for the benefit of the Sellers, under this Section 7.10.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Sellers’ and the Company’s Obligations. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any or all of which may be waived in whole or in part by the Representative):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Section 5.6 (Capital Structure) and Section 5.8(a) (SEC Reports) shall be true and correct in all respects as of the date hereof and as of the Effective Date (without regard to materiality, material adverse effect or similar qualifications contained therein), except for (a) such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date and (b) those instances (including in clause (a)) in which the failure of any such representation or warranty to be true and correct would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

(b) Closing Deliverables. Parent and Merger Sub must have performed each of the actions required by Section 2.3 and delivered or caused to be delivered to the Representative each of the items required by Section 2.3.

Section 8.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent):

(a) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(b) Deliverables. The Sellers or the Representative must have delivered or caused to be delivered to Parent and Merger Sub the items required by Section 2.4.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Prior to the Effective Time, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Representative and Parent;

(b) at any time after November 30, 2015 (as it may be extended as set forth below, the “Outside Date”), by the Representative upon written notice to Parent, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Sellers; provided, that the Outside Date shall be extended to December 15, 2015 if, as of November 30, 2015 and through the date of determination, Parent is diligently pursuing the consummation of the transactions contemplated hereby in good faith;

(c) by the Representative, if there has occurred a Parent Material Adverse Effect since the date of this Agreement, or by Parent, if there has occurred a Company Material Adverse Effect since the date of this Agreement; or

(d) by Parent if, following the Outside Date (i) the conditions set forth in Article VIII have been satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time), or the Parent would be willing to waive any unsatisfied conditions in its favor, (ii) Parent is ready, willing and able to consummate the transactions contemplated hereby and (iii) the Representative and the Sellers have failed to deliver the items required in Section 2.4 which have not been waived by Parent by the date that would have otherwise been the Effective Date.

Section 9.2 Procedure and Effect of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Parent and Merger Sub shall return all documents and other material received from Company, the Sellers or any of their respective representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and (ii) all confidential information received by Parent and Merger Sub or any of their respective representatives or Affiliates with respect to the business of the Company and its Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) the obligations provided for in this Section 9.2, Section 6.5 and Article X hereof shall survive any such termination of this Agreement and (b) nothing herein (including payment of the Purchase Price Advance) shall relieve any party from liability for breach of this Agreement. In the event the Parent is entitled to terminate, and does terminate, this Agreement pursuant to Section 9.1(c) or (d), the Representative shall return the Purchase Price Advance to Parent, by wire transfer of immediately available funds to an account designated by Parent. In the event the Representative is entitled to terminate, and does terminate, this Agreement pursuant to Section 9.1(b) at a time when (i) the conditions set forth in Article VIII have been satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time), or the Representative would be willing to waive any unsatisfied conditions in favor of the Sellers, (ii) the Sellers are ready, willing and able to consummate the transactions contemplated hereby and (iii) Parent has failed to consummate the transactions contemplated hereby by such date, the termination of this Agreement shall be deemed to have been effected as a result of a breach by Parent, and accordingly, such termination shall in no way limit any claim by any Seller that Parent breached the terms of this Agreement, nor shall such termination limit the right of any Seller to seek specific performance and all other remedies available at law and equity.

ARTICLE X

MISCELLANEOUS

Section 10.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1(a):

“Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) liquidation, dissolution or recapitalization or similar transaction involving the Company or any of its Subsidiaries, (iii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiary representing 50% or more of the consolidated assets of the Company and its Subsidiaries, (iv) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power of the Company, (v) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting capital stock of the Company or (vi) any combination of the foregoing (other than the transactions contemplated hereby).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include a spouse, parent, sibling or direct lineal descendant of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any such family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

“Books and Records” means all books and records of the Company and its Subsidiaries, including but not limited to files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means performance-based digital advertising and marketing services and solutions to advertisers, publishers, and advertising agencies using proprietary and third-party platforms, and any other business of the Company and its Subsidiaries as conducted as of the Effective Date.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Change in Control Severance Agreements” means the agreements between the Company or its Subsidiaries and their employees providing for severance benefits in the event of a change in control of the Company or its Subsidiaries.

“Closing Price” means the closing price of the Parent Common Stock on the trading day immediately preceding the Effective Date, as reported by the NYSE MKT.

“Closing Shares” means the greater of (i) 300,000 shares of Series B Preferred Stock, which shall be convertible, subject to the provisions of the Series B Preferred Certificate of Designation, into 15,000,000 shares of Parent Common Stock, or (ii) if the Closing Price is less than $6.67 per share, a number of shares of Series B Preferred Stock which shall be convertible, subject to the provisions of the Series B Certificate of Designation, into shares of Parent Common Stock having an aggregate value (based on the Closing Price) equal to $100,000,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Indebtedness” means, with respect to the Company and its Subsidiaries at any applicable time of determination, without duplication, (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements other than the SAR Plan Payment Amount (computed using 100% of the Delayed Unvested SAR Merger Consideration); (vi) all severance or bonus plans or arrangements, change of control payments or similar arrangements payable solely as a result of the consummation of the transactions contemplated hereby other than the Success Fee Payment Amount; (vii) all guaranties in connection with any of the foregoing; (viii) all outstanding obligations recorded or required to be recorded as capital leases in accordance with GAAP; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all obligations arising from cash/book overdrafts; (xii) all checks in transit; and (xiii) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business or the properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, or to the ability of the Company and its Subsidiaries to consummate timely the transactions contemplated hereby, including, without limitation, any separation of a Majority Seller from the Company or any material reduction in responsibilities or involvement of any Majority Seller with the Company. None of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been such a material adverse effect: any change, occurrence, event or development resulting from (i) the United States or global economy generally or capital, credit or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, provided that such changes do not have a disproportionate impact on the Company or its Subsidiaries; (ii) political conditions generally of the United States, including a government shutdown, or any other country or jurisdiction in which Parent or any of its Subsidiaries operate, provided that such changes do not have a disproportionate impact on the Company or its Subsidiaries; (iii) any changes in applicable Laws; (iv) any changes in GAAP or applicable statutory accounting principles; (v) natural disasters, acts of terrorism or war (whether or not declared), or epidemics; (vi) any action taken by Parent, Merger Sub or Merger Co; (vii) the negotiation, execution, announcement or performance of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby or any other actions required under this Agreement or the Transaction Documents, including effects related to the identity of Parent or Merger Sub, compliance with the covenants contained herein or therein or the failure to take any action as a result of any restrictions or prohibitions set forth herein or therein and the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders or employees; or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period.

“Company Transaction Expenses” means the fees and expenses incurred as of the Effective Time and payable by the Sellers or the Company or its Subsidiaries to third parties relating to or arising out of the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including travel, legal, accounting, success bonuses, investment banking and other professional fees, in each case that are not paid prior to the Effective Time. For the avoidance of doubt, Company Transaction Expenses shall not include any fees and expenses incurred by Parent, Merger Sub, the Surviving Entity or the Surviving Company, the SAR Plan Payment Amount, the Success Fee Payment Amount or any amounts included in the definition of Company Indebtedness.

“Confidentiality Agreement” means the confidentiality letter agreement, dated September 22, 2015 by and between Parent and Petsky Prunier LLC, as the authorized representative of the Company and its Subsidiaries.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Conversion Date” shall have the meaning ascribed to such term in the Series B Preferred Certificate of Designation.

“Conversion Shares” means the shares of Company Common Stock into which the applicable shares of Series B Preferred Stock (as the context requires) are convertible.

“Credit Facilities” means that certain Loan Agreement, dated as of September 13, 2012, between the Company, as Borrower, and Bank of America, N.A., as Lender, as supplemented, amended, restated, amended and restated, or otherwise modified (including by waiver or consent) from time to time.

“Customer Data” means any Data or materials provided by or on behalf of, or otherwise relating to, end users or third party providers in connection with the Company’s and its Subsidiaries’ Business and the products, services and technologies offered by the Company and its Subsidiaries.

“Data” means any and all information and data licensed, obtained, or otherwise received, developed, generated or recorded, by or on behalf of the Company and its Subsidiaries, including, but not limited to, any and all copies, reproductions, embodiments or versions of any information or data (whether in electronic, human or machine readable or executable form or any other format) in the possession, custody or control of the Company or its Subsidiaries or their respective representatives, or that the Company or its Subsidiaries or their respective representatives otherwise have the right to access.

“DOL” means the United States Department of Labor.

“Eligible Market” means the NYSE MKT.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, preservation or reclamation of natural resources, natural resources damages, prevention or control of spills or pollution, or to the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling) of a Release or threatened Release of Hazardous Materials, or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, all as in effect on the date of this Agreement and each as amended hereafter.

“Escrow Account” means the segregated account established by the Escrow Agent to hold the Escrow Amount.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Effective Date by and among the Escrow Agent, the Representative and Parent, attached hereto as Exhibit K.

“Final Signing Date Statement” means the Signing Date Statement as finally determined in accordance with Section 2.2.

“Fundamental Representations” mean representations and warranties set forth in Section 3.1 (Organization and Related Matters), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), the last sentence of Section 3.10(c) (Title), Section 3.22 (Financial Advisors), Section 4.1 (Power and Authority), and Section 4.2 (Ownership).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied on a consistent basis throughout the periods involved.

“Governmental Approval” means any Consent of, with or to any Governmental Body, including but not limited to any regulatory clearances.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company or any of its Subsidiaries conducts business, or any state, local or foreign governmental authority including, without limitation, petroleum and its by-products and additives, natural or synthetic gas, radioactive materials, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, exposure, generation, use, handling, treatment, transportation, arrangement for transport, storage, disposal or arrangement for disposal, is prohibited, limited or regulated under any provision of Environmental Law or by any Governmental Body.

“IDI Stockholders’ Agreement” means a stockholders’ agreement by and among Parent, the Sellers, Frost Gamma Investments Trust and the other parties identified therein, in the form attached hereto as Exhibit L;

“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income.

“Indemnified Taxes” means (without duplication) (i) Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or portion of a period ending on the Signing Date); (ii) Taxes of the Company or any Subsidiary for a Post-Closing Tax Period (or portion of a period beginning on the day after the Signing Date) arising from a breach of a representation or warranty in Section 3.8(e) through Section 3.8(o), other than Section 3.8(l), or Section 3.8(i); or (iii) the greater of (a) income Taxes of the Company or any Subsidiary with respect to the period beginning after the Signing Date and ending on the Effective Date as a result of a breach of Section 3.8(l), or (b) the amount of any Permitted Distribution made with respect to any period during which the representations and warranties of Section 3.8(l) were in breach, or (iv) Taxes of any Parent Indemnitee resulting from a breach of, or failure to perform, any covenant of the Representative contained in Section 6.7 or the Company contained in Section 6.7(h). Notwithstanding the foregoing, Indemnified Taxes shall exclude the following Taxes: (i) Taxes to the extent included in the computation of the Net Working Capital, or included in Company Transaction Expenses, in each case, as finally determined; (ii) Taxes to the extent resulting from a breach by Parent or any of its Affiliates of any covenant contained in this Agreement; (iii) any Transfer Taxes under Section 6.7(d); (iv) Taxes included in the computation of the SAR Plan Payment Amount for which Parent has been compensated through a reduction in Cash Consideration; (v) Taxes resulting from any Parent Effective Date Transactions; and (vi) Taxes payable with respect to income realized on the Effective Date (other than attributable to the transactions contemplated or permitted by this Agreement).

“Indemnity Escrow Amount” means $2,000,000.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship (whether copyrightable or not), all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential information (including, but not limited to, invention disclosures, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all Software, (f) all other similar intellectual property rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, (i) with respect to the Company, the actual knowledge of Ryan Schulke, Matthew Conlin, Sean Cullen, Matthew Koncz, Daniel Barsky and Ryan Perfit, in each case, after due inquiry, and (ii) with respect to Parent, the actual knowledge of Michael Brauser, Derek Dubner, James Reilly, Josh Weingard, Ole Paulsen and Aaron Solomon, in each case, after due inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, including rules of the Eligible Market, regulation or other requirement or rule of law of any Governmental Body.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Majority Seller” means either of Ryan Schulke and Matthew Conlin.

“Minority Seller” means either of Sean Cullen and Matthew Koncz.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) (i) the Final Net Working Capital minus (ii) Estimated Net Working Capital, plus (B) (i) the Final Signing Cash minus (ii) Estimated Signing Cash.

“Net Working Capital” means the current assets of the Company and its Subsidiaries, on a consolidated basis, of the type and nature set forth on the Balance Sheet (other than Signing Cash, Affiliated Obligations, and any amounts due from or payable by any employees or former employees of the Company or any of its Subsidiaries) and which have a balance thereon on the Balance Sheet attached to Section 3.5(a) of the Seller Disclosure Letter less the current liabilities of the Company and its Subsidiaries (excluding any items constituting Company Indebtedness or Company Transaction Expenses, in each case, to the extent paid on the Effective Date and any SAR Plan Payment Amount), calculated in accordance with GAAP and determined in accordance with Applicable Accounting Guidelines set forth on Exhibit M attached hereto.

“Neutral Accountant” means Marcum LLP.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Parent Common Stock” means the shares of common stock, par value $0.0005 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Parent to the Representative in accordance with the terms of this Agreement.

“Parent Effective Date Transaction” means any transaction engaged in by the Company or any of its Subsidiaries on the Effective Date, which occurs after the Effective Time or at the direction of Parent that is not contemplated or permitted by this Agreement and is outside the ordinary course of business, including any transaction engaged in by the Company or any of its Subsidiaries in connection with the financing of any obligations of Parent or the Company or any of its Subsidiaries to make a payment under this Agreement.

“Parent Fundamental Representations” mean representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization and Enforceability), Section 5.4 (Financial Advisors), Section 5.6 (Capital Structure), Section 5.7 (Series B Preferred Stock and Parent Common Stock) and Section 5.13 (Certain Tax Matters).

“Parent Material Adverse Effect” means, with respect to Parent or any of its Subsidiaries, any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business or the properties, results of operations or condition (financial or otherwise) of Parent or any of its Subsidiaries or to the ability of Parent or its Subsidiaries to consummate timely the transactions contemplated hereby, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been such a material adverse effect: any change, occurrence, event or development resulting from (i) the United States or global economy generally or capital, credit or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, provided that such changes do not have a disproportionate impact on Parent or its Subsidiaries; (ii) political conditions generally of the United States, including a government shutdown, or any other country or jurisdiction in which Parent or any of its Subsidiaries operate, provided that such changes do not have a disproportionate impact on Parent or its Subsidiaries; (iii) any changes in applicable Laws; (iv) any changes in GAAP or applicable statutory accounting principles; (v) natural disasters, acts of terrorism or war (whether or not declared), or epidemics; or (vi) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period.

“Payoff Letters” means the payoff letters with respect to any Company Indebtedness for borrowed money executed by each Person to which such repayment shall be made as of the Effective Date.

“Permitted Distribution” means a distribution by the Company of cash to the Sellers to reimburse the Sellers for any income Tax obligation incurred by them with respect to the Company attributable to any time between the date hereof and the Effective Date, in an amount not to exceed the product of (A) the taxable income of the Company earned between the date hereof and the Effective Date (determined using an interim “closing of the books method” for such period and without regard to any deductions for the SAR Plan Payment Amount, the Success Fee Payment Amount or Company Transaction Expenses or with respect to the repayment of Company Indebtedness) multiplied by (B) 45%.

“Permitted Liens” means (i) Liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet, (ii) Liens arising under equipment leases with third parties which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Company and its Subsidiaries, (iii) Liens set forth in Section 3.10(a) of the Seller Disclosure Letter, (iv) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (v) Liens with respect to the properties or assets of the Company or any of its Subsidiaries that do not singly or in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary course of business, (vi) other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances, if any, which, individually or in the aggregate, do not materially impair the operation of the Business in the ordinary course; and (vii) non-exclusive licenses of Intellectual Property granted by or to the Company and its Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means any and all personally identifiable Data concerning any individual, including, without limitation, consumer personal information and employee personnel records, obtained by or on behalf of the Company or its Subsidiaries from any source, used or useful in connection with the Company’s and its Subsidiaries’ business and the products, services and technologies offered by the Company and its Subsidiaries.

“Post-Closing Tax Period” means any taxable period that begins on or after the day that is immediately following the Signing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Time and the portion through the end of the Signing Date for any taxable period that includes (but does not end on) the Signing Date.

“Pro Rata Share” means (i) with respect to Ryan Schulke 54.5%, (ii) with respect to Matthew Conlin: 36.8%, (iii) with respect to Sean Cullen: 5.5%, and (iv) with respect to Matthew Koncz: 3.2%.

“Proceeding” means any judicial, administrative or arbitral actions, investigations, suits, proceedings (public or private), claims or governmental proceedings.

“Purchase Price” means, collectively and subject to adjustments pursuant to Section 2.2, (A) cash amount equal to the sum of (i) $100,000,000, plus the Signing Cash, plus or minus (as applicable) the adjustment amount contemplated in Sections 1.7(c)(iii) and (iv); and (B) the Equity Consideration.

“R&W Policy” means the representations and warranties insurance policy obtained by Parent attached as Exhibit N hereto.

“Real Property Leases” means all leases, subleases, rights to occupy or use, licenses and other arrangements with respect to the use or occupancy of any real property to which the Company or any of its Subsidiaries is a party, together with all amendments, modifications, side letters and supplements thereto.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Effective Date, by and between Parent and the Sellers and each of the other individuals who are entitled to receive shares of Series B Preferred Stock pursuant to the terms of this Agreement.

“Release” means any actual or threatened release, spill, emission, leaking, seepage, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Representative’s Agreement” means a Representative’s Agreement by and among the Representative and the Sellers relating to, among other things, the matters set forth in Section 1.10 of this Agreement.

“Reserve Amount” means a portion of the Cash Consideration as shall be designated by the Representative to Parent prior to the Effective Time.

“SAR” means stock appreciation rights granted to SAR Plan Participants pursuant to the SAR Plan.

“SAR Plan” means the Company’s Stock Appreciation Rights Plan, adopted as of January 1, 2014.

“SAR Plan Participant” means each employee of the Company who is entitled to any payment under the SAR Plan, each of whom is listed on Exhibit C-1 hereto.

“SAR Plan Payment Amount” means (i) any and all payments due to a SAR Plan Participant with respect to Vested SARs and Unvested SARs on the Effective Date, and (ii) the Delayed Unvested SAR Merger Consideration, plus (iii) the related employment taxes of the Company on the amounts described in (i) and (ii), computed assuming the Delayed Unvested SAR Merger Consideration was payable at the Effective Time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent in accordance with the terms of this Agreement.

“Series B Preferred Certificate of Designation” shall mean that certain Certificate of Designation, Preferences and Rights of the Series B Preferred Stock attached hereto as Exhibit O which sets forth the rights, preferences, terms and conditions of the Series B Preferred Stock to be issued in connection herewith.

“Series B Preferred Stock” means shares of Parent’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share, having the preferences, rights and limitations set forth in the Series B Preferred Certificate of Designation.

“Signing Cash” means, as of the date hereof, the unrestricted cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP. For the avoidance of doubt, Signing Cash shall (i) be net of issued but uncleared outbound checks and drafts and pending electronic debits, and inbound checks and drafts deposited but not yet cleared and (ii) not include the Purchase Price Advance.

“Signing Date” means November 16, 2015.

“Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, libraries and databases.

“Subsidiary” means, (x) with respect to the Company, any corporation, partnership, association, trust or other entity of which the Company or any Subsidiary of the Company (alone or together) owns or controls (either directly or indirectly or through another Subsidiary) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes of capital stock or other ownership interests shall or might have voting power upon the occurrence of any contingency), including American Prize Center LLC, Delivery Technology LLC, Fluent Media Labs, LLC, Find Dream Jobs, LLC, Reward Zone USA, LLC, Samples & Savings, LLC, Search Works Media, LLC, Sea of Savings LLC, and RewardsFlow LLC, and (y) with respect to Parent, Merger Sub and any other corporation, partnership, association, trust or other entity of Parent, Merger Sub or any other Subsidiary of Parent (alone or together) owns or controls (either directly or indirectly or through another Subsidiary) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes of capital stock or other ownership interests shall or might have voting power upon the occurrence of any contingency), including IDI Holdings, LLC and Interactive Data, LLC.

“Success Fee” means the transaction bonus amount payable pursuant to a Success Fee Arrangement plus the Company’s portion of any employment Taxes associated with such amounts.

“Success Fee Arrangements” means the letter agreements set forth on Exhibit C-2 providing for the payment of transaction bonuses to certain employees of the Company in connection with the consummation of the transactions contemplated hereby.

“Target Net Working Capital” means $8,000,000.

“Tax” or “Taxes” shall mean any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Benefit” means any actual reduction in Taxes payable, or increase in Tax refunds receivable in the year the Loss was incurred (or in either of the two succeeding Tax years). Tax Benefits arising from a Loss shall equal the excess of the amount of the Tax liability without regard to the Loss, over the amount of Tax liability with the Loss taken into account, such that all other Tax attributes are applied prior to application of the Loss item.

“Tax Losses” shall mean (i) any Indemnified Taxes, and (ii) any reasonable fees and expenses of legal counsel or other tax advisors incurred by Parent or the Company in controlling a Proceeding by any Taxing Authority to the extent relating to any Indemnified Taxes. Tax Losses shall be computed taking into account Tax Benefits as provided in Section 7.10. To the extent that a Proceeding relates to Taxes that would be Indemnified Taxes and Taxes that would not be an Indemnified Tax, any reasonable fees an expenses and other legal counsel shall be appropriately apportioned so that the amount included in clause (ii) only relates to the fees and expenses that the Parent and the Company would not have incurred had the audit or Proceeding not related to any Indemnified Taxes.

“Tax Matter” means (i) amending a Tax Return of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period (or Straddle Period) or an IRS Form 1120S (or comparable state or local form) for any period ending on or prior to the Effective Date; (ii) making or revoking an election on any Tax Return filed after the Effective Date that adversely affects the Taxes or Tax Returns of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period (or Straddle Period) or an IRS Form 1120S (or comparable state or local form) for any period ending on or prior to the Effective Date; (iii) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period (or Straddle Period) or an IRS Form 1120S (or comparable state or local form) for any period ending on or prior to the Effective Date; (iv) filing any ruling request with any Taxing Authority that relates to Taxes or Tax Returns of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period (or Straddle Period) or an IRS Form 1120S (or comparable state or local form) for any period ending on or prior to the Effective Date; or (v) any disclosure to, or discussions with, any Taxing Authority regarding any Tax or Tax Returns of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period, including disclosure to, or discussions with, a Taxing Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or Straddle Period) or an IRS Form 1120S (or comparable state or local form) for any period ending on or prior to the Effective Date in jurisdictions that the Company or any Subsidiary of the Company did not file a Tax Return (or pay Taxes) for such periods.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body that has the right to impose Taxes on the Company or any of its Subsidiaries.

“TBO Merger Agreement” means that certain Merger Agreement and Plan of Reorganization by and among Parent, The Best One, Inc., TBO Acquisition, LLC, and Derek Dubner, dated December 14, 2014, as amended.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“Unvested SAR(s)” means each SAR that is outstanding and that has not vested prior to the Effective Time (but that vests in connection with the transactions contemplated by this Agreement).

“Value Per Conversion Share” means (i) if the Closing Price is equal to or greater than $6.67 per share, $9.70 per Conversion Share and (ii) if the Closing Price is less than $6.67 per share, the Closing Price.

“Vested SAR(s)” means each SAR or portion thereof that is outstanding and that vested prior to the Effective Time pursuant to its terms and the SAR Plan.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“WC Adjustment Escrow Amount” means $1,000,000.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affiliated Obligations	6.9
Agreement	Preamble
Antitrust Laws	6.13
Authorized Action	1.10(c)
Balance Sheet	3.5(a)
Balance Sheet Date	3.5(a)
Basket	7.7(a)(i)
Cap	7.7(a)(i)
Cash Consideration	1.7(c)
Certificate of Merger	1.2
Claim	7.3
Company	Preamble
Company Board Consent	Recitals
Company ERISA Affiliate	3.13(a)
Company Stockholder Consent	Recitals
D&O Tail	6.4(b)
Delayed Unvested SAR Merger Consideration	1.7(d)
DGCL	Recitals
Dispute Notice	2.2(b)
Disputed Items	2.2(b)
Downward Adjustment Amount	2.2(d)
Effective Date	1.2
Effective Time	1.2
Eligible Market Approval	6.11(a)
Employee Benefit Plans	3.13(a)
Employment Agreements	2.4(f)
Environmental Permits	3.17(a)
ERISA	3.13(a)
Equity Consideration	1.7(c)
Estimated Net Working Capital	2.1

Term	Section
Final Signing Cash	2.2(b)
Final Net Working Capital	2.2(b)
Financial Statements	3.5(a)
General Enforceability Exceptions	3.2(i)
General Release	2.4(d)
HSR Filing	6.13
IDI Existing Certificate of Designation	5.6(a)
Indemnitee	7.3
Indemnitor	7.3
Information Statement	6.11(a)
Intellectual Property Licenses	3.11(b)
Leased Properties	3.9(b)
Losses	7.1(a)
Material Contracts	3.12(a)
Material Customer	3.20(a)
Material Supplier	3.20(b)
Merger	Recitals
Merger Co	Preamble
Merger Sub	Preamble
Merger Sub Consent	Recitals
Notice of Claim	7.3
Outside Date	9.1(b)
Owned Intellectual Property	3.11(a)
Parent	Preamble
Parent Board Consent	Recitals
Parent Equity Incentive Plan	6.15
Parent Indemnitees	7.1(a)
Parent Stockholder Approval	6.15
Parent Stockholder Consent	Recitals
Parties	Preamble
Party	Preamble
Personal Property Leases	3.10(a)
Purchase Price Advance	1.8
Qualified Plans	3.13(c)
Real Property Laws	3.9(c)
Release Date	7.6
Representative	Preamble
SAR Merger Consideration	1.7(d)
SEC Reports	5.8(a)
Seller Indemnitees	7.2
Seller Merger Consideration	1.7(c)
Sellers	Preamble

Term	Section
Series A Preferred Stock	5.6(a)
Signing Date Statement	2.2(a)
Straddle Period	6.7(a)
Subsequent Merger	6.16(a)
Subsequent Merger Plan	6.16(a)
Success Fee Payment Amount	1.7(e)
Surviving Affiliated Obligations	6.9
Surviving Company	Recitals
Surviving Entity	1.1
Systems	3.24
Tax Contest	6.7(f)
Third-Party Claim	7.3
Unvested SAR Cash Merger Consideration	1.7(d)
Unvested SAR Payment Amount	1.7(d)
Upward Adjustment Amount	2.2(c)
Vested SAR Cash Merger Consideration	1.7(d)
Vested SAR Payment Amount	1.7(d)
Year Anniversary Date	1.7(d)

Section 10.2 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses (including, without limitation, legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.3 Submission to Jurisdiction; Consent to Service of Process. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.4 Entire Agreement; Amendments and Waivers.

This Agreement (including the exhibits attached hereto, the Seller Disclosure Letter and the Parent Disclosure Letter) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can only be amended, supplemented or changed by written instrument making specific reference to this

Agreement signed by Parent and the Sellers or the Representative on behalf of the Sellers. Any provision hereof can be waived by written instrument signed by Parent, in the case of an amendment, supplement, modification or waiver sought to be enforced against Parent, or by written instrument signed by the applicable Seller or the Representative on behalf of such Seller(s), in the case of an amendment, supplement, modification or waiver sought to be enforced against any Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of Law principles thereof.

Section 10.6 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Sellers or the Representative, to:	Fluent, Inc. 33 Whitehall Street 15th Floor New York, NY 10004 Attn: Ryan Schulke

With a copy (which shall not constitute notice) to:	Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attn: Bradley C. Vaiana, Esq. Jennifer C. Kurtis, Esq.

If to Parent, to:	IDI, Inc. 2650 N. Military Trail, Suite 300 Boca Raton, FL 33431 Attn:Derek Dubner, Co-CEO Joshua Weingard, Corporate counsel

With a copy (which shall not constitute notice) to:	Akerman LLP One Southeast Third Avenue Suite 2500 Miami, Florida 33131 Attn:Teddy Klinghoffer, Esq. Andrea Fisher Evans, Esq.

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the 5th Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

Section 10.8 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.9 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by any Party, and no Party’s obligations hereunder, or any of them, shall be delegated, without the consent of the other Parties; provided that Parent may collaterally assign this Agreement to any lender of Parent or any of its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Article VII with respect to Persons entitled to indemnification thereunder, and provided that each of the current and former, equityholders, members, managers, officers, directors and employees of the Company and its Subsidiaries are express third party beneficiaries of Section 6.4, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

Section 10.11 Remedies Cumulative. Subject to the limitations set forth in Section 7.7(f), no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 10.12 Exhibits and Disclosure Letters. The exhibits referred to herein are attached hereto and incorporated herein by this reference. A disclosure in any particular section of a Disclosure Letter or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other section of such Disclosure Letter is reasonably apparent.

Section 10.13 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of each section of each Disclosure Letter is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 10.14 Arm’s Length Negotiations. Each Party acknowledges and agrees that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 10.15 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.16 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 10.17 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Merger Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PARENT:

IDI, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

MERGER SUB:

FLUENT ACQUISITION I, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

MERGER CO:

FLUENT ACQUISITION II, LLC

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

COMPANY:

FLUENT, INC.

By:	/s/ Ryan Schulke
Name: Ryan Schulke
Title: Chief Executive Officer

REPRESENTATIVE: /s/ Ryan Schulke RYAN SCHULKE

SELLERS: /s/ Ryan Schulke RYAN SCHULKE

/s/ Matt Conlin MATT CONLIN /s/ Sean Cullen SEAN CULLEN /s/ Matthew Koncz MATTHEW KONCZ

Exhibit A

Certificate of Merger

[Attached]

EXECUTION VERSION

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

FLUENT ACQUISITION I, INC.

WITH AND INTO

FLUENT, INC.

November     , 2015

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Fluent, Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is Fluent Acquisition I, Inc., a Delaware corporation (the “Merging Corporation”).

SECOND: The Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by the Surviving Corporation and the Merging Corporation in accordance with Title 8, Section 251 of the Delaware General Corporation Law.

THIRD: The name of the Surviving Corporation is Fluent, Inc.

FOURTH: The Agreement and Plan of Merger is on file at 2650 N. Military Trail, Suite 300, Boca Raton, FL 33431 at the offices of the Surviving Corporation.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of any constituent corporation.

SIXTH: The Certificate of Incorporation of the Surviving Corporation shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended.

SEVENTH: This Certificate of Merger may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signatures on the following page]

IN WITNESS WHEREOF, a duly authorized officer of the Surviving Corporation has executed and delivered this Certificate of Merger as of the date first written above.

SURVIVING CORPORATION:

FLUENT, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLUENT, INC.

FLUENT, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Fluent, Inc. and that this corporation was originally incorporated pursuant to the DGCL on August 19, 2010 under the name Fluent, Inc.

2. The Certificate of Incorporation of this corporation was filed with the Office of the Secretary of State of the State of Delaware on August 19, 2010 (the “Original Certificate of Incorporation”).

3. That the Board of Directors of this corporation and the stockholders of this corporation duly approved the amendment and restatement of the Original Certificate of Incorporation in accordance with Section 245 of the DGCL as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation shall be Fluent, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904, and its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 1,000 shares and the par value of each of such shares is $0.01. All such shares are of one class and are designated as Common Stock.

FIFTH: The name and address of the incorporator is as follows: Sean Burgess, 19 W. 34th Street Suite 1018, New York, NY 10001.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

NINTH: No current or former director, officer or stockholder shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Ninth Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being an authorized officer of this corporation, has executed, signed and acknowledged this certificate of incorporation this                  day of November, 2015.

/s/ Ryan Schulke
Ryan Schulke, Chief Executive Officer

Exhibit B

Effective Date Equity Consideration

The number of shares of Series B Preferred Stock to be received by each Seller will be set forth on an updated version of this Exhibit B as of the Effective Date.

Seller	Shares of Series B Preferred Stock
Ryan Schulke	To be provided by the Company prior to the Effective Time
Matthew Conlin	To be provided by the Company prior to the Effective Time
Sean Cullen	To be provided by the Company prior to the Effective Time
Matthew Koncz	To be provided by the Company prior to the Effective Time

Exhibit D

Form of General Release

[Attached]

EXECUTION VERSION

GENERAL RELEASE

November     , 2015

Fluent, Inc.

33 Whitehall Street

15th Floor

New York, NY 10004

IDI, Inc.

2650 N. Military Trail, Suite 300

Boca Raton, FL 33431

Ladies and Gentlemen:

The undersigned hereby acknowledges that, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 16, 2015, by and among IDI, Inc. (“Parent”), a wholly-owned subsidiary of Parent (“Merger Sub 1”), Fluent, Inc. (the “Company”) and certain other signatories thereto, the Company merged (“Merger 1”) with and into Merger Sub 1, with the Company surviving the merger (“Merger 1 Survivor”), and that at a time thereafter, Merger 1 Survivor will merge (“Merger 2” and together with Merger 1, collectively, the “Mergers”) with and into another wholly-owned subsidiary of Parent (“Merger Sub 2”), with Merger Sub 2 surviving such subsequent merger as a wholly-owned subsidiary of Parent (“Merger 2 Survivor”). The undersigned hereby further acknowledges that, as a stockholder of the Company and pursuant to the terms of the Merger Agreement, the undersigned will receive a portion of the consideration for the Mergers.

In connection with the foregoing, the undersigned hereby agrees as follows:

1. As an inducement to Parent, Merger 1 Survivor and Merger 2 Survivor to consummate the Mergers, and in exchange for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, on his own behalf and on behalf of the undersigned’s spouse, heirs, estates, personal representatives, administrators, successors and assigns (each, a “Releasor” and collectively, the “Releasors”), hereby fully, finally and forever releases, discharges, and acquits, irrevocably and unconditionally, Parent, the Company, Merger 1 Survivor, Merger 2 Survivor and each of their respective affiliates, subsidiaries, successors (whether by merger, transfer, sale or otherwise), and assigns, and their respective representatives, agents, employees, officers, managers and directors (collectively, the “Released Persons”), of, from and with respect to any and all accounts, actions, agreements, causes of action, charges, claims (including any derivative claims), complaints, contracts, costs, counterclaims, covenants, damages, debts, defenses, demands, duties, expenses, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, rights, sums of money, suits, and torts, of any kind or character whatsoever, based upon any fact or circumstance, whether at law, in equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, suspected or unsuspected and whether or not concealed or hidden and however arising (collectively, a

“Claim”), that any Releasor or anyone claiming through or under any Releasor, ever had or now has, from the beginning of time to the date hereof, either singly or jointly with others, against any of the Released Persons, by reason of any matter, cause or thing whatsoever, including, without limitation, in connection with any direct or indirect equity or ownership interest in any of the Released Persons and any Claim under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et sq. (“ADEA”); provided that, the undersigned is not releasing or discharging, and nothing herein shall diminish or impair, (a) the obligations of the Company, Parent, Merger 1 Survivor or Merger 2 Survivor expressly and to the extent set forth in the Merger Agreement or any other Transaction Document (as defined in the Merger Agreement), (b) any Claims directly or indirectly arising out of the foregoing obligations, (c) any Claims for unpaid reimbursable expenses in accordance with Company policy and/or base compensation and unused time off earned or accrued from the last payroll period prior to the date hereof; (d) any vested benefits payable pursuant to the terms of any defined contribution, health, dental, vision, disability or group life insurance plan, including the undersigned’s right to elect continuation coverage under the Company’s group health, dental and/or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (e) any claim or right that may arise after the execution of this General Release; or (f) any rights to indemnification pursuant to the governing documents of the Company, Merger 1 Survivor, Merger 2 Survivor or any of their predecessors or successors, as may be in effect from time to time, or any of the insurance policies of any of the foregoing (the “Allowed Claims”).

2. The undersigned represents that he has not assigned or transferred any Claim.

3. The undersigned irrevocably covenants and agrees not to, directly or indirectly, assert or enforce any Claim, except for the Allowed Claims, or institute, commence or cause to be commenced, any action, lawsuit or proceeding of any kind against any Released Person, based upon any Claim, except for the Allowed Claims.

4. This General Release (the “Release”) may be pleaded by any of the Released Persons as a full and complete defense and may be used as the basis for an injunction against any action at law or in equity instituted or maintained against them in violation hereof. If any Claim is brought or maintained by or in the right of the undersigned or any other Releasor against any Released Person that is judicially determined to be a violation of this Release, then the undersigned shall be responsible for all costs and expenses, including without limitation, reasonable attorneys’ fees, incurred by each of the Released Persons in defending the same.

5. The undersigned recognizes that he may have Claims of which he is totally unaware and unsuspecting, but which the undersigned is nevertheless releasing and forfeiting by executing this Release and providing the general release set forth in paragraph 1. The undersigned acknowledges that the undersigned or the Released Persons may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this Release and further acknowledges that this Release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

6. This Release is to be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

7. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein. The remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

8. Each of the provisions of this Release will be binding upon each of the Releasors and will inure to the benefit of and be enforceable by Parent, Merger 1 Survivor, Merger 2 Survivor and the other Released Persons and their respective successors and assigns (whether by merger, sale, transfer or otherwise).

9. The undersigned acknowledges and agrees that the undersigned shall not be permitted to terminate or rescind this Release. Delivery of a signature page to this Release by fax or email (including .pdf) shall be effective as delivery of a manually executed signature page of this Release, except that, solely with respect to any Claim under the ADEA, the undersigned shall have seven (7) days after the execution of this Release to rescind the release of such claims.

10. The undersigned is hereby advised that he is afforded twenty-one (21) calendar days (the “Consideration Period”) to consider this Release and to consult with an independent attorney regarding his rights and obligations hereunder prior to his execution of this Release, which the undersigned agrees that he has done. The undersigned fully understands the terms and conditions contained herein, and the transactions provided for, and agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the Consideration Period.

11. THE UNDERSIGNED HAS CONSULTED, OR HAD THE FULL OPPORTUNITY TO CONSULT, WITH INDEPENDENT LEGAL, ACCOUNTING AND FINANCIAL ADVISORS REGARDING THE RIGHTS AND OBLIGATIONS OF THE UNDERSIGNED UNDER THIS RELEASE AND THE UNDERSIGNED FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED, AND THE TRANSACTIONS PROVIDED FOR, IN THIS RELEASE.

12. THE UNDERSIGNED HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS RELEASE. THIS WAIVER IS IRREVOCABLE. IN THE EVENT OF LITIGATION, THIS RELEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(Signature Pages Follow)

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned has signed and delivered this Release as of the date set forth below.

Date:

By:

[Signature Page to General Release]

Exhibit E

[RESERVED]

Exhibit F

Form of Employment Agreements

[Attached]

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Fluent, LLC (the “Company”) and the individual identified on Exhibit A attached hereto (the “Employee”) effective as of the Effective Date.

RECITALS

WHEREAS, the Company is a wholly-owned subsidiary of IDI, Inc. (“Parent”) and engages in the business of performance-based digital advertising and marketing services and solutions to advertisers, publishers, and advertising agencies using proprietary and third-party platforms;

WHEREAS, the Employee was an employee of Fluent, Inc., the Company’s predecessor-in-interest;

WHEREAS, from and after the date hereof, the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to become employed by the Company on such terms and conditions; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1. Term of Agreement. This Agreement will be effective on the Effective Date. The term shall be for the period set forth on Exhibit A attached hereto (the “Initial Term”); provided that, at the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either party provides written notice to the other no less than sixty (60) days prior to the commencement of such Renewal Term, setting forth a desire to terminate this Agreement.

2. Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto.

3. Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall (a) devote Employee’s full business time, attention, skill and energy exclusively to the duties and responsibilities of Employee’s position; (b) service the Company faithfully, diligently and to the best of Employee’s ability; (c) use Employee’s best efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Board of Directors (the “Board”) in the advancement of the Company’s best interests to assure full and efficient performance of Employee’s duties hereunder.

4. Compensation and Benefits. During the Term:

a. Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b. Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other employee benefit plans that the Company generally maintains for its full-time employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any employee benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Employee for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Employee any rights or benefits extended to other employees in the event of termination of such plans or benefits, including, but not limited to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

c. Bonus. During the Term, the Employee shall have an annual target cash bonus opportunity of no less than twenty five percent (25%) of one (1) year’s Base Salary (the “Bonus”), based on the achievement of Company and individual performance objectives to be determined in good faith by the Board in advance and in consultation with the Employee.

d. Equity Incentive Compensation. The Employee shall be entitled to participate, commensurate with the Employee’s position, in Parent’s 2015 Stock Incentive Plan as further described on Exhibit A attached hereto.1

e. Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4.e does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. Termination of Employment.

a. By the Company. The Company may terminate this Agreement and Employee’s employment, for the following reasons:

i.	Death. This Agreement shall terminate immediately upon the death of the Employee.

ii.	Disability. The Company may terminate this Agreement and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is unable to perform the essential duties required of the Employee under this Agreement, even with a reasonable accommodation, for a period of six (6) consecutive months or a period of one-hundred eighty (180) days during any twelve (12) month period, as determined by an independent medical professional mutually acceptable to the parties. The Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

iii.	For Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony involving moral turpitude or which results in material harm to the Company, (2) Employee’s fraud against the Company or any breach of fiduciary duty owed to the Company, (3) Employee’s theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company, (4) Employee’s gross negligence of Employee’s duties or willful misconduct in the performance of Employee’s duties under this Agreement, and (5) Employee’s material breach of this Agreement, including any violation of any of the restrictions set forth in Section 7, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee.

iv.	Without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement and the Employee’s employment at any time during the Term without Cause for any reason or no reason at all by providing the Employee with thirty (30) days’ prior written notice; provided, that during such thirty (30) day notice period, the Company may, in its discretion, place restrictions upon the Employee’s contact with the workplace, customers and other-business related parties.

b. By Employee. The Employee may terminate this Agreement and his employment with the Company for any of the following reasons:

i.	For Any Reason. Upon 60 days’ prior written notice delivered at any time after the first anniversary of the date hereof, the Employee may terminate this Agreement and his employment hereunder for any reason or no reason at all.

ii.	For Good Reason. The Employee may terminate this Agreement and Employee’s employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any one of the conditions set forth below, so long as (1) Employee has provided written notice to the Company of the existence of such condition within sixty (60) days of its initial existence, (2) the Company has not remedied the condition caused by the occurrence within ten (10) business days of such notice, to the extent such condition is capable of being cured, and (3) the Employee terminates his employment within thirty (30) days after the end of such ten (10) business day period to remedy such condition. The following conditions will constitute “Good Reason”: (A) a material diminution in the Employee’s duties, responsibilities or authority; (B) a breach of a material term of this Agreement by the Company; (C) the Company reduces the Employee’s Base Salary as in effect from time to time, without the Employee’s prior written consent; (D) the Company requests that the Employee participate in an unlawful act; and (E) a relocation of the Employee’s work location outside of Manhattan.

c. Compensation Upon Termination.

i.	Death. Upon termination of this Agreement due to the Employee’s death, the Company shall pay to the Employee’s estate the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s death occurs (to the extent unpaid) and Benefits accrued through the date of the Employee’s death. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

ii.	Disability. Upon termination of this Agreement due to the Employee’s Disability, the Company shall pay to the Employee the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s termination due to Disability occurs (to the extent unpaid) and Benefits accrued through the date of the determination of the Employee’s Disability. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iii.	For Cause. Upon termination of this Agreement for Cause, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iv.	Without Cause[; Company Non-Renewal].[2] In the event the Company terminates this Agreement without Cause [or the Company does not renew this Agreement pursuant to Section 1], the Company shall pay to the Employee the sum of: (1) the greater of (A) the Employee’s Base Salary for the remainder of the Term and (B) twelve (12) months’ Base Salary; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid; and (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination. Items (1) and (2) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly, and Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee is not in violation of any provision of Section 7. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

v.	For Any Reason. In the event the Employee terminates this Agreement with the Company for any reason other than Good Reason during the Term, the Company shall pay to the Employee the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s termination occurs (to the extent unpaid) and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vi.	For Good Reason. If the Employee terminates this Agreement and the Employee’s employment for Good Reason, the Company shall pay to the Employee the sum of: (1) the greater of (A) the Employee’s Base Salary for the remainder of the Term and (B) twelve (12) months’ Base Salary; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid; and (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination. Items (1) and (2) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly, and Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee is not in violation of any provision of Section 7. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vii.	Release. As an additional prerequisite for receipt of the severance benefits described in Section 5(a)(iv) and (vi) above, the Employee must execute, deliver to the Company, and not revoke (to the extent the Employee is allowed to do so) a Release (“Release”) within forty-five (45) days of the date of the Employee’s termination of employment (the “Release Period”). “Release” shall mean a release of all claims that the Employee has or may have against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Employee’s employment with, and termination of employment from, the Company. The Release shall be in a form that is reasonably acceptable to the Company or the Board and shall be delivered to the Employee within three (3) business days of the date of Employee’s termination. Notwithstanding anything to the contrary in this Agreement, if the Release Period straddles two calendar years, no severance benefits shall be paid to the Employee until the second calendar year (with any missed severance payments being paid to the Employee on the first payroll date occurring in the second calendar year).

6. Indemnification. While employed by the Company, the Company shall cover the Employee under directors’ and officers’ liability insurance if and to the same extent that the Company covers its other officers and directors generally by any such insurance.

7. Restrictive Covenants.

a. Confidentiality. The Employee acknowledges that the Confidential Information (as defined below) is a valuable, special, sensitive and unique asset of the business of the Company, the continued confidentiality of which is essential to the continuation of its business, and the improper disclosure or use of which could severely and irreparably damage the Company. The Employee agrees, for and on behalf of himself, the Employee’s legal representatives, and the Employee’s successors and assigns that all Confidential Information is the property of the Company (and not of the Employee). The Employee further agrees that during the Term and at all times thereafter, the Employee (i) will continue to keep all Confidential Information strictly confidential and not disclose the Confidential Information to any other person or entity and (ii) shall not, directly or indirectly, disclose, communicate or divulge to any person, or use or cause or authorize any person to use any Confidential Information, except as may be used in the performance of the Employee’s duties hereunder in compliance with this Agreement and in the best interests of the Company. “Confidential Information” means all information, data and items relating to the Company (or any of its customers) which is valuable, confidential or proprietary, including, without limitation, information relating to the Company’s software, software code, accounts, receivables, customers and customer lists and data, prospective customers and prospective customer lists and data, Work Product, vendors and vendor lists and data, business methods and procedures, pricing techniques, business leads, budgets, memoranda, correspondence, designs, plans, schematics, patents, copyrights, equipment, tools, works of authorship, reports, records, processes, pricing, costs, products, services, margins, systems, software, service data, inventions, analyses, plans, intellectual property, trade secrets, manuals, training materials and methods, sales and marketing materials and compilations of and other items derived (in whole or in part) from the foregoing. Confidential Information may be in either paper, electronic or computer readable form. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (i) becomes publicly known without breach of the Employee’s obligations under this Section 7.a, or (ii) is required to be disclosed by law or by court order or government order; provided, however, that if the Employee is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Employee shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Employee shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 7.a, the Employee shall disclose only that portion of the Confidential Information which the Employee is advised by counsel that the Employee is legally required to so disclose. The Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

b. Return of Company Property. The Employee will deliver to the Company at the termination of the Employee’s employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to the Company, which the Employee may then possess or have under the Employee’s control.

c. Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company of its actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by the Employee while employed by the Company (whether or not on the premises) will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product, including but not limited to all of the Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company. The Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

d. Non-Competition. While employed by the Company and for a period of two (2) years thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, or otherwise offer other assistance to or participate in, as an officer, director, employee, principal, agent, proprietor, representative, stockholder, partner, associate, consultant, sole proprietor or otherwise, any person that, directly or indirectly, is engaged in the Business anywhere in the Restricted Area (as hereinafter defined). Notwithstanding the foregoing, the Employee may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with any entity that is engaged in the Business so long as the Employee is not an officer, director, employee or consultant or otherwise maintains voting control, whether by contract or otherwise, of such entity, and Employee may be a passive owner of Series B Preferred Stock of the Parent and any underlying common stock into which such Series B Preferred Stock is convertible or any other shares of common stock of the Parent or securities convertible into or exercisable for shares of common stock of the Parent. For purposes of this Section 7, “Restricted Area” means each of the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, D.C., West Virginia, Wisconsin, and Wyoming and each U.S. possession and territory or where the Company, Parent or any of their affiliates has conducted or proposes to conduct business or offers any services or any other jurisdiction in or to which the Company, Parent or any of their affiliates has conducted or proposes to conduct any business or offers any services. For purposes of this Section 7, “Business” means the business of the Company as described in the recitals to this Agreement, the actual business of the Company, Parent or any of their respective affiliates as conducted at any time during the Term or any business as proposed to be conducted, including without limitation any anticipated business considered by the Board towards which the Company, Parent or any affiliates thereof has taken material steps or incurred material expenditures in furtherance thereof prior to the termination date.

e. Non-Solicitation. During the Restricted Period, the Employee shall not, directly or indirectly, whether for the Employee’s own account or for the account of any other person, solicit, attempt to solicit, endeavor to entice away from the Company, attempt to hire, hire, deal with, attempt to attract business from, accept business from, or otherwise interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise) any actual or prospective relationship of the Company, Parent or any of their affiliates with any person (i) who is or was within the last two (2) years of termination employed by or otherwise engaged to perform services for the Company, Parent or any of their affiliates including, but not limited to, any independent contractor or representative or (ii) who is or was within the last two (2) years of termination an actual or bona fide prospective licensee, landlord, customer, supplier, or client of the Company, Parent or any of their affiliates (or other person with which the Company, Parent or any of their affiliates had an actual or prospective bona fide business relationship).

f. Non-Disparagement. The Employee agrees that the Employee will never make or publish any statement or communication which is false, negative, unflattering or disparaging with respect to the Company, Parent or any of their respective affiliates and/or any of their respective direct or indirect shareholders, officers, directors, members, managers, employees or agents. The foregoing shall not be violated by (i) statements as required in response to legal proceedings or governmental investigations (including, without limitation, depositions in connection with such proceedings), and (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between the Employee on the one hand and the Company on the other.

g. Rationale for and Scope of Covenants. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Employee agrees that the Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company. The Employee and the Company agree that, in the course of employment hereunder, the Employee has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Employee agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ the Employee and to enter into this Agreement. For the avoidance of doubt, for purposes of this Section 7, the term “Company” includes Parent and each of its direct and indirect subsidiaries, including the Company.

h. Remedies.

i.	The Employee consents and agrees that if the Employee violates any covenants contained in this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to seek an injunction restraining the Employee from committing or continuing any such violation of this Section 7. Nothing in this Agreement shall be construed as prohibiting the Company or the Employee from pursuing any other remedies including, without limitation, recovery of damages. The Employee acknowledges that Parent and each of its direct and indirect subsidiaries is an express third-party beneficiary of this Agreement and that it may enforce these rights as a third-party beneficiary. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection and are enforceable under the Bankruptcy Code. In the event of the breach by the Employee of any of the provisions of this Section 7, the Company shall be entitled, in addition to all other available rights and remedies, to terminate the Employee’s employment status hereunder and the provision of any benefits and compensation conditioned upon such status. The Company may assign the restrictive covenants set forth in this Section 7 in connection with the acquisition of all or a part of the assets of the Company or its subsidiaries, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Section 7. The Employee acknowledges and agrees that the Restricted Period shall be tolled on a day for day basis for all periods in which the Employee is found to have violated the terms of this Section 7 so that the Company receives the full benefit of the Restricted Period to which the Employee has agreed.

ii.	In addition, and without limitation to the foregoing, except as required by law, if (A) the Company files a civil action against the Employee based on the Employee’s alleged breach of the Employee’s obligations under Section 7 hereof, and (B) a court of competent jurisdiction issues a judgment that the Employee has breached any of such obligations and has issued injunctive relief, then the Employee shall promptly repay to the Company any such severance payments the Employee previously received pursuant to Section 5.c in excess of the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination, and the Company will have no obligation to pay any of such excess amounts that remain payable by the Company under Section 5.c.

8. Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	IDI, Inc.
2650 N. Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Derek Dubner, Co-CEO Joshua Weingard, Corporate counsel

If to Employee:	[•]

Notice shall be deemed given on the date it is deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9. General Provisions.

a. Amendments. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by mutual written consent of the Company and the Employee.

b. Applicable Law. This Agreement shall be governed in accordance with the laws of the State of New York regardless of the conflict of laws rules or statutes of any jurisdiction.

c. Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d. No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

e. Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g. Survival. The provisions of Sections 5, 6, 7, and 9 of this Agreement shall survive the termination of this Agreement for any reason.

h. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

i. Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

j. Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination” or “termination of employment” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement or otherwise. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

k. Attorney’s Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Fluent, LLC	[•]

By:
Name:	Date:
Its:

EXHIBIT A

1.	Effective Date: , 2015

2.	Employee Name:

3.	Position: of the Company

4.	Duties: [Describe] and any other duties as determined by the Board.

5.	Location of Employment: Manhattan, New York

6.	Term: Commencing on the Effective Date and ending on the second anniversary thereafter.

7.	Base Salary: $260,000.00 per annum

8.	Equity: 500,000 restricted stock units (the “RSUs”) pursuant to the IDI, Inc. (“IDI”) 2015 Stock Incentive Plan or such other equity plan or arrangement as may be in effect from time to time (such plan or arrangement hereinafter referred to as the “Plan”); provided, that, the grant of the RSUs will only be awarded once sufficient shares have been approved for issuance by the stockholders pursuant to the Plan in order to issue the shares underlying the RSUs. The RSU shall be documented on an award agreement which shall conform to the terms and conditions set forth in this paragraph (the “Award Agreement”). The RSUs shall be subject to ratable vesting over a three year period pursuant to the terms of the Award Agreement; provided however that no portion of the RSUs shall vest unless and until the Company has, for any fiscal year in which the RSUs are outstanding, gross revenue determined in accordance with the Company’s audited financial statements in excess of $100 million for such fiscal year and positive EBITDA (also as determined based on IDI’s audited finance statements) for such fiscal year, after subtracting all charges for equity compensation paid to executives or other service providers to IDI. In addition, the RSUs shall vest immediately upon: (i) a Change in Control (as defined below), (ii) a termination of Executive’s employment by Company without Cause under Section 5.a.iv of the Employment Agreement or a non-renewal by the Company under Section 1 of the Employment Agreement, (iii) a termination of employment by Executive for Good Reason under Section 5.b.ii of the Employment Agreement, or (iv) the Executive’s death or Disability (as defined in Section 5.a.ii of the Employment Agreement). Shares of IDI’s Common Stock shall generally be issued with respect to the vested RSUs upon the earlier of: (i) a Change in Control, or (ii) Executive’s “separation from service” as defined for purposes of Code Section 409A; provided, however, that the delivery of shares shall be delayed until the earlier of (A) six months following separation from service, or (B) the Executive’s death, if necessary to comply with the requirements of Code Section 409A.

Exhibit A - 1

For purposes hereof, a “Change in Control” shall mean:

(i) any one person, or more than one person acting as a group, acquires ownership of common stock of the Company that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement. Notwithstanding the foregoing, an increase in the percentage of common stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its common stock in exchange for property will be treated as an acquisition of common stock of the Company for purposes of this clause (i);

(ii) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this:

(A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

(B) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company; or

Exhibit A - 2

(D) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

Exhibit A - 3

Exhibit G

[RESERVED]

Exhibit H

Change in Control Severance Terminations

1.	Change in Control Severance Agreement dated July 21, 2015 by and between the Company and Daniel Barsky.

Exhibit I

Parent Equity Pool Terms

The pool for equity awards established by Parent under the Parent Equity Incentive Plan in accordance with Section 6.15 of the Agreement to be awarded to employees of the Company consists of 7,000,000 Restricted Stock Units (convertible to shares of Parent Common Stock on a 1:1 basis).

Exhibit J

Subsequent Merger Plan

[Attached]

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan of Merger”) has been adopted as of the [            ] day of November, 2015 by FLUENT, INC., a Delaware corporation (the “Fluent”), and FLUENT ACQUISITION II, LLC, a Delaware limited liability company (“Merger Sub”). Each of Fluent and Merger Sub may individually be referred to herein as a “Merging Company” and collectively as the “Merging Companies”.

RECITALS:

The board of directors and the sole stockholder of Fluent and the sole manager and member of Merger Sub have determined that it is advisable and in the best interest of the respective Merging Company that Fluent be merged with and into Merger Sub on the terms and subject to the conditions set forth herein (the “Merger”) in accordance with the Agreement and Plan of Merger, dated November 16, 2015, by and among IDI, Inc., Fluent Acquisition I, Inc., Fluent Acquisition II, LLC, Fluent, Inc., the Sellers identified therein and Ryan Schulke, as the Representative of the Sellers, whereupon the separate existence of Fluent shall cease and Merger Sub shall continue as the surviving entity. Merger Sub, as the surviving entity in the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.

ARTICLE I: THE MERGER

1.1 Power; Assets; Liabilities. On the Effective Date (as defined below), the separate existence of the Merging Companies shall cease and Fluent shall be merged with and into Merger Sub in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act, with Merger Sub surviving the Merger as the surviving entity. The effect of the Merger shall be as provided under the Delaware General Corporation Law and the Delaware Limited Liability Company Act. Without limiting the foregoing, when the Merger shall have become effective, all rights, privileges and powers of the Merging Companies, and all property, real, personal and mixed, and all debts due to the Merging Companies, as well as all other things and causes of action belonging to the Merging Companies shall be vested in the Surviving Company and shall thereafter be the property of the Surviving Company as they were of each Merging Company.

1.2 Certificate of Formation. The Certificate of Formation of Merger Sub shall be the Certificate of Formation of the Surviving Company. Immediately following the effective time of the Merger, the Certificate of Formation of the Surviving Entity shall be amended as set forth on Annex A hereto.

1.3 Operating Agreement. The Operating Agreement of Merger Sub will be the Operating Agreement of the Surviving Company. Immediately following the effective time of the Merger, the Operating Agreement of the Surviving Entity shall be amended and restated as set forth on Annex B hereto.

1.4 Conversion of Units. On the Effective Date, each share of capital stock of Fluent issued and outstanding immediately prior to the Effective Date shall be cancelled and retired and shall cease to exist, and no consideration will be issued in exchange therefor. All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Date will, without any action on the part of Merger Sub or any other person, be converted into and exchanged for the membership interests of the Surviving Entity.

1.5 Officers. The officers of Fluent immediately prior to the Effective Date shall be the officers of the Surviving Company, until their successors are appointed or until their earlier resignation, death or removal.

ARTICLE II: THE PLAN OF MERGER

2.1 Approval. The Plan of Merger was approved by the board of directors and the sole stockholder of Fluent by written consent dated as of date hereof and was approved by the manager and sole member of Merger Sub by written consent dated as of date hereof.

2.2 Effective Date of Merger. The Merger shall be effective on the date the Certificate of Merger is filed with the Secretary of State of Delaware (the “Effective Date”).

2.3 Amendments. The board of directors and the shareholder of Fluent and the manager of Merger Sub may amend or terminate this Plan of Merger to the full extent provided pursuant to applicable law.

2.4 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware which application of its conflict of laws principles.

2.5 Counterparts. This Plan of Merger may be executed in counterparts and by facsimile and other electronic means including .pdf, each of which shall be deemed an original and an effective execution of this Plan of Merger, and all of which together shall constitute one Plan of Merger.

[Signatures on following page]

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned, through their duly authorized representatives, have executed this Plan of Merger as of the date first above written.

MERGING COMPANIES:

FLUENT, INC., a Delaware corporation

By:
Name:
Title:

FLUENT ACQUISITION II, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger between Fluent, Inc. and Fluent Acquisition II, LLC

EXECUTION VERSION

ANNEX A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

FLUENT ACQUISITION II, LLC

It is hereby certified that:

1. The name of the limited liability company is FLUENT ACQUISITION II, LLC (hereinafter called the “Company”). The filing date of the Certificate of Formation was November 13, 2015.

2. Pursuant to the Delaware Limited Liability Company Act, the Certificate of Formation of the Company is hereby amended as follows:

3. Article 1 of the Certificate of Formation of the Company is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“1. The name of the limited liability company is FLUENT, LLC (the “Company”).”

4. Except as hereby amended, the Certificate of Formation of the Company shall remain unchanged.

5. This amendment shall be effective as of the date of filing of this Certificate of Amendment.

Executed on this             day of November, 2015.

___________, Authorized Person

ANNEX B

Amended and Restated Operating Agreement of Fluent, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FLUENT, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of FLUENT, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of the [            ] day of November, 2015, by IDI, Inc., a Delaware corporation, in its capacity as the sole member of the Company (the “Member”).

RECITALS:

WHEREAS, the Company was formed on November 13, 2015 (the “Formation Date”) by filing the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, pursuant to the Certificate of Formation, the original name of the Company was “Fluent Acquisition II, LLC”;

WHEREAS, the Member entered into that certain Operating Agreement of the Company effective as of the Formation Date (the “Original Operating Agreement”);

WHEREAS, on the dated hereof, the Company has filed a Certificate of Amendment to its Certification of Formation changing the Company’s name to “Fluent, LLC”;

WHEREAS, the Member desires to amend and restate the Original Operating Agreement to reflect the name change and make certain other amendments.

NOW, THEREFORE, the Member, by execution of this Agreement, does hereby adopt this Agreement as the operating agreement of the Company upon the following terms and conditions.

ORGANIZATION AND TERM

Organization. The Member shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The management of the Company shall be carried out by the manager (the “Manager”), as provided in Article IV below. The Company shall be governed by the laws of the State of Delaware in accordance with this Agreement.

Principal Office. The principal office of the Company will be such location as may be determined by the Manager.

Term. The Company’s existence will continue perpetually unless it is sooner terminated by its Manager.

PURPOSE AND BUSINESS OF THE COMPANY

Purpose of the Company. The Company has been formed for the purpose of carrying out any and all lawful activities.

Authority of the Company. To carry out its purpose, the Company, consistent with and subject to the provisions of this Agreement and all applicable laws, is empowered and authorized to do any and all acts and things incidental to, or necessary, appropriate, proper, advisable, or convenient for, the furtherance and accomplishment of its purpose.

THE MEMBERS; LIMITED LIABILITY;

DISTRIBUTIONS AND RELATED MATTERS

Member; Capital Contributions; Limited Liability. The Member of the Company is IDI, Inc., a Delaware corporation. The Member owns One Hundred Percent (100%) of the membership interests in the Company. The Member has contributed the sum of $100 as an initial capital contribution to the Company in exchange for its membership interest. The Member has no obligation to make any additional capital contributions. The Member shall not have any personal liability whatsoever in its capacity as the member, whether to the Company, or to the creditors of the Company, for the debts, liabilities, contracts, or any other obligations of the Company, or for any losses of the Company.

Capital Accounts; Allocations; Distributions. A separate capital account will be maintained for the Member in accordance with regulations promulgated by the United States Department of the Treasury pursuant to Section 704 of the Internal Revenue Code of 1986, as amended. Every item of income, profit, expense and loss of the Company shall be allocated to the Member, in accordance with its membership interest in the Company. All distributions of cash or other property by the Company to the Member shall be made in accordance with its membership interest in the Company.

MANAGEMENT

Management Power of Manager. The Manager is hereby granted the right, power, and authority to do on behalf of the Company all things which are necessary or appropriate to manage the Company’s affairs and fulfill the purpose of the Company, including delegating their management powers to officers, employees, agents or other representatives of the Company.

Except as expressly provided for in this Agreement, no actions of the Company require the consent of the Member, and all Company actions that are authorized by the Manager will be deemed to be valid in all respects. Actions authorized by the Manager that do not require the consent of the Member include, without limitation, the disposition of all or substantially all of the assets of the Company, the borrowing of money, the merger of the Company with any other entity and the entering into transactions with affiliates or other related persons of the Company or the Member on arms-length terms, as determined by the Manager. Any and all persons dealing with the Company shall have the right to rely upon the actions of the Manager to bind the Company by its actions or signature. Only the Manager and such persons as have been delegated authority by the Manager pursuant to the terms of this Agreement have the authority to act for, and bind, the Company.

Qualifications. Manager need not be a Member.

Appointment of Manager; Removal; Vacancies. The initial Manager shall be appointed by the Member. If a Manager ceases to serve as a Manager, a successor Manager shall be appointed by the Member. The Member may, at any time and in its sole and absolute discretion, remove and replace a Manager. A Manager shall continue to serve in such office until removed by the Member or until said Manager resigns.

Action by Manager by Written Consent. Any action of the Manager may be taken by written consent of the Manager.

Duties and Obligations of the Manager. The Manager shall take all action which may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Manager or to enable the Company to conduct the business in which it is engaged. The Manager shall at all times conduct the affairs of the Company in such a manner that the Manager will not have any personal liability with respect to any Company obligations.

Officers of the Company.

Delegation of Authority. The Manager may appoint officers of the Company who shall have the power and authority to manage and control the business and affairs of the Company on behalf of and subject to the control of the Manager. The Manager may appoint a President, Chief Financial Officer, Treasurer, Secretary, one or more Vice Presidents, one or more Assistant Secretaries and such other officers and agents as it shall deem appropriate. Any number of offices may be held by the same person. If officers are not appointed by the Manager, the Manager shall have the full and exclusive management and control of the business of the Company and may take any actions that the Manager deems appropriate.

Duties of the President. The President shall be the Chief Executive Officer of the Company, and shall have general supervision, direction and control of the business and affairs of the Company, subject to the control of the Manager and shall have such other functions, authority and duties as customarily appertain to the office of the chief executive of a business corporation or as may be prescribed by the Manager.

Duties of the Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Company in a thorough and proper manner and shall render statements of the financial affairs of the Company in such form and as often as required by the Manager. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Manager shall designate from time to time. The President may direct the Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and the Treasurer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Manager shall designate from time to time.

Duties of the Treasurer. The Treasurer shall be the treasurer of the Company and shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager and shall perform such other duties as may be prescribed by the Manager.

Duties of the Secretary. The Secretary shall keep a record of all proceedings of the Company and shall perform such other duties as may be prescribed by the Manager.

Duties of a Vice President. A Vice President shall act under the direction of the President and in the absence or disability of the President shall perform the duties and exercise the powers of the President. A Vice President shall perform such other duties and have such other powers as the President or the Manager may from time to time prescribe.

Other Officers. Any officer who is appointed from time to time by the Manager and whose duties are not specified in this Section 4.6 shall perform such duties and have such powers as may be prescribed from time to time by the Manager.

Removal and Resignation. Any officer or agent of the Company may be removed by the Manager, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Manager, the President or the Secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Company.

Vacancies. A vacancy in any office may be filled by the Manager for the balance of the term.

Authorization of Investments. The Manager shall have the power to grant authority to any officers or agents of the Company to approve investments of the Company on behalf of the Company.

REIMBURSEMENT AND INDEMNITY

Reimbursement of Manager. Each Manager shall be entitled to be reimbursed by the Company for out-of pocket expenses incurred in his capacity as Manager in connection with the management of the Company and its business.

Indemnification of the Manager, Officers and Member by the Company. Each current and former manager, officer and member of the Company and each former director, officer and stockholder of the Company’s predecessors in interest (each of the foregoing Persons referred to as a “Covered Person”) shall be indemnified by the Company to the fullest extent permitted by law against losses, judgments, liabilities, expenses and amounts incurred or paid, including attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities, by the Covered Person in connection with any claim, action, suit or proceeding in which such Covered Person shall be threatened, in connection with the acquisition of property or assets by the Company, the disposition of liability of the Company or the conduct of its business. Expenses incurred by any Covered Person in connection with the preparation and presentation of a defense or response to any claim, action, suit or proceeding shall be paid by the Company. No officer shall be personally liable to the Company for monetary damages for any breach of fiduciary duty of such officer. Notwithstanding the foregoing sentence, an officer shall be liable to the extent provided by applicable law (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (ii) for any transaction from which such officer derived an improper personal benefit. Notwithstanding anything to the contrary herein, no amendment to this Section 5.2 shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to indemnify for any present or future breaches of any representations, warranties or covenants by such Covered Person contained herein or in any other agreement with the Company, IDI, Inc. or its subsidiaries.

MISCELLANEOUS PROVISIONS

No Third Party Beneficiary. Except for the parties to this Agreement, the Manager, the officers and their respective successors and assigns, no third party beneficiaries are intended by this Agreement.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware and without regard to its conflicts of laws principles.

Jurisdiction and Venue. With respect to any legal action or proceeding arising under this Agreement, the parties hereto submit to the jurisdiction of the state and federal courts in the State of Delaware and agree that the venue of any such action or proceeding shall be laid in Dover, Delaware.

Amendment and Waiver. No waiver, modification or termination of this Agreement shall be effective unless made in a writing signed by all of the parties hereto. The failure of any party at any time to require strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to require strict performance of the same condition, promise, agreement or understanding at a subsequent time.

Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and all remaining terms and provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Interpretation. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof. Captions are used only for convenience of reference and have no other significance or effect. Whenever the context requires, the singular shall include the plural and references to masculine, feminine, and neutral genders shall include references to all other genders.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

[Signature appears on following page]

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

THE MEMBER:

IDI, Inc., a Delaware corporation

By:
Derek Dubner, Co-CEO

[Signature Page to Amended and Restated Operating Agreement of Fluent, LLC]

Exhibit K

Escrow Agreement

[Attached]

EXECUTION VERSION

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of             , 2015, is by and among IDI, Inc., a Delaware corporation (“Parent”), Ryan Schulke (the “Representative”), as the representative of the Sellers (as defined below), and Citibank, N.A. (the “Escrow Agent”).

WHEREAS, Parent and the Representative have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November             , 2015, by and among Parent, Fluent Acquisition I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Fluent Acquisition II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Co”), Fluent, Inc., a Delaware corporation (the “Company”), the stockholders of the Company identified therein (collectively, the “Sellers”), and the Representative, as the representative of the Sellers.

WHEREAS, in accordance with the terms and subject to the conditions of the Merger Agreement, Parent is depositing (i) $1,000,000 (the “Working Capital Escrow Amount”), to be held by the Escrow Agent in an escrow account (the “Working Capital Escrow Account”) and disposed of as provided herein, and (ii) $2,000,000 (the “Indemnity Escrow Amount”), to be held by the Escrow Agent in an escrow account (the “Indemnity Escrow Account” and, together with the Working Capital Escrow Account, collectively, the “Escrow Accounts”), and disposed of as provided herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Appointment of Escrow Agent.

The parties hereto mutually appoint and designate the Escrow Agent to act as escrow agent hereunder, to receive and hold in escrow the Escrow Funds (as defined below), and to effect the disposition of the Escrow Funds in accordance with the terms and conditions hereof, and the Escrow Agent hereby accepts such appointment and designation.

SECTION 2. Deposit of Escrow Amount.

(a) Promptly upon the execution of this Agreement, Parent shall deliver to the Escrow Agent (by wire transfer of immediately available funds in accordance with the payment instructions of the Escrow Agent attached as Annex I hereto), and the Escrow Agent shall acknowledge to all parties hereto upon receipt of, the following:

(i) an amount in cash equal to the Working Capital Escrow Amount ($1,000,000) (such amount as increased by any earnings, interest and gains on and proceeds from the investment or reinvestment thereof (“Earnings”) is hereinafter referred to as the “Working Capital Escrow Funds”); and

(ii) an amount in cash equal to the Indemnity Escrow Amount ($2,000,000) (such amount as increased by any Earnings thereon is hereinafter referred to as the “Indemnity Escrow Funds” and together with the Working Capital Escrow Funds, collectively, the “Escrow Funds”).

(b) With respect to any amount of the Escrow Funds to be paid or distributed at any time, the term “Related Earnings” means the aggregate amount of the accrued Earnings not previously distributed by the Escrow Agent in respect of the Working Capital Escrow Amount or the Indemnity Escrow Amount as applicable, multiplied by a fraction, the numerator of which is the amount of the Working Capital Escrow Amount or the Indemnity Escrow Amount, as applicable, to be so paid or distributed and the denominator of which is the aggregate amount of the Working Capital Escrow Funds or the Indemnity Escrow Funds, as applicable, held by the Escrow Agent immediately prior to such payment or distribution.

(c) The Escrow Agent shall maintain and make available to Parent and the Representative on a monthly basis, or upon Parent’s or the Representative’s reasonable request, a statement of holdings and transactions with respect to the Escrow Funds, in reasonable detail and in form and substance as customarily provided by the Escrow Agent for escrow accounts for which it acts as escrow agent, which statement shall include interest received during such month in respect of the Escrow Funds and shall identify the type(s) and source(s) of such Earnings.

SECTION 3. Escrow Funds.

The Escrow Agent shall hold the Escrow Funds in its possession until authorized hereunder to deliver such Escrow Funds as follows:

(a) Upon receipt of a written joint instruction letter, a sample of which is attached hereto as Annex II (a “Joint Instruction Letter”), requesting the delivery of all or a portion of the Escrow Funds that is signed on behalf of Parent and the Representative (which shall include all applicable payment details), the Escrow Agent shall, within three (3) Business Days, deliver all or such portion of the Escrow Amount (plus the Related Earnings) in such amounts and in the manner directed in such Joint Instruction Letter.

(b) Upon receipt of a final, non-appealable judgment certified in writing as such by the presenting party with respect to payment of all or any portion of the Escrow Funds (a “Final Determination”), the Escrow Agent shall, within five (5) Business Days, deliver the amount of the Escrow Funds specified in such Final Determination as directed in such Final Determination. The Escrow Agent may rely on such Final Determination without further question.

(c) Any Notice of Claim delivered by a Parent Indemnitee pursuant to Section 7.3 of the Merger Agreement shall be delivered by Parent to the Escrow Agent at substantially the same time; provided, that confidential or sensitive information relating to the Claim set forth therein (other than the amount of the Claim) may be redacted from the copy thereof delivered to the Escrow Agent.

(d) Within one Business Day following [[            ], 2017]1 (the “Release Date”), the Representative and Parent will execute and deliver to Escrow Agent a Joint Instruction Letter directing the Escrow Agent to deliver to an account designated in writing by the Representative an amount equal to (A) the amount of the Escrow Funds at such time less (B) the amount(s) set forth in any executed written Notice of Claim, delivered by Parent to the Escrow Agent prior to the Release Date that have not been paid or otherwise resolved as of the Release Date (such Claims, the “Unresolved Claims”, and the aggregate amount of such Unresolved Claims, the “Retained Amount”); provided, however, that upon resolution of any Unresolved Claim (evidence of which resolution shall be provided by Parent and the Representative to the Escrow Agent by delivery of a Joint Instruction Letter or a Final Determination), that portion of the Retained Amount relating to such Unresolved Claim that is not paid to Parent or its designee in satisfaction thereof, if any, shall be disbursed promptly and not more than three (3) Business Days following the Escrow Agent’s receipt of a Joint Instruction Letter or Final Determination with respect thereto, to an account(s) designated in writing by the Representative. All payments due to the Representative or Parent under this Section 3(c) shall be made by wire transfer of immediately available funds to an account(s) specified to the Escrow Agent in writing by the Representative or Parent, as applicable.

(e) The Escrow Funds shall be used and released solely as set forth in this Agreement.

(f) The Escrow Agent shall act solely upon the instructions it receives from the parties to this Agreement or the Final Determinations and shall not be responsible for determining whether any calculations or instructions are in accordance with the Merger Agreement or any other agreement except this Agreement.

SECTION 4. Investments; Disposition of Income.

(a) During the term of this Agreement, the Escrow Funds shall be invested in a noninterest bearing deposit account, FDIC insured to the applicable limits, unless otherwise instructed in writing by Parent and the Representative and as shall be acceptable to the Escrow Agent. Written investment instructions by Parent and the Representative, if any, shall specify the type and identity of the investments to be purchased or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent does not presently exercise this right. The Escrow Agent is authorized to establish a noninterest-bearing deposit account for the Escrow Funds and to transfer cash balances between the Escrow Account and its noninterest-bearing deposit account as necessary to facilitate transactions as contemplated by this Agreement. The parties hereto acknowledge that a monthly account statement will be issued for each noninterest-bearing deposit account in addition to the monthly account statement for each Escrow Account. The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following Business Day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts of the Escrow Funds pursuant to the terms of this Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the Escrow Funds will be treated as if received on the following Business Day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Funds, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Funds in accordance with the terms, and subject to the conditions of this Agreement.

(b) Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the parties to Escrow Agent within thirty (30) calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) calendar day period shall conclusively be deemed confirmation of such account statement in its entirety. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

SECTION 5. Concerning the Escrow Agent.

(a) The Escrow Agent shall not be required to invest any funds held hereunder except as directed pursuant to Section 4.

(b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. The Escrow Agent’s duties are ministerial in nature.

(c) Parent and the Representative (on behalf of the Sellers) shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor escrow agent) and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, liabilities, claims, actions, taxes, damages and expenses, including reasonable attorneys’ fees and disbursements, to the extent arising out of or in connection with this Agreement, including the legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder (collectively, “Losses”), except to the extent such Losses are caused by the fraud, gross negligence, or willful misconduct of an Indemnitee. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, or as a result of any liquidation of any such investment prior to its maturity, including any liability for any delays (not resulting from its fraud, gross negligence, or willful misconduct) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to any such delays or for the failure of the parties to give the Escrow Agent any instructions to invest or reinvest the Escrow Funds or any Earnings thereon. Notwithstanding the joint and several liability of Parent and the Representative pursuant to this Section 5(c), as between Parent, on the one hand, and the Representative, on the other hand, each party agrees to be responsible for 50% of the Losses of the Escrow Agent and to reimburse the other party to the extent the other party pays more than 50% of any such Losses. The obligations contained in this Section 5 shall survive the termination of this Agreement or the earlier resignation, replacement or removal of the Escrow Agent.

(d) The Escrow Agent shall be entitled to reasonably rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reasonable reliance upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give notice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f) The Escrow Agent may act pursuant to the reasonable advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

(g) The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow agent only and having only possession thereof. Upon execution of this Agreement, Parent and the Representative each shall provide the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-9. For all purposes hereunder, including, without limitation, for U.S. federal income tax purposes, all parties hereto agree to treat Parent as owner of the Escrow Funds (including any portion thereof that is invested or reinvested under the terms of this Agreement), and any Earnings on such Escrow Funds shall be allocated to Parent in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2) and reported by the Escrow Agent, to the extent required, to the IRS and any other taxing authority on IRS Form 1099 or 1042S (or other appropriate form), as income earned from the Escrow Funds by Parent, whether or not said income has been distributed. The Escrow Agent shall also withhold from any distribution of Escrow Funds any taxes for which the Escrow Agent is legally obligated to withhold by any law or regulation in effect at the time of distribution and shall remit such taxes to the appropriate taxing authorities.

To the extent that any portion of the principal amount of the Escrow Funds represents part or all of the purchase price under the Merger Agreement, Parent and the Representative shall provide on or prior to each distribution all information requested of such party by the Escrow Agent to perform any required tax reporting on IRS Form 1099-B. The Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for, and shall be indemnified the party providing such forms for, any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation.

Any other tax returns required to be filed will be prepared and filed by the Representative and/or Parent with the IRS and any other taxing authority as required by law, including, but not limited to, any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Parent and the Representative acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Funds or any income earned by the Escrow Funds.

(h) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other documents or instrument held by or delivered to it.

(i) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(j) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Funds to any successor escrow agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) calendar days after the date of delivery of its written notice of resignation to the other parties hereto. If, at the effective time of resignation, the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility thereafter shall be to safekeep the Escrow Funds until receipt of a designation of successor escrow agent via a Joint Instruction Letter or a Final Determination. The Escrow Agent may resign with immediate effect in order to comply with law or regulation.

(k) The Escrow Agent shall have no responsibility for the contents of any court order and may reasonably rely without any liability upon the contents thereof.

(l) In the event of any disagreement between Parent and the Representative resulting in adverse claims or demands being made in connection with the Escrow Funds, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to refrain from taking any action and retain the Escrow Funds until the Escrow Agent shall have received (i) a Final Determination directing delivery of the Escrow Funds or (ii) a Joint Instruction Letter executed by Parent and the Representative directing delivery of the Escrow Funds, in which event the Escrow Agent shall disburse the Escrow Funds in accordance with such Final Determination or Joint Instruction Letter. The Escrow Agent shall act on such Final Determination or Joint Instruction Letter without further question.

(m) The Escrow Agent shall be reimbursed for all reasonable, documented, out-of-pocket expenses incurred by the Escrow Agent in the performance of its obligations hereunder, which reimbursement shall be paid 50% by Parent and 50% by the Representative. The Escrow Agent will be entitled to fees for the performance of its services hereunder as listed on the attached Schedule B. The obligations contained in this Section shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

SECTION 6. Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile, or sent, postage prepaid, by registered, certified or express mail, or overnight courier service and shall be deemed given when so delivered by hand, or next Business Day if sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(a)	if to Parent, to:

IDI, Inc.

2650 N. Military Trail, Suite 300

Boca Raton, FL 33431

Attention: Derek Dubner

Telephone: 561-757-4096

Facsimile: 561-571-2712

Email: derek@ididata.com

with a copy (which shall not constitute notice) to:

Akerman LLP

One Southeast Third Avenue

Suite 2500

Miami, FL 33131

Attention: Teddy Klinghoffer, Esq. or Andrea Fisher Evans, Esq.

Telephone: (305) 982-5566 or (954) 712-6018

Facsimile: (305) 374-5095

Email: teddy.klinghoffer@akerman.com or andrea.fisher@akerman.com

(b)	if to Representative, to:

Ryan Schulke

33 Whitehall Street

15th Floor

Telephone: (646) 669-[7272]

Facsimile: [            ]

Email: rshulke@fluentco.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Bradley C. Vaiana, Esq. or Jennifer C. Kurtis, Esq.

Telephone: (212) 294-2610 or (212) 294-6675

Facsimile: (212) 294-4700

Email: bvaiana@winston.com or jkurtis@winston.com

(c)	if to the Escrow Agent, to:

Citibank, N.A.

Preferred Custody Services

153 E. 53rd Street, 21st Floor

New York, NY 10022

Attention: Ms. Kerry McDonough, Director

Telephone: 212-783-7110

Facsimile: 212-783-7131

In the event funds transfer instructions are given (other than in writing) at the time of execution of this Agreement, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Person or Persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the Person or Persons so designated. The Persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may reasonably rely solely upon the account numbers or similar identifying numbers provided by Parent or the Representative in writing to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number from Parent or the Representative, even when its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security provisions are commercially reasonable.

SECTION 7. Termination.

This Agreement shall automatically terminate upon the complete distribution of the Escrow Funds in accordance with the terms hereof.

SECTION 8. Miscellaneous.

(a) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party, including by operation of law in connection with a merger or consolidation of such party without the prior written consent of the other parties hereto. Any attempt to assign or transfer this Agreement in violation of this Section 8(a) shall be void.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

(d) This Agreement (together with the Merger Agreement solely as to Parent and the Representative) contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(e) No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed on behalf of each of the parties hereto which explicitly states the parties’ intention to change, waive, discharge or terminate such term or provision.

(f) ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York (other than §5-1401 of the New York General Obligations Law) without reference to its choice of law rules.

(h) The Escrow Funds shall be for the exclusive benefit of Parent and the Representative and their respective successors and assigns, and no other Person shall have any right, title or interest therein. Any claim of any Person to the Escrow Funds, or any part thereof, shall be subject and subordinate to the prior right thereto of Parent and the Representative. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(i) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

(j) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the parties hereto acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties’ identities including name, address and organizational documents (the “Identifying Information”). The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(k) The Escrow Agent shall invest the property held in escrow in such a manner as directed herein, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified within this Agreement, without any requirement for special accounting related thereto.

The parties to this Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

(l) No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

(m) The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. The term “Agreement” means this Agreement together with all Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use herein of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Annexes, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections and Annexes herein mean Sections hereof and the Annexes attached hereto, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use herein of the word “or” shall not be exclusive.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PARENT

IDI, INC.

By:
Name:
Title:

REPRESENTATIVE

RYAN SCHULKE

ESCROW AGENT

CITIBANK, N.A.

By:
Name:
Title:

ANNEX I

Wiring Instructions

[To be provided]

ANNEX II

Form of Joint Instruction Letter

[DATE]

Citibank, N.A.

Preferred Custody Services

153 E. 53rd Street, 21st Floor

New York, NY 10022

Attention: Ms. Kerry McDonough, Director

Fax No.: 212-783-7131

Email: Kerry.McDonough@citi.com

Ladies and Gentlemen:

Reference is hereby made to that certain Escrow Agreement (the “Escrow Agreement”), dated as of [            ], 2015, by and among IDI, Inc., a Delaware corporation, Ryan Schulke, as the Representative of the Sellers, and Citibank, N.A. (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Escrow Agreement.

The undersigned parties hereby direct that the Escrow Agent deliver $[            ] of the [Working Capital Escrow Amount][Indemnity Escrow Amount] (and the Related Earnings) to [            ].

[Include all applicable payment details.]

PARENT:

IDI, INC.

By:
Name:
Title:

REPRESENTATIVE:
Ryan Schulke

Exhibit L

IDI Stockholders’ Agreement

[Attached]

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of November             , 2015, is entered into by and among (i) IDI, Inc., a Delaware corporation (the “Company”), (ii) the Persons listed on Schedule 1 attached hereto (the “Principal Stockholders”), and (iii) the Persons listed on Schedule 2 attached hereto (the “Fluent Stockholders” and, together with the Principal Stockholders, the “Stockholders”).

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth certain rights and obligations of the Stockholders on and after the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding five percent (5%) or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Charter” means the Certificate of Incorporation of the Company, as amended from time to time, including the Series B Preferred Certificate of Designation.

“Common Stock” means the shares of common stock, par value $0.0005 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Governing Body” has the meaning set forth in Section 2.5(b).

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” has the meaning set forth in the Series B Preferred Certificate of Designation.

“Conversion Shares” means, in the aggregate, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, whether or not then issued, assuming all shares of Series B Preferred Stock are then convertible in accordance with the Series B Preferred Certificate of Designation without regard as to whether the Conversion Date has occurred.

“Equity Securities” means all shares of capital stock of the Company, including, without limitation, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fluent Directors” has the meaning set forth in Section 2.1(a).

“Fluent Stockholder Majority” means Fluent Stockholders holding a majority of the Conversion Shares owned by the Fluent Stockholders as of the date of determination.

“Fluent Stockholders” has the meaning set forth in the preamble.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 16, 2015, entered into by Fluent, Inc., the Company, the Fluent Stockholders and the other parties identified therein.

“Observer” has the meaning set forth in Section 2.5(a).

“Permitted Transfer” has the meaning set forth in Section 4.1(a).

“Principal Stockholders” has the meaning set forth in the preamble.

“Restricted Period” has the meaning set forth in Section 4.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Certificate of Designation” means the Company’s Certificate of Designation, Preferences and Rights of the Series B Non-Voting Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on             , 2015.

“Series B Preferred Stock” means shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the equity interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or Controlled, directly or indirectly through one or more Subsidiaries, by such Person.

“Transfer” has the meaning set forth in Section 4.1(a).

“Transfer Date” has the meaning set forth in Section 4.1(b).

ARTICLE II

BOARD REPRESENTATION

2.1. Board Representation.

(a) As of the date hereof, the Board shall be comprised of nine (9) directors. Beginning at the closing of the transactions contemplated by the Merger Agreement and thereafter, for so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, the Fluent Stockholder Majority shall be entitled to (i) nominate two (2) individuals to the Board (such individuals, including their respective successors, the “Fluent Directors”), to serve as members of the Board until their respective successors are elected and qualified, (ii) nominate each successor to each Fluent Director and (C) direct the removal from the Board of any Fluent Director; provided, that at least one of the Fluent Directors shall be “independent” as defined by the applicable rules and regulations of the SEC and NYSE MKT (without regard to Rule 10A-3 of the Exchange Act); the Fluent Directors shall initially be [            ] and [            ].

(b) Beginning with the first annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement and thereafter, for so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, each nomination to the Board of any Fluent Director for election at an annual meeting of stockholders of the Company shall be made by delivering to the Company a notice signed by the Fluent Stockholder Majority, which notice shall include the names and qualifications of such proposed Fluent Director. As promptly as practicable, the Company shall provide a copy of such notice to the Company’s Corporate Governance and Nominating Committee (the “Committee”), which shall, if the proposed Fluent Director satisfies the criteria for qualifications of directors set forth in the Charter of the Committee (as adopted on December 8, 2009) (the “Charter”) in all material respects, as determined in good faith by the Committee, at the next Committee meeting at which Board nominees are determined for purposes of the Company’s annual meeting of stockholders, make a recommendation to the Board that such Fluent Directors shall be nominated for election to the Board at the Company’s next annual meeting of stockholders and shall, in the Company’s proxy statement relating to such annual meeting, recommend to the Company’s Stockholders that the Stockholders should vote their shares to favor the election of the proposed Fluent Directors. If the Committee reasonably determines in good faith that such proposed Fluent Director does not meet such criteria, the Committee shall notify the Fluent Stockholders of such fact within 10 days of receipt of the Fluent Stockholder Majority’s notice, specifying in reasonable detail the reasons for the determination that such criteria have not been met.

(c) For so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, each nomination to the Board of any Fluent Director for election other than at an annual meeting of stockholders of the Company (whether due to the resignation, removal or death of a Fluent Director or otherwise) shall be made by delivering to the Company a notice signed by the Fluent Stockholder Majority, which notice shall include the names and qualifications of such proposed Fluent Director. As promptly as practicable, the Company shall provide a copy of such notice to the Committee, which shall, if the proposed Fluent Director satisfies the criteria for qualifications of directors set forth in the Charter in all material respects, as determined in good faith by the Committee, as promptly as practicable, make a recommendation to the Board that such Fluent Directors shall be appointed for election to the Board, which appointment may be made by the Board to the extent permitted pursuant to the Company’s bylaws. As promptly as practicable thereafter, the Company shall take or cause to be taken such corporate actions as may be required to cause such appointment to be effected. If the Committee reasonably determines in good faith that such proposed Fluent Director does not meet such criteria, the Committee shall notify the Fluent Stockholders of such fact within 10 days of receipt of the Fluent Stockholder Majority’s notice, specifying in reasonable detail the reasons for the determination that such criteria have not been met.

2.2. Voting Agreement.

(a) The Company and the Principal Stockholders shall include in the slate of nominees recommended by the Board for election as directors each Fluent Director for so long as the Fluent Stockholder Majority is entitled to nominate Fluent Directors pursuant to this Agreement. Each Principal Stockholder covenants and agrees to vote all Equity Securities held by such Principal Stockholder for the election to the Board of all individuals nominated in accordance with Section 2.1. Each Stockholder hereby votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial Fluent Directors named pursuant to Section 2.1(a) above.

(b) Each Principal Stockholder covenants and agrees to vote all Equity Securities held by such Principal Stockholder, from time to time and all times, in whatever manner as shall be reasonably necessary, to increase the number of authorized shares of Common Stock from time to time to ensure that there shall be sufficient Common Stock available for conversion of all of the Series B Preferred Stock outstanding at any given time into Common Stock.

(c) Each Principal Stockholder shall, and hereby acknowledges an affirmative obligation to, take such action as may be necessary, solely in such Principal Stockholder’s capacity as a stockholder, to provide the Fluent Stockholders with the benefits related to their Series B Preferred Stock and Conversion Shares, including, without limitation, any action necessary to permit an adjustment to the conversion ratio of the Series B Preferred Stock, approving any amendment to the Charter necessary to accomplish the same, and approving any amendment to the Charter necessary to increase the number of authorized shares of Common Stock such that there is a sufficient number of authorized shares of Common Stock available to satisfy the Fluent Stockholders’ conversion rights set forth in the Charter.

(d) For so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, the Company shall nominate and recommend the Fluent Directors in the Company’s proxy statement at each annual meeting of the Company’s stockholders at which a Fluent Director’s term is set to expire. The Company and the Principal Stockholders shall take all actions necessary to ensure there are vacancies on the Board as of the effectiveness of this Agreement to permit the appointment of the Fluent Directors.

(e) During the period that the Fluent Directors are members of the Board, the Fluent Directors shall be entitled to the same benefits, including benefits under any director and officer indemnification or insurance policy maintained by the Company, as any other member of the Board.1

(f) Each Fluent Stockholder covenants and agrees to vote all Equity Securities held by such Fluent Stockholder for the election to the Board of all individuals nominated by the Principal Stockholders.

[1]	Note: Fluent Directors to be given standard indemnification agreements.

(g) Each Stockholder covenants and agrees to vote all Equity Securities held by such Stockholder in favor of (i) the amendment to the Company’s 2015 Equity Incentive Plan contemplated by the Merger Agreement, (ii) any increase in the number of shares available for issuance under the Company’s 2015 Equity Incentive Plan to accommodate the awards to be made thereunder contemplated by the Merger Agreement, (iii) awards to be made under the Company’s 2015 Equity Incentive Plan pursuant to Section 6.15 of the Merger Agreement and (iv) any other grants or issuances made to officers and directors of the Company as of the date hereof.

2.3. Vacancies and Removal.

(a) The Fluent Directors will be elected at each annual meeting of the Company’s stockholders and will serve until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with this Agreement.

(b) Each Principal Stockholder agrees to vote, or cause to be voted, all Equity Securities owned by such Principal Stockholder, or over which such Principal Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i) no Fluent Director may be removed from office unless such removal is directed or approved by the affirmative vote of the Fluent Stockholder Majority or such removal is for cause, as reasonably determined in good faith by the Board;

(ii) any vacancies created by the resignation, removal or death of a Fluent Director shall be filled as proposed by the affirmative vote of the Fluent Stockholder Majority;

(iii) as soon as practicable following the request of the Fluent Stockholder Majority to remove a Fluent Director, such Fluent Director shall be removed by the Board in accordance with the Company’s bylaws.

2.4. Non-Voting Observer.

(a) The Fluent Stockholder Majority shall be entitled to have one non-voting observer (the “Observer”) who shall be designated by the Fluent Stockholder Majority by notice to the Company from time to time (and who shall also be subject to removal for no reason or any reason whatsoever by the Fluent Stockholder Majority by notice to the Company from time to time).

(b) The Observer shall be entitled to be present at all meetings of the Board (and each committee thereof) (each, a “Company Governing Body”). The Company shall notify the Observer of each meeting of each Company Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Company Governing Body are notified.

(c) Subject to the Observer’s execution and delivery to the Company of a confidentiality agreement on reasonable terms approved by the Board, the Observer shall (i) have the same access to information concerning the business and operations of the Company and its Subsidiaries, including, but not limited to, notes, minutes and consents, at the same times as the members of each Company Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of the Company and (iii) be provided with copies of all notices, minutes, consents and forms of consents in lieu of meetings of the Company Governing Bodies and all other material that the Company or any of its Subsidiaries provides to members of any Company Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members.

ARTICLE III

CORPORATE GOVERNANCE

3.1. Company Activities; Approvals.

Until the Conversion Date, the Company shall not take any of the following actions without the prior written approval of the Fluent Stockholder Majority:

(a) make any changes (whether by merger or otherwise) to the terms, designations, powers or preferences of the Series B Preferred Stock or amend the Charter or by-laws of the Company or the comparable governing documents of any of its Subsidiaries in any manner that alters the preferences, privileges or rights of the holders of Series B Preferred Stock;

(b) authorize a merger, consolidation, dissolution or liquidation of the Company or any of its material Subsidiaries;

(c) acquire a material interest in any other Person (whether by a purchase of assets, purchase of Equity Securities, merger or otherwise) valued in excess of $10,000,000;

(d) sell or transfer all or a material portion of the assets of the Company and its Subsidiaries taken as a whole;

(e) issue any Equity Securities, or rights to acquire Equity Securities, of the Company or its Subsidiaries, other than Equity Securities that are (i) issuable under any current equity incentive plans of the Company, (ii) issuable upon the conversion of any currently outstanding Equity Securities of the Company, (iii) issuable by virtue of any contractual obligation of the Company existing as of the date hereof and identified in Schedule 3 or otherwise described in the Company’s SEC filings, or (iv) issuable to directors, officers or employees of Fluent, Inc. in connection with the sale of Fluent, Inc., directly or indirectly, to the Company;

(f) make any capital expenditures in excess of $1,000,000 outside of the ordinary course of business of the Company or any of its Subsidiaries, except as required by any contractual obligation in existence as of the date hereof;

(g) make any change in the form of entity of the Company or any of its Subsidiaries that would adversely affect the Fluent Stockholders in a disproportionate manner relative to all stockholders of the Company or its Subsidiaries;

(h) effect any repurchases or redemptions of Equity Securities or debt (except to the extent such debt is due in accordance with its terms);

(i) declare or pay any dividends or authorize any distributions to stockholders other than in accordance with the Series B Preferred Certificate of Designation;

(j) terminate or change the compensation of any of the employees listed on Schedule 4 other than as provided by the terms of any employment agreement with the Company or its Subsidiaries to which such employee is a party;

(k) make any material change in the Company’s line of business (other than the addition of any new line of business);

(l) enter into any transactions with Affiliates having a value in excess of $120,000 other than on an arms’ length basis and approved by the audit committee of the Board; or

(m) agree to take any of the foregoing actions.

3.2. Subsidiaries and Committees.

At any time that the Company has any Subsidiary, until the Conversion Date, (i) the Company shall be the sole managing member of each Subsidiary, and (ii) it shall not permit such Subsidiary to take any of the actions set forth in Section 3.1 above (with all references to the Company deemed to be references to such Subsidiary) without the prior written approval of the Fluent Stockholder Majority; provided, however, that any Subsidiary shall be permitted, without the prior written approval of the Fluent Stockholder Majority, to pay dividends and/or authorize and make distributions to the Company.

3.3. Restrictions on Other Agreements.

No Principal Stockholder or Fluent Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Equity Securities of the Company if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, Fluent Stockholders, or holders of Company Equity Securities that are not parties to this Agreement or otherwise). Each Principal Stockholder and Fluent Stockholder shall take all necessary actions within its power to cause the Company to comply with the provisions of this Agreement.

ARTICLE IV

TRANSFER RESTRICTIONS

4.1. Transfer Restrictions.

(a) Each of the Stockholders hereby agrees that such Stockholder will not, prior to the first anniversary of the date hereof (the “Restricted Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (“Transfer”). The foregoing sentence shall not apply to (a) Transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (b) Transfers to such Stockholder’s family or by will or intestate succession to such Stockholder’s family or to a trust, the beneficiaries of which are exclusively such Stockholder or members of such Stockholder’s family, (c) Transfers by such Stockholder to any entity that is directly or indirectly Controlled by, or is under common Control with, such Stockholder, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange

Act for the sale of shares of Common Stock, provided that such plan does not provide for the transfer of shares of Common Stock during the Restricted Period, or (e) Transfers of equity securities of the Company by a Stockholder for purposes of paying any such Stockholder’s tax liability related to or in connection with vested equity awards (“Permitted Transfers”).

(b) After the Restricted Period and until the third anniversary of the date hereof, each Stockholder shall promptly notify each other Stockholder when it proposes to Transfer any shares of Common Stock (other than pursuant to a Permitted Transfer) (including the proposed date of Transfer (the “Transfer Date”)) that, when taken together with aggregate Transfers by the Stockholders within the then-preceding three-month period, would exceed the greater of (i) 5% of the shares of Common Stock outstanding as shown by the most recent report filed by the Company with the SEC under the Securities Act or the Exchange Act, or (ii) 5% of the average weekly reported volume of trading in the Common Stock on the NYSE MKT during the four calendar weeks preceding the date of such Stockholder’s notice delivered pursuant to this Section 4.1(b) (such greater amount, the “Volume Limit”). In such event, on or prior to the Transfer Date, each Stockholder shall only be entitled to Transfer up to its pro rata share (based on the total number of shares of Common Stock then held by each Stockholder, calculated on a fully-diluted basis) of the applicable Volume Limit. In the event any Stockholder agrees to forego its full pro rata share by written notice to the other Stockholders, the remainder shall be re-allocated pro rata among the Stockholders in like manner (except that the shares of Common Stock held by such forfeiting Stockholder shall be excluded from such calculation).

ARTICLE V

MISCELLANEOUS

5.1. Termination.

This Agreement shall terminate and be of no further force and effect upon (a) the Fluent Stockholders ceasing to own any shares of Series B Preferred Stock or Common Stock, or (b) the written agreement of the majority in interest of each of (i) the Principal Stockholders, on the one hand, and (ii) the Fluent Stockholders, on the other hand, to terminate this Agreement.

5.2. Successors and Assigns; Beneficiaries.

Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, that each Stockholder (from time to time party hereto) shall be entitled to assign its rights and obligations hereunder to any transferee pursuant to a Permitted Transfer; provided, such transferee executes a joinder agreeing to be bound by the terms of this Agreement in the same capacity as the transferring Stockholder.

5.3. Amendment and Modification; Waiver of Compliance.

(a) This Agreement may be amended only by a written instrument duly executed by the Company and the majority in interest of each of (i) the Principal Stockholders, on the one hand, and (ii) the Fluent Stockholders, on the other hand.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.4. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication (i) to any Stockholder, to its address set forth on Schedule 1 or Schedule 2 hereto, as applicable, or (ii) to the Company, to:

IDI, Inc.

2650 N. Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Derek Dubner, Co-CEO

Joshua Weingard, Corporate counsel

Fax No.: [                        ]

with a copy to:

Akerman LLP

One Southeast Third Avenue

Suite 2500

Miami, Florida 33131

Attn: Teddy Klinghoffer, Esq.

Andrea Fisher Evans, Esq.

Fax No.: 305- 349-4783

or, in each case, to such other address as such party may designate in writing to the other parties by written notice given in the manner specified herein.

5.5. Specific Performance.

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

5.6. Entire Agreement.

The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

5.7. Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.8. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

5.9. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.10. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11. Further Assurances.

At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

5.12. Schedule 13D.

In accordance with the requirements of Rule 13d-1(k) under the Exchange Act, as amended (the “Exchange Act”), and subject to the limitations set forth therein, each Stockholder agrees to file an appropriate Schedule 13D no later than 10 calendar days following the date hereof.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders’ Agreement as of the date first above written.

COMPANY:

IDI, INC.

By:
Name:
Title:

[STOCKHOLDERS]

Exhibit M

APPLICABLE ACCOUNTING GUIDELINES

The following will apply for purposes of calculating Net Working Capital:

1.	Except as otherwise provided herein, Net Working Capital will be calculated in accordance with GAAP.

2.	Net Working Capital will be calculated without giving effect to any of the transactions contemplated by this Agreement or the Transaction Documents.

3.	Current assets will not include (i) Signing Cash, (ii) the amounts set forth on Schedule 2.3(a), (iii) any amounts due from or payable by any employees or former employees of the Company or any of its Subsidiaries, including any advances to employees or (iv) the prepaid portion of captive insurance policies.

4.	Current liabilities will not include (i) any items constituting Company Indebtedness, (ii) any payments due under the SAR Plan and the employment taxes of the Company related thereto, (iii) the amount of any Success Fee and the employment taxes of the Company related thereto, (iv) any items constituting Company Transaction Expenses or (v) deferred rent.

Exhibit N

R&W Policy

[Attached]

AIG DRAFT 11-16-15

AIG SPECIALTY INSURANCE COMPANY

175 Water Street

New York, NY 10038

NOTICE: THIS INSURER IS NOT LICENSED IN THE STATE OF NEW YORK AND IS NOT SUBJECT

TO ITS SUPERVISION.

POLICY NUMBER: 61622736

BUYER-SIDE REPRESENTATIONS AND WARRANTIES INSURANCE POLICY

NOTICE: SURPLUS LINES INSURERS’ POLICY RATES AND FORMS ARE NOT APPROVED BY ANY FLORIDA REGULATORY AGENCY.

NOTICE: THIS INSURANCE IS ISSUED PURSUANT TO THE FLORIDA SURPLUS LINES LAW. PERSONS INSURED BY SURPLUS LINES CARRIERS DO NOT HAVE THE PROTECTION OF THE FLORIDA INSURANCE GUARANTY ACT TO THE EXTENT OF ANY RIGHT OF RECOVERY FOR THE OBLIGATION OF AN INSOLVENT UNLICENSED INSURER.

NOTICE: THE INSURER NAMED HEREIN IS NOT LICENSED BY THE STATE OF NEW YORK, NOT SUBJECT TO ITS SUPERVISION, AND IN THE EVENT OF THE INSOLVENCY OF THE INSURER, NOT PROTECTED BY THE NEW YORK STATE SECURITY FUNDS. THE POLICY MAY NOT BE SUBJECT TO ALL OF THE REGULATIONS OF THE DEPARTMENT OF FINANCIAL SERVICES PERTAINING TO POLICY FORMS.

NOTICE: THIS IS A CLAIMS MADE AND REPORTED POLICY. SUBJECT TO THE TERMS AND CONDITIONS OF THIS POLICY, COVERAGE IS LIMITED TO LOSS THAT THE NAMED INSURED REPORTS TO THE INSURER DURING THE POLICY PERIOD OR WITHIN THE THIRTY (30) DAY PERIOD IMMEDIATELY FOLLOWING THE EXPIRY DATE. PLEASE READ THIS POLICY CAREFULLY AND DISCUSS IT WITH YOUR INSURANCE AGENT OR BROKER.

NOTICE: DEFENSE COSTS COVERED UNDER THIS POLICY ARE PART OF LOSS AND AS SUCH ARE SUBJECT TO THE RETENTION AND THE LIMIT OF LIABILITY.

NOTICE: THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND. NOTWITHSTANDING THE FOREGOING, IF THE RETENTION HAS BEEN COMPLETELY EXHAUSTED, THEN, IN ACCORDANCE WITH AND SUBJECT TO THE TERMS AND CONDITIONS OF THIS POLICY, THE INSURER SHALL REIMBURSE THE INSUREDS FOR DEFENSE COSTS COVERED UNDER THIS POLICY.

DECLARATIONS

All capitalized terms used but not defined in this Policy shall have the respective meanings assigned thereto in the Acquisition Agreement.

Item 1.	Named Insured:	IDI, Inc. 2650 N. Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Derek Dubner, Co-CEO Joshua Weingard, Corporate counsel

© American International Group, Inc. All Rights Reserved.

	Additional Insureds:	The Parent Indemnitees (other than the Named Insured).

Collectively, the Named Insured and the Additional Insureds are referred to herein as the “Insureds”.

Item 2.	Acquisition Agreement:	Agreement And Plan of Merger, dated as of November 16, 2015, by and among IDI, Inc., Fluent Acquisition I, Inc., Fluent Acquisition II, LLC, Fluent, Inc., the sellers of the Company set forth on the signature page thereto and Ryan Schulke, as the Representative.

Item 3.	Policy Period:	From November 16, 2015 (“Inception”) until [ ][1] (the “Expiry Date”); provided that the Expiry Date with respect to (i) the Fundamental Representations and (ii) the Pre-Closing Tax Indemnity, shall in each case be the earlier of the expiration of the applicable statute of limitations and [ ][2].

Item 4.	Limit of Liability:	$20,000,000, in the aggregate.

Item 5.	Retention:	$4,000,000, in the aggregate, inclusive of any amounts to be borne by the Parent Indemnitees in respect of the Basket as set forth in the Acquisition Agreement.

Subject to Section 3(b)(ii) of the Policy, to the extent that the then-remaining Retention is greater than $2,000,000 on [ ][3] (the “Retention Dropdown Date”), the Retention shall be reduced to $2,000,000, in the aggregate, on such date.

Item 6.	Premium:	Non–Terrorism Portion:	$815,000
		Terrorism Portion:	$0

		Premium:	$815,000

Item 7.	Brokerage Commission:	The Premium is inclusive of a 15% insurance brokerage commission.

Item 8.	Taxes:	The Premium is exclusive of any applicable surplus lines or premium tax and any other applicable tax, fee or surcharge. It is the Insureds’ responsibility to pay any applicable surplus lines or premium tax and any other applicable tax, fee or surcharge.

Item 9.	Insurance Broker:	Marsh USA Inc. 1166 Avenue of the Americas New York, NY 10036

[1]	Date that is the three-year anniversary of the Closing
[2]	Date that is the six-year anniversary of the Closing
[3]	The date that is the 18-month anniversary of the Closing Date.

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[ DRAFT – NOT FOR EXECUTION ]
Authorized Representative

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POLICYHOLDER DISCLOSURE

NOTICE OF TERRORISM INSURANCE COVERAGE

(COVERAGE INCLUDED)

Coverage for acts of terrorism is included in your policy. You are hereby notified that under the Terrorism Risk Insurance Act, as amended in 2015, the definition of act of terrorism has changed. As defined in Section 102(1) of the Act: The term “act of terrorism” means any act that is certified by the Secretary of the Treasury—in consultation with the Secretary of Homeland Security, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. Under your coverage, any losses resulting from certified acts of terrorism may be partially reimbursed by the United States Government under a formula established by the Terrorism Risk Insurance Act, as amended. However, your policy may contain other exclusions which might affect your coverage, such as an exclusion for nuclear events. Under the formula, the United States Government generally reimburses 85% through 2015; 84% beginning on January 1, 2016; 83% beginning on January 1, 2017; 82% beginning on January 1, 2018; 81% beginning on January 1, 2019 and 80% beginning on January 1, 2020 of covered terrorism losses exceeding the statutorily established deductible paid by the insurance company providing the coverage. The Terrorism Risk Insurance Act, as amended, contains a $100 billion cap that limits U.S. Government reimbursement as well as insurers’ liability for losses resulting from certified acts of terrorism when the amount of such losses exceeds $100 billion in any one calendar year. If the aggregate insured losses for all insurers exceed $100 billion, your coverage may be reduced.

The portion of your annual premium that is attributable to coverage for acts of terrorism is $0, and does not include any charges for the portion of losses covered by the United States government under the Act.

© American International Group, Inc. All Rights Reserved.

POLICYHOLDER NOTICE

Thank you for purchasing insurance from the AIG companies. AIG insurance companies generally pay compensation to brokers and independent agents, and may have paid compensation in connection with your policy. You can review and obtain information about the nature and range of compensation paid by AIG insurance companies to brokers and independent agents in the United States by visiting our website at www.aig.com/producercompensation or by calling 1-800-706-3102.

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AIG SPECIALTY INSURANCE COMPANY

BUYER-SIDE REPRESENTATIONS AND WARRANTIES INSURANCE POLICY

This Buyer-Side Representations and Warranties Insurance Policy (including any Declarations, exhibits, attachments or endorsements attached hereto, collectively, this “Policy”) is issued by the Insurer to the Insureds and represents the complete agreement between the Insurer and the Insureds concerning the coverage provided hereunder.

WHEREAS, the Insureds or certain of them have entered into the Acquisition Agreement;

WHEREAS, the Insureds, pursuant to certain sections of the Acquisition Agreement, may be entitled to indemnification from certain persons or entities for certain damages resulting from Breaches; and

WHEREAS, the Insureds desire to purchase insurance to insure them against Loss, and the Insurer desires to provide such insurance subject to the terms and conditions of this Policy.

NOW, THEREFORE, in consideration of the payment of the Premium, the Insurer and, by accepting this Policy, the Insureds agree as follows:

SECTION 1. DEFINITIONS

(a)	“Acquisition” means the acquisition, merger, consolidation, exchange or other combination contemplated by the Acquisition Agreement.

(b)	“Acquisition Agreement” means the agreement set forth in Item 2 of the Declarations, including any exhibits, schedules or other attachments thereto (as such agreement may be amended from time to time in accordance with the terms and conditions of this Policy), an executed copy of which is attached hereto as Exhibit A.

(c)	“Actual Knowledge” means, with respect to any individual, the actual personal knowledge of such individual, and for the avoidance of doubt does not in any case include any imputed or constructive knowledge, nor shall it include any knowledge of any outside advisors or agents. The Insurer shall bear the burden of proving that any such applicable person had Actual Knowledge of any underlying fact, event and condition and any Breach.

(d)	“Additional Insureds” shall have the meaning set forth in Item 1 of the Declarations.

(e)	“Affiliate” of any person or entity means any person or entity that directly or indirectly controls, is controlled by or is under common control with, such person or entity.

(f)	“Breach” means:

(i)	any breach of, or inaccuracy in, the representations and warranties set forth in Articles III and IV of the Acquisition Agreement;

(ii)	The Pre-Closing Tax Indemnity,

(iii)	in the case of each of clauses (i) – (ii) above, that is discovered by any Insured during the Policy Period.

For purposes of this Policy any materiality qualifiers contained in any representation or warranty set forth in Articles III and IV of the Acquisition Agreement shall be disregarded

© American International Group, Inc. All Rights Reserved.

for purposes of determining whether a Breach has occurred and for purposes of determining Losses, except with respect to the representations and warranties set forth in Section 3.5 (Financial Statements) of the Acquisition Agreement and where any such provision requires disclosure of lists or items of a material nature or above a specified threshold.

For purposes of this Policy, the (i) use of the word “threatened” (or correlative term) in the representations in warranties set forth of the Acquisition Agreement shall be deemed to be qualified by the “Company’s Knowledge” to the extent already not so qualified and (ii) words “or will be” shall be deemed deleted from the last sentence of Section 3.4 (Conflicts; Consents of Third Parties) of the Acquisition Agreement.

(g)	“Claim Notice” means a claim notice in the form attached hereto as Exhibit B.

(h)	“Company” shall have the meaning set forth in the Acquisition Agreement.

(i)	“Deal Team Members” means those individuals whose names are set forth on Exhibit C attached hereto.

(j)	“Declarations” means, collectively, those items set forth as Item 1 through Item 9 on the pages labeled as “Declarations.”

(k)	“Defense Costs” means the fees, costs and expenses incurred by the Insureds (including attorneys’ fees and premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) in the investigation, adjustment, defense or appeal of a Third Party Demand. Defense Costs do not include any salaries, benefits or other compensation for officers, employees or consultants of any of the Insureds (other than consultants specifically retained in connection with the investigation, adjustment, defense or appeal of such Third Party Demand).

(l)	“Expiry Date” shall have the meaning set forth in Item 3 of the Declarations.

(m)	“Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization and Enforceability), 3.3 (Capitalization), 3.8 (Taxes), the last sentence of
Section 3.10(c) (Title), 3.13 (Employee Benefits), 3.22 (Financial Advisors), 4.1 (Power and Authority) and 4.2 (Ownership) of the Acquisition Agreement.

(n)	“Inception” shall have the meaning set forth in Item 3 of the Declarations.

(o)	“Insurance Broker” shall have the meaning set forth in Item 9 of the Declarations.

(p)	“Insureds” shall have the meaning set forth in Item 1 of the Declarations.

(q)	“Interim Breach” means any Breach with respect to which (i) the material facts, events or conditions, as applicable, which caused such Breach to exist first occurred during the Interim Period and (ii) any of the Deal Team Members obtained Actual Knowledge during the Interim Period.

(r)	“Interim Period” means the period beginning at the execution of the Acquisition Agreement and ending immediately prior to the Closing.

(s)	“Insurer” means AIG Specialty Insurance Company, a corporation incorporated under the laws of the State of Illinois.

(t)	“Limit of Liability” shall have the meaning set forth in Item 4 of the Declarations.

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(u)	“Loss” means the amount to which the Insureds are contractually entitled in respect of a Breach pursuant to the terms of the Acquisition Agreement and any Defense Costs payable hereunder, without regard to the survival limitations or the aggregate liability limitations set forth in Section 7.6 or 7.7(a), respectively, of the Acquisition Agreement. For the purposes of calculating the amount of any Loss, Loss for any item shall be net of reserves or accruals established on or included in the Financial Statements (including the notes thereto) with respect to such item.

For purposes of this Policy any materiality qualifiers contained in any representation or warranty set forth in Articles III and IV of the Acquisition Agreement shall be disregarded for purposes of determining whether a Breach has occurred and for purposes of determining Losses, except with respect to the representations and warranties set forth in Section 3.5 (Financial Statements) and where any such provision requires disclosure of lists or items of a material nature or above a specified threshold.

(v)	“Named Insured” shall have the meaning set forth in Item 1 of the Declarations.

(w)	“No Claims Declaration(s)” means the (i) Inception No Claims Declaration executed and delivered to the Insurer in connection with the underwriting of this Policy, an executed copy of which is attached hereto as Exhibit D-1 and (ii) Closing No Claims Declaration executed and delivered to the Insurer in connection with the underwriting of this Policy, an executed copy of which is attached hereto as Exhibit D-2.

(x)	“Policy” shall have the meaning set forth in the Preamble.

(y)	“Policy Period” shall have the meaning set forth in Item 3 of the Declarations.

(z)	“Pre-Closing Tax Indemnity” means any event, circumstance or matter for which the Sellers are obligated to indemnity the Parent Indemnitees in respect of Indemnified Taxes pursuant to Section 7.1(a)(iii) of the Acquisition Agreement (except for (1) matters identified on the Disclosure Schedules and (ii) Taxes accrued or reserved on the books and records of the Company or its Subsidiaries on the Closing Date).

(aa)	“Premium” shall have the meaning set forth in Item 6 of the Declarations.

(bb)	“Retention” shall have the meaning set forth in Item 5 of the Declarations.

(cc)	“Retention Dropdown Date” shall have the meaning set forth in Item 5 of the Declarations.

(dd)	“Third Party Demand” means any demand, claim, complaint, proceeding or legal action brought against any Insured by any person or entity (other than (i) an Affiliate of any of the Insureds, (ii) any other Insured or (iii) the Insurer) which, if successful, would result in Loss (other than Losses that would be Defense Costs).

SECTION 2. INSURING AGREEMENT

Subject to the terms and conditions of this Policy, the Insurer shall indemnify the Insureds for, or pay to the Insureds, any Loss in excess of the Retention that is reported by the Named Insured to the Insurer during the Policy Period or in the thirty day period immediately following the Expiry Date in accordance with Section 5 of this Policy.

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SECTION 3. LIMIT OF LIABILITY; RETENTION; PREMIUM; OFFSETTING RECOVERIES

(a)	Limit of Liability. The Insurer’s aggregate liability under this Policy shall not exceed the Limit of Liability.

(b)	Retention.

(i)	The Retention is an aggregate one. The Insurer shall only be liable for Loss in excess of the Retention. The Retention shall only be eroded by Loss for which the Insurer would be liable under this Policy but for the Retention.

(ii)	Notwithstanding anything to the contrary herein, to the extent that on or prior to the Retention Dropdown Date, the Insurer shall have been notified of, or any Specified Person has Actual Knowledge of, any (x) Breach or matter that could reasonably be expected to give rise to a Breach, (y) Third Party Demand and/or (z) Loss, in each case, prior to the Retention Dropdown Date, the Retention shall not be reduced pursuant to the second paragraph of Item 5 of the Declarations with respect to any such Breach, matter, Third Party Demand or Loss or any Loss that arises out of, relates to or results from such Breach, matter or Third Party Demand.

(c)	Premium. The Premium is non-refundable.

(d)	Offsetting Recoveries. Loss shall be reduced by any offsetting recoveries (including recoveries from any other insurance policies or indemnities) or tax benefits actually received by any of the Insureds or any of their respective Affiliates during the Policy Period.

SECTION 4. EXCLUSIONS

The Insurer shall not be liable to pay any Loss arising out of, relating to or resulting from (or, with respect to clause (b) below, payable under (without regard to any caps or collars relating thereto)):

(a)	any (i) Breach of which any of the Deal Team Members had Actual Knowledge prior to Inception, (ii) Interim Breach or (iii) material inaccuracy in any No Claims Declaration, but only to the extent such Loss is proximately related to the substantive content of such material inaccuracy;

(b)	any (i) purchase price, net worth or similar adjustment provisions of the Acquisition Agreement or (ii) indemnification provisions set forth in Section 7.1(a)(vi) of the Acquisition Agreement;

(c)	any punitive or exemplary damages or criminal or civil fines or penalties (except, in the case of each of the above damages, fines or penalties, to the extent (i) insurable under applicable law most favorable to the Insureds (which may or may not be the governing law of this Policy) and (ii) awarded or assessed against the Insureds in connection with a Third Party Demand pursuant to (A) a final settlement consented to in writing by the Insurer in accordance with Section 6 of this Policy or (B) a final and non-appealable (x) order of a governmental or regulatory agency, (y) judgment of a court of competent jurisdiction or (z) award of an arbitrator, arbitration panel or similar adjudicative body);

(d)	any injunctive, equitable or other non-monetary relief;

(e)	any covenant (or breach thereof), estimate, projection or forward looking statement;

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(f)	asbestos or Polychlorinated Biphenyls;

(g)	any unfunded or underfunded benefit plans;

(h)	any cyber breach or failure to comply with data security or privacy laws (including laws that prohibit the disclosure of personally identifiable information);

(i)	the adequacy of any reserves for losses at any captive insurers;

(j)	China Circular 698 and Public Notice 7;

(k)	the amount, availability or existence of any net operating loss or similar tax attributes;

(l)	violations or alleged violations of the FTC Act, the Telephone Consumer Protection Act and the CAN-SPAM Act; or

(m)	the absence of an executed cafeteria plan document.

SECTION 5. CLAIM FILING PROCEDURE; PAYMENT OF LOSS; NOTICE PROVISIONS

(a)	Claim Notice. The Named Insured shall deliver a Claim Notice to the Insurer, signed by an authorized representative of the Named Insured, as soon as reasonably practicable after the Insureds become aware of any (i) Breach or matter that could reasonably be expected to give rise to a Breach, (ii) Third Party Demand and/or (iii) Loss; provided that failure to provide timely notice shall excuse the Insurer from performance hereunder only to the extent that the Insurer is adversely affected thereby. For the avoidance of doubt, the Named Insured shall deliver a Claim Notice in each such instance regardless of whether the matters described in such Claim Notice will, or are reasonably likely to, give rise to Loss that is within the Retention. Attached to the Claim Notice shall be a full description, after reasonable inquiry, of the facts, circumstances and issues leading up to the delivery of the Claim Notice, including a specific reference to the implicated representations and warranties. In no event may a Claim Notice be delivered to the Insurer later than the expiration of the Policy Period; provided, however, if a Claim Notice pursuant to clause (i) or (ii) of this Section 5(a) is delivered to the Insurer during the Policy Period or within the thirty days immediately following the expiration of the Policy Period, then any subsequent Loss directly arising out of the Breach, matter or Third Party Demand identified in such Claim Notice shall be deemed reported at the time such Claim Notice was received by the Insurer.

(b)	Correspondence. Subsequent to delivery of a Claim Notice, the Named Insured shall provide the Insurer with a copy of any material written correspondence between, and any pleading or other document delivered or filed by or on behalf of, any of the Insureds, or their respective representatives, and any other person or entity relating to such Claim Notice.

(c)	Insurer’s Response. The Insurer shall respond to a Claim Notice as soon as reasonably practicable after the Insurer receives a Claim Notice notifying it of a Breach, Third Party Demand or Loss.

(d)	Payment of Loss. Any Loss paid by the Insurer pursuant to this Policy shall be paid to the Named Insured as representative of all the Insureds or to such other person or entity as the Named Insured instructs the Insurer in writing pursuant to Section 5(e) of this Policy.

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(e)	Notice. Any notice (including a Claim Notice) or other communication concerning the subject matter of this Policy shall be made in writing and shall be effective upon receipt, and (i) if to any of the Insureds, shall be delivered to the Named Insured at its mailing address set forth in Item 1 of the Declarations, and (ii) if to the Insurer, shall be delivered to it at the following address:

AIG Specialty Insurance Company

c/o c-Claim for Financial Lines

AIG Claims, Inc.

175 Water Street, 4th Floor

New York, NY 10038

c-claim@aig.com

with a copy sent simultaneously to:

AIG

Mergers & Acquisitions Insurance Group

Financial Lines

175 Water Street, 4th Floor

New York, New York 10038

Attn: President

If the Named Insured so requests in writing to the Insurer, and for purposes of convenience only, and not as a condition precedent to any rights under this Policy, a copy of any such notice or other communication shall be sent simultaneously to the Insureds’ Insurance Broker at its mailing address set forth in Item 9 of the Declarations.

SECTION 6. DEFENSE COSTS; THIRD PARTY DEMANDS AND CLAIMS PARTICIPATION; SETTLEMENTS AND JUDGMENTS

(a)	Defense Costs. Once the Retention is exhausted, and if the Named Insured requests in writing, the Insurer shall, after each calendar quarter, reimburse the Insureds for reasonable Defense Costs incurred during such calendar quarter. For the avoidance of doubt, and notwithstanding anything in the Acquisition Agreement or this Policy to the contrary, (i) reasonable Defense Costs are part of Loss and are subject to the Limit of Liability and (ii) unreasonable Defense Costs shall not constitute Loss hereunder.

(b)	Third Party Demands and Claims Participation. The Insurer does not assume any duty to defend the Insureds with respect to any Third Party Demand or otherwise. The Insureds shall defend and contest any Third Party Demand with counsel consented to by the Insurer in writing (such consent not to be unreasonably withheld). The Insurer shall be entitled to effectively associate in the defense, prosecution, negotiation and settlement of any Third Party Demand or any matter that appears to the Insurer reasonably likely to involve the Insurer or this Policy.

(c)	Settlements and Judgments. With respect to any Third Party Demand, only Loss (including any related Defense Costs) resulting from settlements or stipulated judgments consented to by the Insurer in writing (such consent not to be unreasonably withheld), or resulting from a final judgment by a court of competent jurisdiction or arbitral panel, shall deplete the Retention or be recoverable as Loss.

SECTION 7. CERTAIN COVENANTS OF THE INSUREDS

(a)	Mitigation. With respect to any Loss or potential Loss, the Insureds shall, and to the extent possible shall cause their respective Affiliates to, take all commercially reasonable actions necessary or advisable to mitigate such Loss or potential Loss; provided that the failure of any Insured or Affiliate to so mitigate shall only reduce the rights of the Insureds to recover for Loss under this Policy to the extent of the Loss that would have been avoided by such mitigation.

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(b)	Cooperation and Information. In addition to the obligations set forth in Section 5 of this Policy, the Insureds shall, and to the extent possible shall cause their respective Affiliates to, cooperate with the Insurer and, in a timely manner, provide the Insurer with complete and accurate information in connection with any Claim Notice or other matter relating to this Policy. Such cooperation shall include permitting the Insurer to examine, photocopy and/or take extracts from the books, records, data, files and information of the Insureds and their respective Affiliates and access to the Insureds’ and their respective Affiliates’ representatives for interviews and depositions under oath during normal business hours and at reasonable locations.

(c)	Acquisition Agreement. The Insureds shall not, and to the extent possible shall cause their respective Affiliates not to, (i) amend, supplement or rescind the Acquisition Agreement (or enter into any agreement or arrangement that would have such an effect), (ii) give any consent or waiver thereunder or (iii) grant any authority to take any of the actions in clauses (i) or (ii) above, in each case, without the prior written consent of the Insurer if such amendment, supplement, rescission, agreement, arrangement, consent, waiver or grant would reasonably be expected to adversely affect the Insurer or its rights or liability under this Policy.

(d)	Maintenance of Due Diligence Records. Until the later of 90 days after (i) the expiration of the Policy Period and (ii) the final resolution of all claims or disputes relating to this Policy, the Insureds shall, and to the extent possible shall cause their respective Affiliates to, maintain all of their respective materials relating to the due diligence conducted in connection with the Acquisition.

(e)	Other Insurance Coverage. The Insureds shall, or, if applicable, to the extent possible shall cause their respective Affiliates to, maintain or purchase insurance coverage for the acquired business in a commercially reasonable manner. The coverage provided under this Policy shall be excess of other valid and collectible insurance coverage. The Named Insured shall investigate, and shall discuss with the Insurer, whether any bond, indemnity or other insurance policy is applicable or available with respect to the matters described in any Claim Notice.

(f)	Reimbursements. After any payment by the Insurer in connection with this Policy, (i) if it is determined pursuant to the procedures set forth in Section 9 of this Policy that all or any portion of the amount paid did not constitute Loss or is excluded from coverage under this Policy or (ii) if any of the Insureds or any of their respective Affiliates receive, directly or indirectly, amounts from any insurance, indemnification or other source which reduces the amount of Loss actually incurred, then the Insureds or such Affiliates shall promptly, and in no event later than 60 days after such determination or receipt, reimburse or refund to the Insurer the amount overpaid.

(g)	Failure to Comply. Any failure of the Insureds to comply with any of the provisions of Sections 5 through 8 shall not relieve the Insurer of its obligations under this Policy except to the extent the Insurer is adversely affected thereby; provided, however that the Insured’s obligations under Section 6(c) of this Policy shall not be affected by the foregoing.

SECTION 8. SUBROGATION

(a)	Except as provided in Section 8(d), the Insureds shall preserve any indemnification or other rights against any other person or entity for any Loss and preserve the Insurer’s subrogation rights with respect thereto.

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(b)	In the event of any payment by the Insurer in connection with this Policy, the Insurer shall be subrogated to, and the Insureds shall assign to the Insurer, all of the Insureds’ respective rights of recovery against any person or entity (other than the acquired business) based upon, arising out of or relating to such payment. If the Insureds are unable to assign such rights to the Insurer, or if the Insurer desires, then, instead of assigning such rights to the Insurer, the Insureds shall allow the Insurer to bring suit in their name. The Insureds shall, and to the extent possible shall cause their respective Affiliates to, execute all papers required and take all steps reasonable, necessary or advisable to secure and further such subrogation and assignment rights. In no event shall the Insureds or their respective Affiliates waive any rights that could adversely affect any such subrogation or assignment rights. Any amounts recovered by the Insurer in connection with the exercise of its subrogation or assignment rights shall be applied first to reimburse the Insurer for any Loss paid by the Insurer pursuant to this Policy and for any costs or expenses incurred in connection with such recovery and then the remainder of such recovered amounts shall be paid to the Insureds.

(c)	The Insureds shall defend at their own expense, and satisfy any liability with respect to, any counterclaim or third party demand asserted in connection with any subrogation or assignment claim pursued by the Insurer, except to the extent such counterclaim or third party demand arises out of, results from or relates to the same facts or allegations out of which such subrogation or assignment arose.

(d)	Notwithstanding the foregoing or any other provision of this Policy, the Insurer hereby waives any subrogation rights it may have against the Seller Parties or any of their Affiliates and shall not otherwise be entitled to other forms of recovery including through claims of indemnity, re compensation, offset, contribution or otherwise, except to the extent such payment made by the Insurer under this Policy was based upon or arose out of fraud by the Seller Parties. The foregoing sentence in Section 8(d) shall not limit the right of the Insurer to bring a direct action against any Insured in connection with the enforcement of the terms of this Policy. The Seller Parties and their respective Affiliates shall be express third party beneficiaries of this Section 8(d) and shall be entitled to enforce this Section 8(d) as if they were a party hereto. This Section 8(d) may not be amended without the consent of the Seller Parties, who have relied on this Section 8(d) in entering into the Acquisition Agreement.

SECTION 9. ARBITRATION; CHOICE OF LAW; INTERPRETATION AND RULES OF CONSTRUCTION

(a)	Any dispute between the Insurer and the Insureds hereunder shall be submitted to the American Arbitration Association in Wilmington, Delaware for confidential, binding arbitration under and in accordance with its commercial arbitration rules then in effect. With regard to any specific arbitration, the parties thereto shall agree on whether there shall be one arbitrator or three arbitrators. If such parties cannot agree on the number of arbitrators, there shall be three arbitrators. The arbitrator(s) shall be disinterested, shall have knowledge of the legal, financial, corporate and insurance issues relevant to the matters in dispute and shall otherwise be chosen in the manner provided in such commercial arbitration rules. The arbitration dispute resolution mechanisms are intended to be the sole and exclusive dispute resolution mechanisms for any dispute arising between the Insurer and the Insureds hereunder and shall survive the cancellation or termination of this Policy and the exhaustion of the Limit of Liability.

(b)	The construction, validity and performance of this Policy shall be interpreted under the laws of the State of Delaware, without reference to conflicts-of-laws principles that would require or allow for the application of the law of any other jurisdiction. For purposes of this Policy, the Acquisition Agreement shall be interpreted under the laws of the jurisdiction chosen therein or, where no jurisdiction is so chosen, by the laws of the State of

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Delaware, without reference to conflicts-of-laws principles that would require or allow for the application of the law of any other jurisdiction. In connection with any dispute hereunder, no award or judgment, including any award or judgment of expenses or costs, shall be entered or payable in an amount exceeding the remaining Limit of Liability. Solely with respect to Section 4(c)(i) of this Policy, nothing in this Section 9(b) will limit the determination of the applicable law with respect to the insurability of certain damages and fines and penalties.

(c)	This Policy shall be construed in the manner most consistent with the relevant terms and conditions of this Policy without regard to authorship of language and without any presumption in favor of either party. The descriptions in the headings of this Policy are solely for convenience, and form no part of the interpretation or the terms and conditions of coverage. The words “include” or “including” in this Policy shall be deemed to be followed by the words “without limitation.”

SECTION 10. ACKNOWLEDGEMENTS AND REPRESENTATIONS

(a)	By accepting this Policy, the Named Insured, on behalf of itself and each of the Additional Insureds, acknowledges that (i) the Insureds were represented by competent and experienced legal counsel of their choice in connection with this Policy, and (ii) the Insureds are purchasing the coverage described in this Policy with full knowledge and acceptance of its terms and conditions without any reliance on any representation, warranty, advice or other statement by the Insurer or any of its representatives or advisors regarding any legal, tax or accounting implications or requirements of the coverage described in this Policy.

(b)	By accepting this Policy, the Named Insured represents and warrants to the Insurer that each of the Additional Insureds has (i) irrevocably appointed the Named Insured as its agent and attorney in fact to take any action required to be taken by it hereunder, (ii) agreed to be bound by any and all actions taken by the Named Insured on its behalf, (iii) acknowledged in writing that the Named Insured has an interest in the subject matter of this Policy and that the appointment of the Named Insured constitutes an irrevocable power-of-attorney coupled with an interest and (iv) acknowledged in writing that the Insurer shall be entitled to rely exclusively upon any written notice given by the Named Insured and that the Insurer shall not be liable in any manner for any action taken or not taken in reliance upon any notice given by the Named Insured.

SECTION 11. SERVICE OF SUIT

(a)	Subject to any provision in this Policy requiring or allowing for arbitration, in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Named Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Section 11 constitutes or should be understood to constitute a waiver of the Insurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon General Counsel, AIG Specialty Insurance Company, 175 Water Street, New York, NY 10038, or his or her representative, and that in any suit instituted against the Insurer upon this Policy, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

(b)	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, Director of Insurance or other officer specified for that purpose in the

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statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insureds or any beneficiary hereunder arising out of this Policy, and hereby designates the above named General Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

SECTION 12. OTHER MATTERS

(a)	Cancellation and Renewal. This Policy is non-renewable. This Policy is non-cancelable, except in the event that the Insureds fail to pay the Premium within thirty (30) days of Closing.

(b)	Waiver and Amendment. The terms of this Policy may not be waived or amended except pursuant to a written endorsement executed and issued by the Insurer and consented to by the Named Insured.

(c)	Assignment. This Policy and the rights and obligations hereunder are not assignable by the Insureds without the prior written consent of the Insurer. The Insurer may assign this Policy to another insurer that is a subsidiary or affiliate of the Insurer without the consent of the Insureds provided such other insurer’s financial strength rating (Moody’s or Standard & Poor’s) is equal to or better than that of the Insurer at the time of such assignment. This Policy may be freely assigned by the Named Insured to (1) an Affiliate of the Named Insured or (2) to a subsequent purchaser (whether through a merger or acquisition) of either (a) the Named Insured, (b) the acquired company, or (c) substantially all of the assets of the Named Insured or the acquired company; provided that any subsequent Named Insured must be a U.S. entity.

(d)	Entire Agreement. This Policy constitutes the entire agreement and understanding concerning the subject matter of this Policy and supersedes any prior oral or written agreements, discussions or other communications entered into between the Insurer and/or its Affiliates (including their respective representatives), on the one hand, and the Insureds and/or their respective Affiliates (including their respective representatives), on the other hand, concerning the subject matter of this Policy.

(e)	Economic Sanctions. The Insurer shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer, its parent company or its ultimate controlling entity to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union or the United States of America.

[Signature Page Follows]

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By signing below, the President and Secretary of the Insurer agree on behalf of the Insurer to all the terms of this Policy.

[ *** Cut and paste Insurer’s double signature block here *** ]

This Policy shall not be valid unless signed at the time of issuance by an authorized representative of the Insurer, either below or on the Declarations page of the Policy.

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Exhibit A

Acquisition Agreement

[Attached]

© American International Group, Inc. All Rights Reserved.

Exhibit B

Form of Claim Notice

Reference is hereby made to the Representations and Warranties Insurance Policy, Policy No. 61622736, issued by AIG Specialty Insurance Company to the Insureds (the “Policy”). All capitalized terms used but not defined in this Claim Notice shall have the respective meanings assigned thereto in the Policy.

Pursuant to the terms and conditions of the Policy, the undersigned Named Insured hereby reports that (check all that apply):

a)	Preliminary Notice. An Insured is aware of a Breach or a matter which could reasonably be expected to give rise to a Breach. Attached hereto is a full description, after reasonable inquiry, of such Breach or matter, including without limitation the representations and/or warranties which may have been breached, a description of such Breach or possible Breach, the date any Insured first learned of such Breach, fact or circumstance, and the amount of Loss which could reasonably be expected to result.

b)	Third Party Demand. An Insured is aware of a Third Party Demand that was asserted against by in the amount of $ on . Attached hereto is a full description, after reasonable inquiry, of all material facts, circumstances and issues relating to such Third Party Demand, including without limitation the representations and/or warranties which allegedly contain a Breach, the facts alleged in the Third Party Demand, the date any Insured first learned of such Third Party Demand, and the amount of Loss which could reasonably be expected to result.

c)	Loss. A $ Loss occurred on . Attached hereto is a full description, after reasonable inquiry, of all material facts, circumstances and issues relating to such Loss, including without limitation the representations and/or warranties which allegedly contain a Breach and the date any Insured first learned of such Loss.

IDI, Inc.

By:
Name:
Title:

© American International Group, Inc. All Rights Reserved.

Exhibit C

Deal Team Members

•	Derek Dubner,

•	Joshua Weingard

•	Michael Brauser

•	Aaron Solomon

•	Jeff Dell

© American International Group, Inc. All Rights Reserved.

Exhibit D-1

Inception No Claims Declaration

[Attached]

Exhibit D-2

Closing No Claims Declaration

[Attached]

Exhibit O

Series B Preferred Certificate of Designation

Cross-reference 8-K Exhibit 3.1.